As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-[__]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WOLF ENERGY SERVICES INC.
(Exact name of Registrant as specified in its charter)

Florida	4213	82-0266517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

408 State Highway 135 N

Kilgore, Texas 75662

903-392-0948

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jimmy Galla

Chief Executive Officer

408 State Highway, 135N

Kilgore, Texas 75662

903-392-0948

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Pearlman, Esq.
Constantine Christakis, Esq.
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
(561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities to which this prospectus relates may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2023

WOLF ENERGY SERVICES INC.

PROSPECTUS

51,987,832 Shares of Common Stock to Shareholders of Ecoark Holdings, Inc.

This Prospectus relates to the distribution (the “Spin-Off”) by Ecoark Holdings, Inc. (“Ecoark”) of 51,987,832 shares of common stock, par value $0.001 per share (the “Spin-Off Shares”) of Wolf Energy Services Inc. (“Wolf Energy,” the “Company,” “we,” “our,” or “us”), a Florida corporation, to the holders of Ecoark common stock and convertible preferred stock (on an as-converted basis). The Company issued the Spin-Off Shares to Ecoark in September 2022 in exchange for 100% of the capital stock of Banner Midstream Corp. (“Banner”), and as a result of the transaction Banner became a wholly-owned subsidiary of the Company. See “Business-The Banner Acquisition” for more information.

The Company is not selling any securities in this offering, and therefore will not receive any proceeds from the distribution of the Spin-Off Shares by Ecoark.

Spin-Off

The Spin-Off Shares of our common stock will be distributed to Ecoark holders of common stock and convertible preferred stock as of the record date of September 30, 2022 (the “Record Date”), on an as-converted basis for the preferred stock, meaning the holder of Ecoark’s outstanding convertible preferred stock as of the Record Date will also receive shares of Wolf Energy common stock as if the shares of Ecoark common stock underlying their preferred stock were issued and outstanding (subject to beneficial ownership limitations) calculated as of the Record Date. As of the date of this Prospectus and as of the Record Date, there are 28,176,055 shares of Ecoark common stock outstanding and 4,438,096 shares of Ecoark common stock were issuable upon conversion of the convertible preferred stock, although the latter amount is subject to beneficial ownership limitations. No fractional shares of our common stock will be issued in the Spin-Off, and any fractional shares of our common stock in the Spin-Off will be rounded down with the difference to be paid to the Ecoark stockholders in cash. Ecoark stockholders will not be required to pay any consideration for the Spin-Off.

We have agreed to pay the expenses of the registration of the shares of our common stock offered under the Registration Statement in connection with the Spin-Off.

Our common stock issued is traded on the OTCQB under the symbol “WOEN.” On March 8, 2023, the last reported sale price of our common stock on the OTCQB w as $0.02.

Forward Split Adjustments

On January 17, 2023, we affected a four-for-one forward stock split of our common stock. Share amounts throughout this Prospectus give effect to the forward split, which has been applied retroactively to period periods for such purpose, except as otherwise expressly stated.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 4 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March __, 2023

You should rely only on information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. We are not offering to sell or seeking offers to buy securities in jurisdictions where offers and sales are not permitted. We are responsible for updating this Prospectus to ensure that all material information is included and will update this Prospectus to the extent required by law.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that includes information relating to future events, future financial performance, strategies, business opportunities, expectations including our goals and projections with respect to the planned Spin-Off by Ecoark of the Spin-Off Shares held by Ecoark, the expected results from and trends and developments in our transportation and logistics services business and related activities, our working capital needs, potential financings through the sale of our common stock or other securities, the subsequent use and sufficiency of the proceeds from any capital raising methods we may undertake to fund our operations, our further development and implementation of our business plan and our ability to locate sources of capital necessary to meet our business needs and objectives. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Prospectus or incorporated herein by reference.

You should read this Prospectus and the documents we have filed as exhibits to the Registration Statement, of which this Prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this Prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this Prospectus particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

Our Business

Overview

Wolf Energy is a holding company which operates primarily in the transportation and logistics services business serving hydraulic fracking companies and assisting in their operations through Banner. On February 1, 2023, we amended our articles of incorporation to change our corporate name from “Enviro Technologies U.S., Inc.” to “Wolf Energy Services Inc.” to better reflect our business and operations.

Reverse Merger Transaction

Effective September 7, 2022, the Company completed a Share Exchange Agreement with Banner Midstream Corp., a Delaware corporation (“Banner Midstream”) and Ecoark Holdings, Inc., a Nevada corporation (“Ecoark”) and the sole shareholder of Banner Midstream, pursuant to which we acquired 100% of the issued and outstanding shares of Banner Midstream in exchange for 51,987,832 shares of the Company’s common stock (the “Exchange”). As a result of the Exchange, Banner Midstream became a wholly-owned subsidiary of the Company. Immediately following the Exchange, Ecoark owned approximately 70% of the issued and outstanding shares of Wolf Energy common stock. At the closing of the Exchange Jimmy R. Galla was appointed Chief Executive Officer and Chief Financial Officer of the Company. Following the closing, Raynard Veldman and John A. DiBella resigned as directors of the Company and John A. DiBella resigned as Chief Executive Officer and Chief Financial Officer of the Company. Mr. DiBella continues to serve as the sole officer of Florida Precision Aerospace, Inc., a wholly owned subsidiary of the Company (“FPA”). As a result, the historical financial information of the Company is that of Banner Midstream. The transaction was accounted for as a reverse merger whereby Banner Midstream is considered the accounting acquirer.

In connection with the Exchange, the Company changed its fiscal year to March 31 from December 31 as March 31 was the year end for Banner Midstream. In September 2022, following the closing of the Exchange, management of the Company determined to reclassify to discontinued operations the activity related to FPA. FPA had developed, manufactured, and sold the V-Inline Separator, a technology that efficiently separates liquid/liquid, liquid/solid or liquid/liquid/solid fluid streams with distinct specific gravities.

Principal Operations

The Company operates through Banner Midstream which has two operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”) and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors.

Through Pinnacle Frac, we conduct our principal revenue-generating operations wherein we provide transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Its transportation services entail using third party drivers who assist in transporting sand and related materials to customers’ locations for the customers’ hydraulic fracturing, or fracking. The logistics services Pinnacle Frac provides for its customers’ fracking and drilling enterprises, include the operation of a 24/7 dispatch service center based in Texas through which Banner Midstream dispatches the trucks for hauling frac sand and related equipment. Pinnacle Frac uses independent third-party owner-operators of trucks to service its customers in their fracking operations by transporting materials, mainly frac sand. Its transportation and logistics services operations are primarily centered in the Southern United States, although Banner Midstream also occasionally services fracking operations in the Northeastern United States.

Forward Split

On January 17, 2023, we effected a forward split of our outstanding and authorized shares of common stock pursuant to which each one share of common stock was divided into and became four shares of common stock. All share numbers set forth in this Prospectus give effect to the forward split.

THE OFFERING

Issuer	Wolf Energy Services Inc., a Florida corporation.

Spin-Off by Ecoark

51,987,832 shares of Wolf Energy common stock, referred to herein as the “Spin-Off Shares,” held by Ecoark and to be distributed by Ecoark to Ecoark’s stockholders on an as-converted basis as to the Ecoark convertible preferred stock, comprised of 44,913,388 Spin-Off Shares to be issued to holders of outstanding Ecoark common stock and up to 7,074,444 Spin-Off Shares to be issued to holders of outstanding Ecoark convertible preferred stock, which are subject to beneficial ownership limitations. These amounts are based on the total number of Spin-Off Shares divided by the 32,614,151 shares of Ecoark common stock outstanding and underlying the outstanding Ecoark convertible preferred stock (without taking into account the beneficial ownership limitations in the Ecoark preferred stock) as of the Record Date, which results in a Spin-Off ratio of 1.594 Wolf Energy Spin-Off Shares per Ecoark share of common stock.

Total common stock outstanding before and after this offering

78,268,332 shares of common stock. The Spin-Off has no effect on the number of the Company’s outstanding shares of common stock. This amount does not include 10,000,000 restricted stock units (“RSUs”) to the Company’s chief executive officer, which are subject to vesting conditions as more particularly described under “Executive Compensation”, options to purchase 40,000 shares of common stock and 56,371,000 shares issuable upon conversion of convertible promissory notes in the aggregate principal amounts of $845,565 held by our former directors.

Use of Proceeds	We will not receive any proceeds from the distribution of the Spin-Off Shares covered by this Prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” beginning on page 4 of this Prospectus.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our common stock. Set forth below is a summary of the principal risks we face:

●	Our ability to continue as a going concern;
●	We have incurred significant losses since inception, we may continue to incur losses and negative cash flows in the future;
●

We derive a significant portion of our revenue from a small number of customers, and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects;

●	Our future cash flows and results of operations, are highly dependent on our ability to efficiently develop our current customers as well as find or acquire additional customers;
●

Our future operating results are dependent on oil and gas prices that are highly volatile, and even if the current high oil prices continue, other aspects of our business such as transportation may be adversely affected, reducing or eliminating the potential benefits;

●

Future approval by the Securities and Exchange Commission (the “SEC”) of its climate change rules and continued focus on environmental, social and governance (“ESG”) regulation and sustainability initiatives, which would have the effect of reducing demand for fossil fuels and negatively impact our operating results, stock price and ability to access capital markets;

●	Potential future changes in the regulation of hydraulic fracturing could materially adversely affect our transportation business;
●	A potential inability to retain and attract qualified drivers, including owner-operators, subjects us to risks;
●	We are subject to the potential risk that the drivers who we rely upon in our transportation business will be classified as employees rather than independent contractors; and
●

The majority of our accounts receivable and revenues are derived from a very limited number of customers, and any loss of these customers or reduction in work orders from them would materially adversely affect us.

RISK FACTORS

Risks Relating to Our Financial Condition

We had incurred net losses from operations before other income (expenses) for our most recent fiscal year ended March 31, 2022 and for the nine months ended December 31, 2022 and may continue to experience losses and negative cash flow in the future.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period. As of December 31, 2022, we had cash (not including restricted cash) of $342,705. We have not been profitable on an annual basis since inception and had previously incurred significant operating losses and negative cash flow from operations. We recorded a net income of approximately $4,806,042 and net losses of approximately $6,291,662 for the fiscal year ended March 31, 2022 and nine months ended December 31, 2022, respectively. Although we expect our revenues to increase, we will likely continue to incur losses and experience negative cash flows from operations for the foreseeable future. If we cannot achieve positive cash flow from operations or net income, it may make it more difficult to raise capital based on our common stock on acceptable terms.

Because we may require additional capital and may need or desire to engage in strategic transactions in the future to fund our business objectives and support our growth, our inability to generate and obtain such capital or to enter into strategic transactions, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. Because or for other reasons, we may not be able to obtain any additional financing or engage in strategic transactions to the extent needed or desired in the future on the terms favorable to us, or at all. If we are unable to obtain adequate financing or enter into strategic transactions on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations and business objectives and sell some of our assets.

Further, if we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity or debt securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

We cannot predict our future results because we have a limited operating history.

Given our limited operating history, it may be difficult to evaluate our future performance or prospects. You should consider the uncertainties that we may encounter as a company that should still be considered an early-stage company. These uncertainties include:

●	the effect of the Biden Administrations’ attempts to eliminate fossil fuels;
●	the impact from the SEC’s climate change rules;
●	the price of oil;
●	our ability to repay our debt;
●	our ability to market our services and products for a profit;
●	our ability to secure and retain key customers; and
●	our ability to adapt to changing market conditions.

If we are not able to successfully address some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

We derive a significant portion of our revenue from a small number of customers, and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated, with 88% of our accounts receivable derived from two customers and 96% of our revenue derived from two customers in the fiscal year ended March 31, 2022. A limited number of customers are expected to continue to comprise a substantial portion of our revenue for the foreseeable future. Because of the concentration of our revenue and accounts receivable among a small number of customers, the loss of one or more of our major customers could have a material adverse effect on our results of operations. The revenue derived from our transportation business is factored non-recourse, so the Company has less exposure to payment defaults and more exposure to a future loss of revenue in the event a significant customer is lost. Since many of our customer contracts allow our customers to terminate the contract without cause and on relatively short notice, any such termination could impair our business, financial condition, results of operations and prospects.

Risks Relating to Our Transportation and Logistics Services Operations

We have significant ongoing capital requirements that could affect our operations if we are unable to generate sufficient cash from operations or obtain financing on favorable terms.

If we were unable to generate sufficient cash from operations, we would need to seek alternative sources of capital, including the incurrence of indebtedness or the issuance of equity securities in a financing transaction, to meet our capital requirements. To the extent that our working capital is insufficient, we may have to scale back operations, or in more extreme cases suspend or cease operations to the extent we are unable to generate sufficient cash flow to support our operations. Further, an inability to access capital necessary to execute our business plan will hinder our growth or limit us from executing on growth initiatives within timeframes desired which may be tied to market conditions that are fleeting, such as oil and gas prices and demand which often determined customer spending patterns.

Legislation, regulations, or government actions related to climate change, greenhouse gas emissions and sustainability initiatives and other ESG laws, regulations and government action, could result in increased compliance and operating costs and reduced demand for fossil fuels.

As described under “Business-Government Regulations”, our operations and those of the oil and gas drilling customers on which our operations depend are regulated extensively at the federal, state and local levels, and lawmakers and government agencies continue to consider potential new laws and regulations that would regulate or otherwise affect our industry. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. The trend in recent years has been increased scrutiny and regulatory oversight of the oil and gas industry, including among other things increasingly the proposal of new laws and regulations aimed at reducing or restricting oil and gas production and use. For example, in a rulemaking notice in mid-November 2022, the EPA announced a new calculation that would raise the damage estimate referred to as the “Social Cost of Carbon” of from $51 per metric ton, which had been the rate for the last several years, to $190 per metric ton by 2022 and as much as $410 by the year 2080. This amount is expected to guide or influence numerous laws and regulations in the future that are designed to reduce carbon emissions and the harm they cause to the environment. Under these laws and regulations, we could also be liable for personal injuries, property damage and other damages. In addition, failure to comply with these laws and regulations may result in the suspension or termination of our operations or those of our customers and subject us to administrative, civil and criminal penalties and fines.

The adoption and implementation of these and other similar regulations could require our customers to incur material costs to monitor and report on greenhouse gas emissions or install new equipment to reduce emissions of greenhouse gases. .  In addition, these regulatory initiatives could drive down demand for our products and services in the oil and gas industry by stimulating demand for alternative forms of energy that do not rely on combustion of fossil fuels that serve as a major source of greenhouse gas emissions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because we expect the SEC will adopt most, if not all of its proposed climate rules, as a small transporter, the compliance costs may adversely affect our future results of operating and financial condition.

On March 21, 2022, the SEC released proposed rule changes that would require new climate-related disclosure in SEC filings, including certain climate-related metrics and greenhouse gas emissions, information about climate-related targets and goals, transition plans, if any, and extensive attestation requirements. In addition to requiring filers to quantify and disclose direct emissions data, the new rules would also require disclosure of climate impact arising from the operations and uses by the filer’s business partners and contractors and end-users of the filer’s products and/or services. If adopted as proposed, the rule changes could result in the Company incurring material additional compliance and reporting costs, including monitoring, collecting, analyzing and reporting the new metrics and implementing systems and procuring additional internal and external personnel with the requisite skills and expertise to serve those functions. Such costs are likely to materially and adversely affect our future results of operations and financial condition. We expect the rule will be adopted during 2023 and effective beginning at some point after its adoption. We cannot predict the outcome of litigation which we expect will challenge any new climate change rules.

If Congress enacts the proposed price gouging bill, it could have a material adverse effect on the Company.

Senator Elizabeth Warren and others have introduced legislation aimed at rising gasoline and other prices and would empower the Federal Trade Commission (“FTC”) to investigate and penalize companies with “unconscionably excessive price increases.” The proposed legislation does not define what this phrase means so it will permit the FTC to define it. While we cannot predict whether the legislation will pass, there is a likelihood that it will pass. If it does, the FTC will enact Rules although it is possible it may enact an emergency Rule like other regulatory agencies have recently done. Any such legislation will likely affect gasoline prices especially in an election year. We believe price controls will have a material adverse effect on the Company.

A negative shift in investor and public sentiment of the oil and gas industry could have adverse effects on us and our customers’ operations, including our ability to raise debt and equity capital.

Certain segments of the investor community and the public in general have developed negative sentiment towards investing in the oil and gas and related industries. This could result in discounted equity valuations for our securities regardless of perceived or estimated intrinsic value of such securities based on traditional methods of evaluating a business such as financial information and operational results. Some investors, including investment advisors and funds, have stated or informally follow policies to avoid or limit investments in the oil and gas sector based on their social and environmental considerations. The number and extent of these policies has increased as adverse public and investor sentiment towards out industry has intensified due to climate change, nature preservation and other concerns. Such developments, including environmental activism and initiatives aimed at limiting climate change and reducing air pollution, could result in downward pressure on the stock prices of oil and gas companies and those who rely upon such companies, including us. This may also potentially result in a reduction of available capital funding for potential transactions and strategic business initiatives, impacting our future financial results.

Negative public perception could restrict or limit customers’ ability to profitably conduct their businesses, which would also reduce demand for our services. Ultimately, this could make it more difficult for us to continue to generate our grow revenue or secure funding for our current and planned operations.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with fossil fuel-related assets could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on the price of our common stock and our or our customers’ access to and cost of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change-related concerns, which could affect us or our customers’ access to capital for potential growth projects.

As the price of oil increases, it may indirectly adversely affect the costs of our transportation business if the owner-operators of trucks we utilize pass on some or all of the higher costs incurred by them to us.

The high price of oil has the potential to have an adverse effect on our transportation business, to the extent the owner-operators of trucks we hire to transport fracking materials pass on the higher costs they incur based on the increased price of oil including diesel fuel to us via higher prices for their services. Such a development, in isolation or in combination with other price-driving factors such as the recent truck-driving shortages, could materially increase our operational expenses and increase net losses or reduce our ability to become profitable.

Federal, state, and local legislative and regulatory initiatives in the United States relating to hydraulic fracturing or fracking could result in decreased demand for our transportation services, which would have a material adverse effect on our results of operations, cash flows and financial condition.

In the United States, hydraulic fracturing is currently generally exempt from regulation under the Underground Injection Control program established under the federal Safe Drinking Water Act and is typically regulated by state oil and gas commissions or similar agencies. From time to time, the U.S. Congress has considered adopting legislation intended to provide for federal regulation of hydraulic fracturing and to require disclosure of the additives used in the hydraulic-fracturing process. In addition, certain states have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure, disposal and well-construction requirements on hydraulic-fracturing operations. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could cause a decrease in the completion of new oil and gas wells and an associated decrease in demand for our transportation services, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Our transportation operations are subject to stringent environmental, oil and gas-related and occupational safety and health laws and regulations, and noncompliance with such laws and regulations could expose us to material costs and liabilities.

Our operations are subject to a number of federal and state laws and regulations, including the federal occupational safety and health and comparable state statutes, aimed at protecting the health and safety of employees.

We are also subject to various environmental laws and regulations dealing with the hauling and handling of hazardous materials, air emissions from our vehicles and facilities, and engine idling and discharge. Our transportation operations often involve traveling on unpaved roads located in rural areas, increasing the risk of accidents, and our staging pads often are located in areas where groundwater or other forms of environmental contamination could occur. Our operations involve the risks of environmental damage and hazardous waste disposal, among others. If we are involved in an accident involving hazardous substances, if there are releases of hazardous substances we transport, if soil or groundwater contamination is found at our facilities or results from our operations, or if we are found to be in violation of applicable environmental laws or regulations, we could owe cleanup costs and incur related liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on our business and operating results.

Failure to comply with these laws and regulations may subject the Company to sanctions, including administrative, civil or criminal penalties, remedial cleanups or corrective actions, delays in permitting or performance of projects, natural resource damages and other liabilities. In addition, these laws and regulations may be amended, and additional laws and regulations may be adopted in the future with more stringent legal requirements.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, future legislation and regulation increasing consumer demand for alternatives to oil, and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil. For example, the Biden Administration issued an executive order banning the federal government’s purchase of new gas vehicles by 2035, although executive orders are subject to change. Additionally, private companies have increasingly pledged to reduce carbon emissions caused by the use of gas vehicles, such as General Motors which in January 2021 announced its plan to sell only zero-emission vehicles by 2035. The impact of the changing demand for oil may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operating results fluctuate due to the effect of seasonality in the oil and gas industry.

We derive our revenue from customers which are participants in the oil and gas industry. The oil and gas industry is a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices as well as external forces such as weather and major events impacting productivity and supply and demand levels. For example, operating levels of the oil industry have historically been lower in the winter months because of adverse weather conditions. Accordingly, our revenue generally follows a seasonal pattern. Revenue can also be affected by other adverse weather conditions, holidays and the number of business days during a given period because revenue is directly related to the available working days. From time-to-time, we may also suffer short-term impacts from severe weather and similar events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions that could harm our results of operations or make our results of operations more volatile.

Similarly, if the currently high oil prices decline, work orders under which we derive our revenue may decline as well. As a result of these factors, we have in the past experienced, and may in the future experience, fluctuations in operating results as a result of the reactions of our customers to changes in oil and natural gas prices. Even if order levels are sustained, we may be forced to accept lower prices for our services based on the lower commodities prices, lack or decline of customer profitability or inability to make payments, or other reasons tied to external forces and beyond our control.

In addition, a majority of the service revenue we earn is based upon a charge for a relatively short period of time (for example, a day, a week or a month) for the actual period of time the service is provided to our customers. By contracting services on a short-term basis, we are exposed to the risks of a rapid reduction in market prices and utilization and resulting volatility in our revenues.

Our operations and those of the customers and oil and gas drilling entities on which our operations directly or indirectly depend are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which these other stakeholders may not be adequately insured and which could cause us to lose customers and substantial revenue or otherwise be subject to substantial losses or liability.

Our operations and those of our customers and/or the oil and gas drilling operators we serve indirectly through our customers are exposed to the risks inherent in the oil and gas industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. For example, the operations and activities on which we depend to generate revenue are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. In addition, these operations and activities are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties or other damage resulting in curtailment or suspension of our operations. Similarly, to the extent our customers or the oil and gas drilling entities on which we depend to provide services experience these foregoing adverse consequences, such a result could also lead to losses or harm to us. The cost of managing such risks may be significant and may be experienced directly by us or passed down through our contractual arrangements with third parties. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, contractors, regulators, and other stakeholders. In particular, our current or prospective customers may elect not to use our services in the future if they view the environmental or safety record that we or our customers or other strategic partners hold as unacceptable, which could cause us to lose customers and substantial revenues. Further our insurance may not be adequate to cover all losses or liabilities we may suffer, and we may be unable to maintain or obtain insurance of the type and amount we desires or need at reasonable rates or with sufficient coverage to protect us from these adverse contingencies. A loss not fully covered by insurance could have a material adverse effect on our financial position, results of operations and cash flows.

If any of the above developments occur with respect to our operations or those of others on which we rely, it could materially adversely impact our financial condition and results of operations.

We may be subject to various claims and lawsuits in the ordinary course of business and increases in the amount or severity of these claims and lawsuits could adversely affect us.

We are exposed to various claims and litigation related to commercial disputes, personal injury, property damage, environmental liability, and other matters. Proceedings include claims by third parties, and certain proceedings have been certified or purport to be class actions. Developments in regulatory, legislative, or judicial standards, material changes to litigation trends, or a catastrophic accident or series of accidents, involving any or all of property damage, personal injury, and environmental liability could have a material adverse effect on our operating results, financial condition and liquidity.

We operate with most of our customers under master service agreements, or “MSAs”. Generally, under these MSAs, we assume responsibility for potential adverse events which may occur during operations, including that which may result from automotive collisions or personal injury that may arise in the transportation process. Our MSAs general require us to carry insurance coverage for these and other events, but such insurance may not adequately cover losses that occur, and insurance premiums would rise based on such events, potentially to the point where it is no longer economically feasible to continue to continue to carry the insurance. For example, we may have liability in such cases if we or in some circumstances our contractors are negligent or commit willful acts. Even in situations where we believe the risks are allocated to another party, be contractually or otherwise, we might not succeed in enforcing such allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the allocations of risk to which we generally agree. Litigation arising from occurrences at a location or in transit where our services are involved may result in us being named as a defendant in lawsuits. As a result, we may incur substantial losses which could materially and adversely affect our financial condition and results of operation.

Our future revenue will depend upon the size of the markets which we target and our ability to achieve continuous and sufficient market acceptance.

Even if we procure enough drivers to satisfy the demand for transportation services in the market, our future revenue will depend upon the size of the markets which we target and our ability to achieve continuous and sufficient market acceptance, and such factors as pricing, reimbursement from third-party payors and adequate market share for our services at the target markets. We anticipate that our expenses will increase substantially if and as we:

●	expand the scope of our operations in the geographic territory in which operate;
●	establish a supply-demand chain and a respective trucking infrastructure to commercialize our market opportunities;
●	acquire existing businesses and revitalize their operations with the Company’s framework;
●	seek to attract and retain skilled personnel; and
●	create additional infrastructure to support our operations as a public company and plan future commercialization efforts.

Our transportation business is affected by industry-wide economic factors that are largely outside our control.

The majority of our revenue is from providing services to customers engaged in operations in the oil and exploration industry. As such, our volumes are largely dependent on the economy and our results may be more susceptible to trends in unemployment and how it affects oil prices than carriers that do not have this focus. We believe that some of the most significant factors beyond our control that may negatively impact our operating results are economic changes that affect supply and demand in transportation markets. In recent months, the economy has been bombarded with unique challenges, including supply chain shortages, inflation and Federal Reserve interest rate increases in response, stock market volatility and recession fears.

The risks associated with these factors are heightened when the United States economy is weakened. Recently, many executive officers of large companies believe our economy is entering a recessionary period. If the U.S. economy enters a recession, among other potential adverse consequences, demand for our products and services and customer and consumer spending patterns will diminish in a manner and possibly to an extent that is materially adverse to our business. Some of the other principal risks during such times are as follows:

●	low overall demand levels, which may impair our asset utilization;
●	customers with credit issues and cash flow problems we are not currently aware of;
●	customers bidding out our services or selecting competitors that offer lower rates, in an attempt to lower their costs, forcing us to lower our rates or lose revenue; and
●	more unbilled miles incurred to obtain loads.

Economic conditions that decrease shipping demand or increase the supply of capacity in the trucking transportation industry can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. Declining freight levels and rates, a prolonged recession or general economic instability could result in declines in our results of operations, which declines may be material.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, fuel and energy prices, driver wages, taxes and interest rates, tolls, license and registration fees, insurance premiums, regulations, revenue equipment and related maintenance costs and healthcare and other benefits for our associates. We cannot predict whether, or in what form, any such cost increase or event could occur. Any such cost increase or event could materially and adversely affect our results of operations.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customers, shipping locations, ports, distribution facilities, weather, or terrorist attacks, could lead to reduced economic demand, reduced availability of credit or temporary closing of shipping locations. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments and surcharge collection may increase our costs related to our transportation operations, which could materially and adversely affect our margins.

Fuel represents a significant expense for our transportation business while the sale of oil provides revenues for our business. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, terrorist activities, armed conflicts, inflation, and the depreciation of the dollar against other currencies and weather, such as hurricanes, tornadoes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand in developing countries and could be adversely impacted by diminished drilling activity and by the use of crude oil and oil reserves for other purposes. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because Banner’s transportation operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages or supply disruptions could materially and adversely affect our operating results and financial condition.

Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have an adverse effect on our operations and profitability. In recent months, fuel prices have soared to the highest levels in history, increasing our operating costs. While the majority of our fuel costs are covered by pass-through provisions in customer contracts and compensatory fuel surcharge programs, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with unbilled miles, or the time when our engines are idling. Because our fuel surcharge recovery lags changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising, leading to fluctuations in our levels of reimbursement. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. In addition, the terms of each customer’s fuel surcharge agreement vary, and customers may seek to modify the terms of their fuel surcharge agreements to minimize recoverability for fuel price increases. Such fuel surcharges may not be maintained indefinitely or may not be sufficiently effective to cover increased fuel prices.

If we fail to retain owner-operators, it could materially adversely affect our results of operations and financial condition.

In our transportation operations, we rely on the fleet of vehicles owned and operated by independent contractors. These independent contractors are responsible for maintaining and operating their own equipment and paying their own fuel, insurance, licenses, and other operating costs. Due to high turnover rates, the pool of qualified independent contractor drivers is often limited, which increases competition for their services, especially during times of increased economic activity. We currently face and may in the future continue to face from time-to-time, difficulty in attracting and retaining sufficient number of qualified independent contractor drivers. Additionally, our agreements with independent contractor drivers are terminable by either party without penalty and upon short notice. Our specialty equipment services targeting servicing oil exploration and oil development industries require special training to handle unique operating requirements. We may be legally obligated or otherwise subjected by the industry standards to use physical function tests and hair follicle and urine testing to screen and test all driver applicants, which we believe is a rigorous standard and could decrease the pool of qualified applicants available to us. If we are unable to retain our existing independent contractor drivers or recruit new qualified independent contractor drivers, our business and results of operations could be materially and adversely affected.

The rates we offer our independent contractor drivers are subject to market conditions. Accordingly, we may be required to increase owner-operator compensation or take other measures to retain existing and attract new qualified independent contractor drivers. If we are unable to continue to attract and retain a sufficient number of independent contractor drivers, we could be in a position where we would have to turn down customer requests to deliver loads of freight or frac sand which would in turn have a material adverse effect on our operating results and financial condition.

If owner-operators and drivers that we rely upon in our transportation business were to be classified as employees instead of independent contractors, our business would be materially and adversely affected.

A number of companies in the logistics industry have been faced with legislation or regulation that requires that many independent contractors be treated as employees and receive benefits only available to employees which increases costs. Moreover, states have also adopted provisions for severe fines and stop-work orders for employers that misclassify employees as independent contractor. To date, this legislation and regulation has been limited to, or considered in, states where we do not operate, such as California, New Jersey, and Virginia.

Some companies recently involved in lawsuits, including class actions, and state tax and other administrative proceedings that claim that owner-operators or their drivers should be treated as employees, rather than independent contractors. These lawsuits and proceedings involve substantial monetary damages (including claims for unpaid wages, overtime, and failure to provide meal and rest periods, unreimbursed business expenses and other items), injunctive relief, or both. While we believe that owner-operators and their drivers are properly classified as independent contractors rather than as employees, if their independent contractor status is challenged, we may not be successful in defending against such challenges in some or all jurisdictions in which we offer transportation services.

We also may encounter risk if the Department of Labor (“DOL”) or the National Labor Relations Board (“NLRB”) were to pass rules expanding the definition of an employee, this could occur under the Biden administration.

The U.S. Department of Labor published a Notice of Proposed Rulemaking in October 2022 to help employers and workers determine whether a worker is an employee or an independent contractor under the Fair Labor Standards Act. The proposed rule would provide guidance on classifying employees and independent contractors. Publication of the Notice of Proposed Rulemaking in the Federal Register started a 45-day comment period, which closed on November 28, 2022. If the proposed rule is adopted, it will be more difficult to classify workers as independent contractors for Fair Labor Standards Act purposes.

On December 27, 2021, the NLRB invited parties to submit briefs addressing whether NLRB should reconsider its standard for determining the independent contractor status of workers under the National Labor Relations Act (“NLRA”). If the NLRB adopts a more expansive standard for determining who qualifies as an employee, the number of individuals who may unionize or bring unfair labor practices charges under the NLRA would likely increase.

Because of the Biden administration’s regulatory push, we expect DOL will enact a rule narrowly defining independent contractors which will adversely affect Banner’s transportation business and increase its costs. If NLRB passes a rule expanding the definition of an employee, or a court or an administrative agency determines that owner-operators and their drivers must be classified as employees rather than independent contractors, we could become subject to additional regulatory requirements, including but not limited to tax, wages, and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); employee benefits, social security, workers’ compensation and unemployment; discrimination, harassment, and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining, and other concerted activity; and other laws and regulations applicable to employers and employees. Compliance with such laws and regulations would require us to incur significant additional expenses, potentially including without limitation, expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Additionally, any such reclassification would require us to change our business model, and consequently have an adverse effect on our business and financial condition. Expansion of state legislation that broadly defines an employee into states where we operate could also have a material adverse effect on Banner.

Increasing trucking regulations may increase our costs and negatively impact our results of operations.

Is described more fully under “Business-Government Regulation,” in connection with our transportation business, which involves the transportation of frac sand, through our contractors we operate trucks and other heavy equipment. As such, we and our contractors are subject to regulation by the United States Department of Transportation, or “DOT” and by applicable state agencies. These regulatory authorities exercise broad powers with regulations impacting various aspects of our operations and those of third parties with which we are involved. Our trucking operations are also subject to possible regulatory and legislative changes that may increase our costs, be it directly or through third parties with which we contract. Some of these possible changes might include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive or work in any specific period, onboard black box recorder device requirements or limits on vehicle weight and size. To ensure compliance with regulatory requirements, our customers require us to meet certain standards and we may provide further rights and obligations to address these issues and assume a portion of the risks of regulatory problems arise during the transportation process, which may be due to our contractors over whom we only exercise limited or no control. If we or the third parties on whom we rely are unable to continue to monitor and comply with current transportation-based regulations or requirements as well as any new regulations or requirements to which our operations may become subject, it could materially adversely harm our business.

We face significant competition that may cause a loss of market share or hinder our growth.

The provision of transportation services for the oil and gas industry is highly competitive and has relatively few barriers to entry. Among the principal competitive factors impacting our sales are price, reputation, equipment and service quality and health and safety standards. The market is also fragmented and includes numerous small companies capable of competing effectively in our markets on a local or regional basis, as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow those competitors to compete more effectively than we can. For instance, our larger competitors may offer services at below-market prices or bundle ancillary services at no additional cost to customers, making those competitors a more attractive choice to prospective customers. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Some of our main customers are also competitors within the industry we serve.

The competitive environment may be further intensified by mergers and acquisitions among oil and natural gas companies or other events that have the effect of reducing the number of available customers. As a result of a combination of continued pressure from increased competition and/or other adverse events, we may be forced to lower the prices for our services, which would adversely affect our results of operations. If competition remains the same or increases as a result of industry downturn or other factors, we may be required to lower prices, which would adversely affect its results of operations. In the future, we may lose market share or be unable to maintain or increase prices for our services or to expand our geographic reach or acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because of their greater resources or other advantages, our competitors may be able to respond more quickly or effectively to new or emerging technologies and services and changes in customer requirements. The amount of labor and equipment available may exceed demand, which could result in active price competition. In addition, depressed commodity prices lower demand for hydraulic fracturing related services and equipment, which results in lower utilization rates and declines in demand for and at times the rates at which we can market our services. In addition, some oil and gas drilling companies have undertaken efforts to become more vertically integrated by eliminating the need for third party service providers such as us. Any increase in the development and utilization of in-house transportation and logistics capabilities by our customers and/or their customers (typically oil and gas drilling operators) could decrease the demand for our services and have a material adverse impact on our business.

We currently rely on a limited number of suppliers for trucks and equipment to provide our transportation services, which exposes us to risks including price and timing of delivery.

We currently rely on a limited number of suppliers for trucks and related equipment to we deploy in our transportation services business. During periods in which our services are in high demand, we may experience delays in providing those services or be unable to meet the demand within the timeframes desired or at all, in which case our results of operations and ability to capitalize on those opportunities will be diminished. If this were to occur, we could be required to seek other suppliers for such vehicles and equipment, which we may be unable to obtain at reasonable price points, in the volumes or within the timelines necessary to complete a project, or at all. Further the owner-operator truck drivers and the customers with which we do business may face similar challenges that delay or prevent us from completing our services.

Similar to many companies, we have experienced a spike in our insurance costs, which could have a material adverse effect on our operating results.

Insurance premiums have recently escalated, and we are facing a similar increase in our insurance costs. Our future insurance and claims expense might exceed historical levels, which could reduce our earnings. We self-insure or maintain a high deductible for a portion of our claims exposure resulting from workers’ compensation, auto liability, general liability, cargo and property damage claims, as well as associated health insurance. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult. This, along with legal expenses, incurred but not reported claims and other uncertainties can cause unfavorable differences between actual claim costs and our reserve estimates. We plan to reserve for anticipated losses and expenses and periodically evaluate and adjust our claims reserves to reflect our experience. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

We maintain insurance with licensed insurance carriers above the amounts which we retain. Although we believe our general liability and related insurance limits should be sufficient to cover reasonably expected claims, the amount of one or more claims could exceed our coverage limits. If any claim were to exceed our coverage, we would be required to bear the excess, in addition to our other self-insured/retained amounts. As a result, our insurance and claims expense could increase, or we could raise our self-insured retention or deductible when our policies are renewed or replaced. Our operating results and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceed our estimates, (ii) there is one or more claims in excess of our coverage limits, (iii) our insurance carriers refuse to pay our insurance claims or (iv) we experience a claim for which coverage is not provided.

Oil and natural gas companies’ operations using hydraulic fracturing are substantially dependent on the availability of water, and restrictions on the use and disposal of water and other products used and byproducts produced in the fracking process may impact customers’ operations and have a corresponding adverse effect on our business, results of operations and financial condition.

Water is an essential component of shale oil and natural gas production during both the drilling and hydraulic fracturing processes. The access by oil and natural gas producing entities’ on which our operations depend to water to be used in these processes may be adversely affected due to reasons such as periods of extended drought, privatization, third party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies. The occurrence of these or similar developments may result in limitations being placed on allocations of water due to needs by third party businesses with more senior contractual or permitting rights to the water. Our customers’ and end users’ inability to locate or contractually acquire and sustain the receipt of sufficient amounts of water could adversely impact their oil and gas drilling operations and have a corresponding adverse effect on our business, results of operations and financial condition.

Moreover, the imposition of new environmental regulations and other regulatory initiatives could include increased restrictions on oil and gas producing entities’ ability to dispose of flow back and produced water generated by hydraulic fracturing or other fluids resulting from their exploration and drilling activities. Applicable laws impose restrictions and strict controls regarding the discharge of pollutants into waters of the United States and require that permits or other approvals be obtained to discharge pollutants to such waters. Additionally, regulations implemented under both federal and state laws prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the natural gas and oil industry into coastal waters. These laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and hazardous substances. Compliance with current and future environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells and any inability to secure transportation and access to disposal wells with sufficient capacity may increase customers’ and end users’ operating costs and could result in restrictions, delays, or cancellations of our customers’ operations, the extent of which cannot be predicted.

General Risks

Because of the Russian invasion of Ukraine, as well as high inflation and increase Federal Reserve interest rates in response, the effect on the capital markets and the economy is uncertain, and we may have to deal with a recessionary economy and economic uncertainty including possible adverse effects upon the oil and gas industry.

As a result of the Russian invasion of Ukraine, certain events are beginning to affect the global and United States economy including increased inflation, Federal Reserve interest rate increases in response, substantial increases in the prices of oil and gas, dramatic declines in the capital markets, and large Western companies ceasing to do business in Russia. The duration of this war and its impact are at best uncertain, and continuation may result in Internet access issues if Russia, for example, began illicit cyber activities. Ultimately the economy may turn into a recession with uncertain and potentially severe impacts upon public companies and us. We cannot predict how this will affect the market for oil and gas and related services, but the impact may be adverse.

Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management team and other key personnel for each of our subsidiaries. The loss of the services of our executive officers or other key employees and inadequate succession planning could cause substantial disruption to our business operations, deplete our institutional knowledge base and erode our competitive advantage, which would adversely affect our business. Competition for qualified personnel possessing the skills necessary to implement our strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully. We do not have “key person” life insurance policies covering any of our executive officers.

Our success will depend to a significant degree upon the continued efforts of our key management, engineering and other personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Jimmy R. Galla, our Chief Executive Officer and Chief Financial Officer and JD Reedy, our Chief Operating Officer. If any members of our management team leave our employment, our business could suffer, and the share price of our common stock could decline.

Mr. Galla may not devote his full time and attention to our company.

Mr. Galla, our Chief Executive Officer and Chief Financial Officer, has business interests outside our company, including serving as principal accounting officer of Ecoark. Accordingly, from time to time he may not devote his full time and attention to our affairs. There are no assurances that our business and operations may not be adversely impacted in future periods as a result of the time he may devote to his other business interests instead of a sole focus by him on the affairs of our company.

If we cannot manage our growth effectively, our results of operations would be materially and adversely affected.

Our business model relies on rapidly growing the transportation businesses. Businesses that grow rapidly often have difficulty managing their growth while maintaining their compliance and quality standards. If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing additional executive and key personnel capable of providing the necessary support. There can be no assurance that our management, along with our staff, will be able to effectively manage our growth. Our failure to meet the challenges associated with rapid growth could materially and adversely affect our business and operating results.

Our failure to maintain an effective system of disclosure controls and internal control over financial reporting, may affect our ability to produce timely and accurate financial statements or our ability to comply with applicable regulations could be impaired.

We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act which requires, among other things, that public companies maintain effective disclosure controls and procedures and internal control over financial reporting. Our management concluded that our disclosure controls and procedures were not effective as of December 31, 2022, and any failure to maintain effective controls or any difficulties encountered in their implementation or improvement in the future could cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which could result in loss of investor confidence and could have an adverse effect on our stock price.

Failure of information technology systems or data security breaches, including as the result of cyber security attacks, affecting us, our business associates, or our industry, may adversely affect our financial condition and operating results.

We depend on information technology systems and services in conducting our business. We and others in the industries in which we operate use these technologies for internal purposes, including data storage and processing, transmissions, as well as in our interactions with our business associates. Examples of these digital technologies include analytics, automation, and cloud services. If any of our financial, operational, or other data processing systems are compromised, fail, or have other significant shortcomings, it could disrupt our business, require us to incur substantial additional expenses, result in potential liability or reputational damage or otherwise have a material adverse effect on our financial condition and operating results.

For example, the operator of the Colonial Pipeline was forced to pay $4.4 million in ransom to hackers as the result of a cyberattack disabling the pipeline for several days in May 2021. The attack also resulted in gasoline price increases and shortages across the East Coast of the United States. As we depend on the availability and price of gasoline in our transportation business, any significant increase in the price and/or shortage of gasoline such as that experienced from the May 2021 cyberattack would have a material adverse effect on our business and operating results.

The price of our common stock is subject to volatility, including for reasons unrelated to our operating performance, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to several factors, some of which may be outside our control, including but not limited to, the following factors:

●	changes in market valuations of companies in the oil and gas industry;
●	future oil prices;
●	regulatory initiatives from the Biden Administration;
●	announcements of developments by us or our competitors;

●	the continuation of the stock market slump and any related adverse events affecting the economy;
●

announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

●	actual or anticipated variations in our operating results;
●	adoption of new accounting standards affecting our industry;
●	additions or departures of key personnel; and
●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Risks related to our Common Stock

The issuance of shares of our common stock upon exercise of our outstanding convertible debt may cause immediate and substantial dilution to our existing shareholders.

We presently have outstanding 6% convertible notes held by our former officers and directors in the principal amount of $845,565 that if converted would result in the issuance of approximately an additional 56,371,000 shares of our common stock. The issuance of shares upon conversion of the debt will result in dilution to the interests of other shareholders.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is quoted on the OTCQB tier of the OTC Markets. There is a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Thinly traded common stock can be more volatile than common stock traded in an active public market. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our common stock is deemed to be “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges. Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Because we can issue “blank check” preferred stock without stockholder approval, it could adversely impact the rights of holders of our common stock.

Under our Articles of Incorporation our Board of Directors may approve an issuance of up to 5,000,000 shares of “blank check” preferred stock without seeking stockholder approval. Any additional shares of preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend or liquidation rights and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

If we are not successful, you may lose your entire investment.

Prospective investors should be aware that if we are not successful in our business, their entire investment in the Company could become worthless. Even if the Company is successful, we can provide no assurances that investors will derive a profit from their investment. We need additional capital to meet our obligations and achieve our business objectives, and we cannot guarantee we will be successful in locating additional required capital as and when needed or that any such amounts will be sufficient for us to establish material revenue growth. If we are not successful, you may lose your entire investment.

The price of our common stock is subject to volatility, including for reasons unrelated to our operating performance, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to a number of factors, some of which may be outside our control, including but not limited to, the following factors:

●	the large number of shares of our common stock which Ecoark stockholders will receive in the Spin-Off;
●	the large number of shares issuable upon conversion of outstanding convertible notes;
●	sales of our common stock by these Ecoark stockholders;
●	the sporadic trading of our common stock which means that the limited demand and high supply may lead to price declines;
●	future events related to the market for oil and gas related services or other services we may offer in the future, including regulation;
●	changes in market valuations of companies involved in the oil and gas industry;
●	regulatory initiatives from the Biden Administration or other government agencies;
●	announcements of developments by us or our competitors;
●	the continuation of the stock market slump and any related adverse events affecting the economy;
●

announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

●	actual or anticipated variations in our operating results;

●	adoption of new accounting standards affecting our industry;
●	additions or departures of key personnel;
●	the adverse consequences of future variants of COVID-19; and
●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

There is currently a limited trading market for the Company’s common stock.

Our common stock is quoted on the OTCQB under the symbol “WOEN.” There is currently a limited trading market in our common stock, and we cannot give an assurance that a consistent, active trading market will develop. Trading on the OTCQB is less liquid than the leading national securities exchanges. Prior to December 29, 2022, our common stock was quoted on the OTC Pink.

If an active market for our common stock develops, there is no assurance that such market will be maintained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.

Furthermore, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

●	Material declines in the price of or market for oil and natural gas on which our operations depend;
●	Regulation by the federal government including the SEC’s proposed climate change rules and whether such rules when adopted as we expect will apply to smaller reporting companies like the Company;
●	Our ability to maintain relationships with truck drivers and customers in the oil and gas space;
●	The impact of inflation;
●	Economic conditions including the onset of a recession or stagflation;
●	Variations in our quarterly operating results;
●	Announcements that our revenue or income is below analysts’ expectations;
●	Sales of large volume of our common stock especially after the Spin-Off; and
●	Announcements by us or our competitors of significant contracts, strategic partnerships, joint ventures or capital commitments.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Of 78,268,332 shares of common stock outstanding as of March 10, 2023, approximately 13,618,076 shares (or approximately 17%) are held by investors who are not our affiliates. The Spin-Off Shares, which currently account for 66% of our issued and outstanding common stock, will become unrestricted and freely tradeable stock following the effectiveness of the Registration Statement of which this Prospectus is a part (provided we continue to comply with the period reporting obligations under the Exchange Act). Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through an offering of our securities. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time-to-time, and could impair our ability to raise capital through sales of equity or equity-related securities. In addition, the market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur.

Our common stock is a “penny stock” and thereby be subject to additional sale and trading regulations that may depress the price of our common stock.

Our common stock is a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) it trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national securities exchange which excludes the OTC Pink Market or the OTCQB and OTCQX; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. Thus, our common stock is a penny stock.

The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock are discouraged from soliciting purchases of our common stock by the SEC’s rules which generally results in low prices and limited trading volume. For example, SEC Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise. In addition, clearing firms, which hold retail accounts dislike penny stocks and through extra compliance efforts and costs they impose, make it hard to sell penny stocks.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent publicly-traded company, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics and create effective incentives for our management and employees that are more closely tied to our business performance. Further, we expect that the Spin-Off will assist us in complying with certain requirements to have our securities listed on a national securities exchange operated by The Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange (“NYSE”). However, we may fail to achieve these goals or realize these benefits, and could also face adverse consequences, such as being more susceptible to market fluctuations and have less support from Ecoark who will no longer be a principal stockholder following the Spin-Off. We have been advised that unless we complete a $40 million public offering, we cannot seek to be listed on Nasdaq or the NYSE until following our fiscal year ended March 31, 2024. In addition, we may be unable to uplist our securities in the time we intend, if at all. The completion of the Spin-Off will also require significant amounts of our management’s and other personnel’s time and effort, which may divert their attention away from operating and growing our business.

Until the Spin-Off occurs, the Ecoark Board of Directors has sole discretion to change the terms of the Spin-Off in ways that may be unfavorable to us.

Until the Spin-Off occurs, Ecoark will remain a principal stockholder. Completion of the Spin-Off remains subject to the discretion of Ecoark, including approval by the Ecoark Board of Directors (the “Ecoark Board”). Additionally, Ecoark has the discretion to change the terms of the Spin-Off, including the ratio, which changes could be unfavorable to us or our stockholders, or the security holders of Ecoark. In addition, Ecoark may decide at any time prior to the completion of the Spin-Off not to proceed with the Spin-Off.

The future issuance of equity or of debt securities that are convertible into, or exercisable for common stock could have negative pressure on the market price of our common stock and could have a material adverse effect on our ability to raise additional equity capital.

We presently have outstanding 6% convertible notes held by our former officers and directors in the principal amount of $845,656 that if converted would result in the issuance of approximately an additional 56,371,000 shares of our common stock. To meet our continuing working capital needs, we may choose to raise additional capital in the future, depending on market conditions, strategic considerations and operational requirements. To the extent that additional capital is raised through the issuance of shares or other securities convertible into, or exercisable for, shares of common stock, our stockholders will be diluted. Future issuances of our common stock or other equity securities, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through future offerings of equity or equity-linked securities. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time and continued negative pressure on the market price of our common stock and could have a material adverse effect on our ability to raise additional equity capital.

We have not paid cash dividends in the past and do not expect to pay dividends in the future, so any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

USE OF PROCEEDS

This Prospectus relates to the Spin-Off Shares that may be distributed to Ecoark’s stockholders. We will not receive any proceeds upon the distribution of the Spin-Off Shares by Ecoark in this offering. See “Plan of Distribution” elsewhere in this Prospectus for more information.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

DETERMINATION OF OFFERING PRICE

No consideration will be paid by Ecoark’s stockholders for the Spin-Off Shares to be distributed by Ecoark in the Spin-Off. The stockholders will be able to hold the Spin-Off Shares or sell them at prevailing prices or privately negotiated prices.

CAPITALIZATION

We had 78,268,332 shares of common stock outstanding as of December 31, 2022. The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2022.  The spinoff has no effect on our capitalization. You should read this table together with our financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

Actual
Cash	$342,705
Long-term debt (includes notes payables and long-term debt)	1,010,551
Stockholders’ equity:
Preferred stock; $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized; 78,268,332 shares issued and outstanding at December 31, 2022	78,268
Additional paid-in capital	14,869,041
Retained earnings	(9,050,437)
Total stockholders’ equity	5,896,872
Total capitalization	$6,907,423

The above discussion and table are based on 78,268,332 shares of common stock outstanding on March 10, 2023, and excludes:

•    10,000,000 shares of common stock for the restricted stock units granted to Mr. Galla;

•    56,371,000 shares underlying convertible promissory notes in the principal amount of $845,565; and

•    40,000 shares underlying stock options exercisable at $0.25 per share.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Our unaudited pro forma condensed consolidated financial statements consist of an unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended December 31, 2022 and the year ended March 31, 2022, and an unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2022.

The unaudited pro forma condensed consolidated financial statements presented below have been derived from our historical unaudited Condensed Consolidated Statement of Operations for the nine months ended December 31, 2022 and the year ended March 31, 2022 and the historical unaudited Condensed Consolidated Balance Sheet at December 31, 2022. The unaudited pro forma Condensed Consolidated Balance Sheet gives effect to the related transactions described below as if they had occurred on December 31, 2022. The pro forma adjustments to the unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended December 31, 2022 and the year ended March 31, 2022 assume that the related transactions occurred as of April 1, 2021. The transaction adjustments identified below have been separately broken out to clearly identify the adjustments and the disclosure includes the basis for the adjustment.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2022

		Other Transaction
	Historical	Adjustments	Pro Forma

Revenues	$15,594,424	$-	$15,594,424
Cost of revenues	12,380,959	-	12,380,959
Gross profit	3,213,465	-	3,213,465

OPERATING EXPENSES
Salaries and salaries related costs	812,148	-	812,148
Professional and consulting fees	9,060	-	9,060
Selling, general and administrative costs	3,510,124	-	3,510,124
Depreciation, amortization, and impairment	3,950,513	-	3,950,513
Total operating expenses	8,281,845	-	8,281,845

Loss from operations before other income (expenses)	(5,068,380)	-	(5,068,380)

OTHER EXPENSE
Loss on disposal of fixed assets	(971,251)	-	(971,251)
Interest expense, net of interest income	(28,776)	-	(28,776)
Total other expense	(1,000,027)	-	(1,000,027)

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6,068,407)	-	(6,068,407)

DISCONTINUED OPERATIONS
Loss from discontinued operations	(156,048)	-	(156,048)
Loss on disposal of discontinued operations	-	-	-
Total discontinued operations	(156,048)	-	(156,048)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6,224,455)	-	(6,224,455)
Provision for income taxes	-	-	-

NET LOSS	$(6,224,455)	$-	$(6,224,455)

NET LOSS PER SHARE

Basic and Diluted loss per share:	$(0.10)		$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING	61,253,204		78,268,332

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2022

		Other Transaction
	Historical	Adjustments	Pro Forma

Revenues	$18,750,053	$-	$18,750,053
Cost of revenues	13,447,203	-	13,447,203
Gross profit	5,302,850	-	5,302,850

OPERATING EXPENSES
Salaries and salaries related costs	2,494,942	-	2,494,942
Professional and consulting fees	309,825	-	309,825
Selling, general and administrative costs	7,471,525	-	7,471,525
Depreciation, amortization, and impairment	783,324	-	783,324
Total operating expenses	11,059,616	-	11,059,616

Loss from operations before other income (expenses)	(5,756,766)	-	(5,756,766)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	10,975,737	-	10,975,737
Loss on disposal of fixed assets	(6,770)	-	(6,770)
Interest expense, net of interest income	(321,159)	-	(321,159)
Total other income (expense)	10,647,808	-	10,647,808

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	4,891,042	-	4,891,042

INCOME FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	4,891,042	-	4,891,042
Provision for income taxes	(85,000)	-	(85,000)

NET INCOME	$4,806,042	$-	$4,806,042

NET EARNINGS PER SHARE

Basic and Diluted earnings per share:	$0.09		$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING	51,987,832		74,268,332

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2022

		Other	Other
		Transaction	Transaction
	Historical	Adjustments	Adjustments	Pro Forma
		(1)
ASSETS

CURRENT ASSETS
Cash	$342,705	$-	$-	$342,705
Accounts receivable	53,038	-	-	53,038
Prepaid expenses and other current assets	999,500	-	-	999,500
Current assets of discontinued operations	114,049	-	-	114,049
Total current assets	1,509,292	-	-	1,509,292

NON-CURRENT ASSETS

Property and equipment, net	1,071,938	-	-	1,071,938
Intangible assets, net	1,523,601	-	-	1,523,601
Goodwill	4,900,873	-	-	4,900,873
Right of use asset - operating leases	316,271	-	-	316,271
Non-current assets of discontinued operations	16,913	-	-	16,913
Total non-current assets	7,829,596	-	-	7,829,596

TOTAL ASSETS	$9,338,888	$-	$-	$9,338,888

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$169,105	$-	$-	169,105
Accrued liabilities	1,553,408	-	-	1,553,408
Current portion of lease liability - operating leases	72,319	-	-	72,319
Notes payable	938,232	-	-	938,232
Current liabilities of discontinued operations	314,100		-	314,100
Total current liabilities	3,047,164	-	-	3,047,164

NON-CURRENT LIABILITIES
Lease liability - operating leases, net of current portion	244,852	-	-	244,852
Non-current liabilities of discontinued operations	150,000	-	-	150,000
	394,852	-	-	394,852

Total liabilities	3,442,016	-	-	3,442,016

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, par value	-	-	-	-
Common stock, par value	78,268	-	-	78,268
Additional paid-in capital	14,869,041	-	-	14,869,041
Accumulated deficit	(9,050,437)	-	-	(9,050,437)
Total stockholders' equity (deficit)	5,896,872	-	-	5,896,872

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,338,888	$-	$-	$9,338,888

On August 23, 2022 Ecoark and Banner entered into a Share Exchange Agreement (the “Agreement”) with the Company. The Agreement provided that, upon the terms and subject to the conditions set forth therein, Ecoark shall acquire 51,987,832 shares of the Company’s common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of the Company (the “Exchange”). Upon closing of the Agreement, Banner will continue as a wholly owned subsidiary of the Company. On September 7, 2022, the Exchange was completed, and Banner became a wholly owned subsidiary of the Company via a reverse merger. As a result, the historical financial information of the company is that of Banner.

The acquisition of Banner was considered a reverse merger. In accordance with ASC 805-40-45-1, the consolidated financial statements prepared following a reverse acquisition are issued under the name of the legal parent (Wolf Energy Services, Inc.) but described in the notes to the financial statements as a continuation of the financial statements of the legal subsidiary (Banner Midstream Corp.), with one adjustment, which is to retroactively adjust the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree (Wolf Energy Services, Inc.). That adjustment is required to reflect the capital of the legal parent. Comparative information presented in the consolidated financial statements also is retroactively adjusted to reflect the legal capital of the legal parent.

Under ASC 805-40-45-2, the consolidated financial statements represent the continuation of the legal subsidiary except for the capital structure, as follows:

(a) The assets and liabilities of the legal subsidiary recognized and measured at their precombination carrying amounts;
(b) The assets and liabilities of the legal parent recognized and measured in accordance with the guidance in this topic applicable to business combinations (ASC 805);
(c) The retained earnings and other equity balances of the legal subsidiary before the business combination;(d) The amount recognized as issued equity interests in the consolidated financial statements determined by adding the issued equity interest of the legal subsidiary outstanding immediately before the business combination to the fair value of the legal parent determined in accordance with the guidance in ASC 805 applicable to business combinations. However, the equity structure reflects the equity structure of the legal parent, including the equity interests the legal parent issued to affect the combination. Accordingly, the equity structure of the legal subsidiary is restated using the exchange ratio established in the acquisition agreement to reflect the number of shares of the legal parent issued in the reverse acquisition.

On September 7, 2022, the Company completed its acquisition of Banner. As a result of this transaction, which is accounted for as a reverse merger, Banner is a wholly owned subsidiary of the Company (the “Merger”). In accordance with the terms of the Merger, at the effective time of the Merger, each outstanding share of the common stock of Banner was exchanged for the 51,987,832 shares of common stock of the Company. This exchange of shares and the resulting controlling ownership of Wolf Energy Services, Inc. constitutes a reverse acquisition resulting in a recapitalization of Banner and purchase accounting being applied to Wolf Energy Services Inc. under ASC 805 due to Banner being the accounting acquirer and Wolf Energy Services, Inc., being deemed an acquired business. This requires financial reporting from the Merger close date forward to reflect only the historic consolidated results of Banner and to include the consolidated results for Wolf Energy Services Inc. and subsidiaries from September 7, 2022 forward.

The primary reasons Banner consummated the merger with Wolf Energy Services Inc. were the opportunity to immediately become a public company without the process of doing its own initial public offering, thereby affording it the opportunity to more quickly raise capital and provide liquidity options to its stockholders, and at the same time acquiring the infrastructure required of a public company run by people experienced in investor relations and the public company regulatory compliance issues and filings required by virtue of appointing certain of Ecoark’s executive officers as executive officers of the Company. The previously existing businesses of Wolf Energy Services Inc. at the time of the Merger, consisting of Florida Precision Aerospace, Inc., were determined by Management to be sold as soon as practicable.

The unaudited pro forma condensed consolidated financial statements have been prepared to include other transaction adjustments to reflect the financial condition and results of operations as if Banner were operating as a public company for all the periods presented. Our historical financial statements included cost allocations from Ecoark as noted below.

Management does not believe there are any transaction accounting or autonomous entity adjustments necessary to be included in the unaudited pro forma information presented herein. We have identified four transaction adjustments as noted below. Additionally, we have provided a presentation of management adjustments that we believe are necessary to enhance an understanding of the pro forma effects of the transaction.

Banner has included in their historical columns certain operating expenses and other income (expense) from Ecoark that have been allocated to them in the year ended March 31, 2022, which are part of the Condensed Consolidated Statement of Operations for the year ended March 31, 2022. Commencing April 1, 2022, Banner included in their historical financial statements, all expenses that were previously allocated to them. The allocations represented charges incurred by Ecoark for certain corporate, infrastructure and shared services expenses, including legal, human resources, payroll, finance and accounting, employee benefits, insurance, information technology, telecommunications, treasury, and other expenses. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense Banner would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that Banner will incur in the future or would have incurred if Banner had obtained these services from a third party.

The unaudited pro forma condensed financial information is for informational purposes only and does not purport to represent what our financial position and results of operations actually would have been had the reverse merger of Banner not occurred, or to project our financial performance for any future period. Our historical financial statements have been derived from our historical accounting records and reflect certain allocation of expenses as noted above.

The unaudited pro forma condensed financial information reported below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical financial statements and the corresponding notes included elsewhere in this prospectus.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Transaction Accounting Adjustments:

There were no transaction accounting adjustments identified by Management.

Autonomous Entity Adjustments:

There were no autonomous entity adjustments identified by Management.

Other Transaction Adjustments:

We anticipate no tax adjustments as a result of the transactions reflected herein.

Management Adjustments:

Management adjustments are optional to include. Management determined the following items to be significant to enhance the understanding of the Banner business will have on our financial statements.

(1)  Pursuant to the Employment Agreement with the Company's CEO, Jimmy Galla dated November 15, 2022, the Company agreed to pay Mr. Galla $250,000 annually, and granted 10,000,000 restricted stock units that vest quarterly for 20 consecutive quarters (500,000 per quarter).  The Company has expensed $281,250 ($18,750 is included in the historical column) in these restricted stock units for the nine months ended December 31, 2022, and $400,000 for the year ended March 31, 2022. Mr. Galla had no compensation expense for Wolf Energy Services, Inc. other than the $18,750 in stock-based compensation related to the restricted stock units in December 2022, in either of the periods provided herein.

We believe there are no other material adjustments that need to be made to the unaudited pro forma condensed financial statements to enhance an understanding of the pro forma effects of the proposed transaction. The adjustments are limited to the effect of such synergies and dis-synergies on the historical financial statements that form the basis for the pro forma statements of operations as if the synergies and dis-synergies existed as of the beginning of the fiscal year presented.

The pro forma financial information reflects all Management’s Adjustments that are, in the opinion of management, necessary to a fair statement of the pro forma financial information presented.

A reconciliation between pro forma net loss and net loss after management adjustments is as follows. The numbers in the table refer to the notes above.

For the year ended March 31, 2022:
Pro forma net income	$4,806,042
Adjustment(1)	(400,000)
Net income – after management adjustments	$4,406,042

For the nine months ended December 31, 2022:
Pro forma net loss	$(6,291,662)
Adjustment(1)	(281,250)
Net loss – after management adjustments	$(6,572,912)

Earnings (Loss) Per Share:

The pro forma weighted average number of shares outstanding of our common stock used to compute basic earnings per share are as follows for both the nine months ended December 31, 2022 and year ended March 31, 2022.

EPS Reconciliations:

For the nine months ended December 31, 2022:
Historical weighted average shares outstanding	61,253,204
Adjustment to reflect the acquisition of Banner	17,015,128
Pro forma weighted average shares outstanding	78,268,332

For the year ended March 31, 2022:
Historical weighted average shares outstanding	51,987,832
Adjustment to reflect the acquisition of Banner	22,280,500
Pro forma weighted average shares outstanding	74,268,332

THE SPIN-OFF

Background

Ecoark plans to effect a Spin-Off, which will be a distribution of the 51,987,823 shares of Wolf Energy common stock held by it, which are referred to herein as the Spin-Off Shares, pursuant to this Prospectus.

The Ecoark Board has fixed the Record Date for the Spin-Off at September 30, 2022. The ratio, based on 51,987,832 Spin-Off Shares divided by the 32,614,151 shares of Ecoark common stock outstanding and underlying the outstanding Ecoark convertible preferred stock (without taking into account the beneficial ownership limitations in the Ecoark preferred stock) as of the Record Date, is 1.594 Wolf Energy Spin-Off Shares per Ecoark share of common stock. The estimated distribution date for the Spin-Off is June 30, 2023 (the “Distribution Date”). However, because of a 4.99% beneficial ownership blocker (the “Blocker”) applicable to the holder of the Ecoark convertible preferred stock, not all of the shares that otherwise would have been distributable will be issued on the Distribution Date; the balance will be distributed to the Ecoark preferred stockholder in the future in compliance with the Blocker. See below under “Number of Shares Ecoark Stockholders Will Receive.”

Completion of the Spin-Off is subject to the satisfaction, or the Ecoark Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, Ecoark may at any time, until the distribution, decide to abandon the distribution or modify or change the terms of the distribution. For a more detailed discussion, see below under “Conditions to the Spin-Off.”

We have not entered into any agreements with Ecoark that would govern the relationship between the Company and Ecoark after the Spin-Off.

Reasons for the Spin-Off

The Ecoark Board has reviewed various factors, including the company’s portfolio and capital allocation options with the goal of enhancing long-term stockholder value and determined that the Spin-Off is in the best interests of Ecoark and its stockholders. The potential benefits considered by the Ecoark Board in making the determination to consummate the Spin-Off include the following:

●

Greater Focus and Enhanced Operational Agility. The Spin-Off will permit both us and Ecoark and the respective management teams to more effectively focus on pursuing their own distinct operating priorities and strategies.

●

Separate Capital Structures and Allocation of Financial Resources. Each of Ecoark and Wolf Energy has different cash flow structures and capital requirements. The separation will permit each company to allocate its financial resources to meet the unique needs of its businesses and intensify the focus on its distinct operating and strategic priorities. The separation will also give each business its own capital structure and allow it to manage capital allocation and adopt distinct capital return strategies. Further, the separation will eliminate internal competition for capital between the two businesses which are under common management control and enable each business to implement a capital structure tailored to its strategy and business needs.

●

Improved Alignment of Management Incentives and Performance. The separation will allow each company to more effectively recruit, retain and motivate employees, including through the use of equity-based compensation that more closely reflects and aligns management and employee incentives with specific business objectives, financial goals and business attributes. To the extent that the separate equity awards are more attractively valued, this would further benefit each company.

●

Enhanced Strategic Opportunities. The separation will provide each of Ecoark and Wolf Energy with its own capital structure and asset base that can be used to facilitate capital raising and to pursue potential acquisitions, strategic transactions and other opportunities that are more closely aligned with each company’s strategic goals and expected growth opportunities. To the extent that the separate attributes are more attractively valued and aligned with the respective goals of each company, this would further increase these benefits to each company.

●

Changes to Ecoark. Ecoark has publicly disclosed that it intends to spin-off each of its operating subsidiaries, although it may not spin-off of Agora Digital Holdings, Inc., which previously was a Bitcoin mining company until it ceased operations when the Bitcoin market crashed earlier in 2022, or Zest Labs, Inc. which holds technology and intellectual property rights which are the subject of ongoing litigation. Either prior to or after the Distribution Date, Ecoark expects to enter into a reverse merger with Ault Alliance, Inc. [NYSE: AULT] (“Ault”). On June 8, 2022, Ecoark raised $12 million from the sale of convertible preferred stock to a subsidiary of Ault. Ault is receiving 5,749,810 shares from the Spin-Off subject to the effect of the Blocker.

●

Clearer Investment Identities. The separation will allow investors to more clearly understand the separate business models, financial profiles and investment identities of the two companies and to invest in each based on a better appreciation of these characteristics. Each company may appeal to different types of investors who may differ from Ecoark’s current investors. Following the separation, the separate management teams of each of the two companies are expected to be better positioned to implement goals and evaluate strategic opportunities in light of the expectations of the specific investors in that individual company’s market.

When and How You Will Receive Our Shares

Ecoark will distribute to its common and preferred stockholders, as a pro rata dividend, 1.594 shares of our common stock for every share of Ecoark common stock outstanding on a fully diluted basis as of September 30, 2022, the Record Date for the Spin-Off.

Prior to the Spin-Off, Ecoark will deliver the Spin-Off Shares of our common stock to the distribution agent. Worldwide Stock Transfer, LLC will serve as distribution agent in connection with the distribution and as transfer agent and registrar for our common stock. Because the 51,987,832 shares of our common stock is in excess of the number of shares of Ecoark common stock entitled to receive our shares on a fully diluted basis, Ecoark stockholders will receive our shares at a ratio of 1.594. However, as more fully described below under “Treatment of Fractional Shares,” any fractional shares that would have otherwise been distributable to Ecoark stockholders in the Spin-Off by virtue of that ratio will instead be rounded down and may be returned to the status of unauthorized and unissued shares of our common stock, or may be held by us as treasury shares, as may be determined by our Board.

If you own Ecoark common stock or preferred stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:

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Registered stockholders. If you own your shares of Ecoark common stock or preferred stock directly through Ecoark’s transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the shares of our common stock you receive in the distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the distribution. You will be able to access information regarding your book-entry account for our shares at ecoark.info or by calling 1-800-762-7293. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.

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“Street name” or beneficial stockholders. If you own your shares of Ecoark common stock or preferred stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the shares of our common stock that you receive in the distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of Ecoark stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Ecoark shares you sold. See “Trading Prior to the Distribution Date” for more information.

We are not asking Ecoark stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Ecoark common stock or preferred stock for shares of our common stock. The number of outstanding shares of Ecoark common stock or preferred stock will not change as a result of the Spin-Off.

Number of Shares Ecoark Stockholders Will Receive

On the Distribution Date, each record holder of Ecoark common stock will be entitled to receive 1.594 shares of our common stock for every share of Ecoark common stock held as of the Record Date.

With respect to the Ecoark convertible preferred stockholder, because of the 4.99% beneficial ownership limitation contained in the Certificate of Designation for that series of preferred stock, the holder will initially only receive approximately 2,897,542 shares of our common stock, and the remaining approximately 4,176,902 shares of our common stock to which it is or may become entitled will be held by us or the distribution agent in abeyance until the earlier to occur of (i) such time as the preferred stockholder’s receipt of all or any portion of those shares would not cause it to exceed the 4.99% beneficial ownership limitation, in which case the additional shares will not cause the holder to exceed that percentage, and (ii) such time as the preferred stockholder as provided us and Ecoark with 61 days’ notice of its intent to increase its beneficial ownership to up to 9.99%, in which case the additional shares receivable by the holder on or after the end of the 61 day-period will not cause the holder exceed that increased percentage.

Treatment of Fractional Shares

Because the 51,987,832 Spin-Off Shares of our common stock issuable to Ecoark upon conversion of the Series A is in excess of the number of shares of Ecoark common stockholders are entitled to receive on a fully diluted basis, Ecoark stockholders will receive our shares at a ratio of 1.594-for-one. By virtue of this ratio, some or most of the Spin-Off Shares would have needed to be divided into fractions to affect that Spin-Off ratio for some of the Ecoark stockholders. However, inside of dividing and distributing fractional Spin-Off Shares, any fractions of Spin-Off Shares that would have otherwise been distributable to Ecoark stockholders in the Spin-Off by virtue of that ratio will instead be rounded down and may be returned to the status of unauthorized and unissued shares of our common stock, or may be held by us as treasury shares, as may be determined by our Board. Ecoark has informed us that in lieu of distributing fractional shares, it intends to pay each Ecoark stockholder who would have otherwise received the fractions of shares a cash amount equal to the product of (i) $0.10 multiplied by (B) the fraction of a share that each such Ecoark stockholder would have otherwise received in the Spin-Off.

Results of the Spin-Off

After the Spin-Off, we will continue as an independent, publicly traded company. We will continue to have approximately 78,268,332 shares of our common stock outstanding. This amount does not give effect to 10,000,000 RSUs, options to purchase 40,000 shares of common stock and 56,371,000 shares issuable upon conversion of convertible promissory notes in the aggregate principal amounts of $845,565 held by our former directors.

Following the distribution, the equity value of Ecoark will no longer reflect the value of the Wolf Energy capital stock it held prior to the Spin-Off, including any value that may have been ascribed to that amount based on the Company’s business. Although Ecoark believes that the Spin-Off offers its stockholders greater long-term value, there can be no assurance that the combined trading prices of the Ecoark common stock and the Company’s common will equal or exceed what the trading price of Ecoark common stock would have been in absence of the Spin-Off.

Trading Prior to the Distribution Date

It is possible that a “when-issued” market in our common stock may develop prior to the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of Ecoark common stock or preferred stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Distribution. You may trade this entitlement to receive our Shares, without the shares of Ecoark common stock or preferred stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, we expect that any “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that if a when-issued market develops prior to the Distribution Date, there may be two markets in Ecoark common stock: a “regular-way” market and an “ex-distribution” market. Shares of Ecoark common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the distribution. Therefore, if you sell shares of Ecoark common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the distribution. However, if you own shares of Ecoark common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the distribution.

If “when-issued” trading occurs, the quotation for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Distribution Date (although there may be a delay in the delivery of the spun-off shares to Ecoark stockholders), provided that the following conditions shall have been satisfied or waived by the Ecoark Board (if any such waiver permitted by law):

●	The Ecoark Board shall have approved the Distribution and not withdrawn such approval and shall have declared the dividend of our common stock to Ecoark stockholders.
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The Registration Statement, of which this Prospectus is a part, shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

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No order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution shall be in effect, and no other event outside the control of Ecoark shall have occurred or failed to occur that prevents the consummation of the distribution.

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No other events or developments shall have occurred prior to the distribution that, in the judgment of the Ecoark Board, would result in the distribution having a material adverse effect on Ecoark or its stockholders.

Any of the above conditions may be waived by the Ecoark Board to the extent such waiver is permitted by law. If the Ecoark Board waives any condition prior to the effective date of this Registration Statement, of which the Prospectus forms a part, or change the terms of the Distribution, and the result of such waiver or change is material to Ecoark stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Prospectus accordingly. In the event that Ecoark waives a condition or changes the terms of the distribution after the Registration Statement becomes effective and such waiver or change is material to Ecoark stockholders, we expect Ecoark would communicate such waiver or change to Ecoark’s stockholders by filing a Current Report on Form 8-K with the SEC and/or a press release describing the waiver or change.

The fulfillment of the above conditions will not create any obligation on Ecoark’s part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, in connection with the distribution. Ecoark may, at any time until the distribution, decide to abandon the distribution or modify or change the terms of the distribution.

Consequences to U.S. Holders of Ecoark Capital Stock

The following is a summary of the material U.S. federal income tax consequences to holders of Ecoark capital stock in connection with their receipt of shares of our common stock in the Spin-Off. This summary is based on the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Ecoark capital stock that are U.S. Holders, as defined immediately below, that hold their Ecoark capital stock as a capital asset. A “U.S. Holder” is a beneficial owner of Ecoark capital stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
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a trust if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary is for general information only and is not tax advice. It does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or traders in securities or currencies;
●	tax-exempt entities;
●	banks, financial institutions or insurance companies;
●	real estate investment trusts, regulated investment companies or grantor trusts;
●	persons who acquired Ecoark capital stock pursuant to the exercise of employee stock options or otherwise as compensation;
●	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of Ecoark equity;
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stockholders owning Ecoark capital stock as part of a position in a straddle or as part of a hedging, conversion, synthetic security, integrated investment, constructive sale transaction or other risk reduction transaction for U.S. federal income tax purposes;

●	persons who are subject to the alternative minimum tax;
●	persons whose functional currency is not the U.S. dollar;
●	certain former citizens or long-term residents of the United States;
●	persons who are subject to special accounting rules under Section 451(b) of the Code;
●	persons who own Ecoark capital stock through partnerships or other pass-through entities; or
●	persons who hold Ecoark capital stock through a tax-qualified retirement plan.

This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the distribution. It does not address any tax consequences arising under the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, it does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences of the distribution.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Ecoark capital stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

EACH HOLDER OF ECOARK CAPITAL STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION.

General

Ecoark anticipates that the distribution of the Spin-Off Shares and any cash received in lieu of a fractional share will constitute a taxable transaction for U.S. federal income tax purposes. Neither the Company nor Ecoark expect to obtain a private letter ruling from the IRS, or an opinion of counsel, on whether the distribution will qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code or any other provisions of the Code or Treasury Regulations.

If the distribution is determined to be a taxable event, each U.S. Holder who receives our common stock in the distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

●	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of Ecoark’s current or accumulated earnings and profits;
●	a reduction in the U.S. Holder’s basis (but not below zero) in Ecoark capital stock to the extent the amount received exceeds the shareholder’s share of Ecoark earnings and profits; and
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a taxable gain from the exchange of Ecoark capital stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of Ecoark’s earnings and profits and the U.S. Holder’s basis in its Ecoark capital stock.

Further, if a U.S. Holder receives cash in lieu of a fractional share of common stock as part of the Spin-Off, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the Spin-Off and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the date of the Spin-Off, the U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Ecoark capital stock is more than one year on the date of the Spin-Off.

U.S. Holders that have acquired different blocks of Ecoark capital stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of our common stock distributed with respect to such blocks of Ecoark capital stock.

Alternatively, if the distribution were determined to qualify as a tax-free distribution, then subject to the qualifications and limitations set forth herein, for U.S. federal income tax purposes:

●	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the distribution, except with respect to any cash received in lieu of fractional shares;
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the aggregate tax basis of the Ecoark capital stock and our capital stock held by each U.S. Holder immediately after the distribution will be the same as the aggregate tax basis of the Ecoark capital stock held by the U.S. Holder immediately before the distribution, allocated between the Ecoark capital stock and our common stock in proportion to their relative fair market values on the date of the distribution (subject to reduction upon the deemed sale of any fractional shares); and

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the holding period of our common stock received by each U.S. Holder will include the holding period of their Ecoark capital stock, provided that such Ecoark capital stock is held as a capital asset on the date of the distribution.

Information Reporting

Treasury Regulations require each Ecoark shareholder that, immediately before the distribution, owned 5% or more (by vote or value) of the total outstanding stock of Ecoark or stockholders whose basis in their Ecoark capital stock equals or exceeds $1,000,000 to attach to such shareholder’s U.S. federal income tax return for the year in which the distribution occurs a statement setting forth certain information related to the distribution.

Consequences to Ecoark

The following is a summary of the material U.S. federal income tax consequences to Ecoark in connection with the Spin-Off that may be relevant to holders of Ecoark capital stock.

If the distribution is determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then Ecoark will recognize gain equal to the excess of the fair market value of our common stock distributed to Ecoark stockholders over Ecoark’s tax basis in our common stock.

If the distribution were to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, no gain or loss would be recognized by Ecoark as a result of the distribution (other than income or gain arising from any imputed income or other adjustment to Ecoark, us or our respective subsidiaries if and to the extent that the Spin-Off is determined to have terms that are not at arm’s length).

As discussed above, Ecoark has not received a private letter ruling from the IRS or an opinion of counsel concerning the tax consequences of the distribution.

BUSINESS

Pinnacle Frac

Through Pinnacle Frac, the Company provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Our transportation services entail using third party drivers who assist in transporting sand and related materials to customers’ locations for the customers’ hydraulic fracturing, or fracking. The logistics services Pinnacle Frac provides for its customers’ fracking and drilling enterprises, include the operation of a 24/7 dispatch service center based in Texas through which we dispatch the trucks for hauling frac sand and related equipment. Pinnacle Frac uses independent third-party owner-operators of trucks to service its customers in their fracking operations by transporting materials, mainly frac sand. Our transportation and logistics services operations are primarily centered in the Southern United States, although we also occasionally service fracking operations in the Northeastern United States.

Pinnacle Frac uses a third party’s licensed software known as “Sandbox” to monitor and execute its transportation and logistics operations. Use of this service offers the following benefits for customers and other industry participants:

●	Reduced road traffic.

●	Reduced personnel on frac site.

●	Eliminate silica dust particles.

By operating a call center and using specialized licensed software to meet customers’ demand for timely delivery and movement of fracking materials, Pinnacle Frac facilitates customers’ fracking operations through the life cycle of the drilling process.

Business Model

With time, Pinnacle has developed and plans to continue to develop the following business characteristics that we believe enable us to operate effectively and efficiently:

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Focused Business. We employ a focused business model that enables us to maintain a relatively narrow scope in terms of both the services we offer and our geographic reach. Our central location is in Kilgore, Texas, within relatively close proximity to multiple states in which a large proportion of U.S. oil and gas basins and drilling activities takes place, allows us to strategically deploy our contractors to meet customer demand and plan routes in a manner that efficiently manages limited time and resources. While our limited focus and scope limits our diversification and exposes us to potential risk, management believes at this stage of our business such a structure and focus also enhances our ability to meet our customers’ needs and maintain efficient and sustainable sources of revenue. This model is supplemented by our relatively low employee count, as we instead rely on outside third-party owner-operate truck drivers which are independent contractors to assist us in performing services.

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Long-Standing Relationships. As mentioned above, we rely on a network of independent contractors to provide quality and timely transportation services to our customers. We enter into contracts with these individuals what enable us to promptly call upon them to perform work when needed. Similarly, we have established long-term relationships with oil and gas companies and adjacent services providers who consistently give us revenue-producing work. We believe these relationships will enable us to create a brand and reputation as a reliable service provider who can consistently provide quality, compliant and timely transportation and delivery services. Because third party drivers supply the vehicles and equipment used to perform the services, we also believe this arrangement causes us to be relatively insulated from supply chain issues when compared to companies who depend on a steady supply of materials and equipment from that they purchase or lease directly. Any issues with shortages on the part of our contractors are frequently solved by the volume of available truck owner-drivers we have available to deploy.

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Industry Knowledge and Systems. Our personnel have gained valuable experience in operating an oil and gas transportation and logistics company, including an understanding of customers’ operations in the hydraulic fracturing and the energy industry and the roles we play within those processes. We have also developed an understanding of the transportation infrastructure we and our contractors use in the territory in which our operations are focused. Similarly, the certification and compliances processes impacting the transportation and oil and gas businesses in which we are involved are complex and require constant monitoring and awareness of the requirements and ramifications. Finally, our call center and technology systems that we use to provide these services as described elsewhere in this prospectus are an integral part of our operations and enable us to monitor and supply punctual and complete delivery services while servicing multiple clients and projects throughout the territories in which we provide those services.

Business Strategy

Our principal business objective is to deliver high-quality services that help enable our customers to unlock valuable sources of energy for the American people and economy. By contributing to our customers’ success, as well as those of the oil and gas drilling activities assisted thereby, we in turn position our Company to generate revenue and create opportunity for growth. We believe that by successfully deploying this strategy, we can establish and sustainable business model and enhance stockholder value. We maintain a focus on developing, managing, and growing mutually rewarding relationships with our current and prospective customers in the oil and gas space as well as our contractors and other personnel, and maintaining and improving upon cost-effective and efficient systems and customer-centric solutions. We plan to achieve these objectives through:

●	developing and expanding our relationships with existing and new customers;
●	continuing to focus on providing consistent quality, timing and safety performance;
●	investing further in enhancing efficiencies and strategic growth initiatives;
●	generating revenue organically and raising capital as needed to sustain and grow our operations; and
●	evaluate potential opportunities to expand or enter into strategic alliances and transaction that strengthen our capabilities, increase our geographic scope and create stockholder value.

As described above, we believe our focused business model, concentrating efforts on a single step in the oil and gas exploration and drilling process, limiting our scope to a small number of connected states, and nurturing existing operational relationships, positions us well for organic growth within an industry characterized with consistent demand, we also face challenges for some of the same reasons, as described in more detail elsewhere in this prospectus, particularly under “Risk Factors.” Navigating and overcoming these challenges will be critical to our ability to maintain and grow our operations, increase our revenue streams and establish new sources of income, and cultivate and build on value for our shareholders.

Our Services and the Industry We Serve

Our principal operations involve the provision of transportation services wherein we deploy truck drivers and trucks to transport materials, mainly frac sand, to productive drilling locations to enable customers to conduct their drilling activities there. We maintain an organized network of Company personnel and contractors to ensure we meet customer needs in a timely manner. Set forth below is a summary of the hydraulic fracturing process, which our customers conduct, and on which our services and the revenue we generate therefrom primarily depend.

Hydraulic Fracturing

Hydraulic fracturing, or fracking, is a process that creates fractures extending from the well bore into the rock formation to enable natural gas or oil contained in the rock to move more easily from the rock pores to a production conduit, or an opening at the surface designed to allow for extraction of the energy resource. The hydraulic fracturing technique is used to enable the extraction of natural gas or oil from shale and other forms of “tight” rock, or in other words, impermeable rock formations that lock in oil and gas and make fossil fuel production difficult. The process entails blasting water, chemicals, and sand into these formations at pressures high enough to crack the rock in which the targeted resources is embedded, allowing the once-trapped gas and oil to flow to the surface.

Because the process is highly reliant on an ample supply of sand and other materials, Pinnacle Frac capitalizes on this demand by helping its customers timely supply the materials to the drilling site in sufficient quantities to complete the process. Our customers consist of oil and gas drilling to which we may be the prime contractor, and third-party contractors assisting with another party’s drilling operation for which we serve as the subcontractor.

Due to concerns surrounding health, safety and environmental, or HSE, impacts of hydraulic fracturing, Pinnacle Frac takes an active role in assessing occupational risk and finding methods to better manage these issues. To further these efforts, we have implemented an HSE program which consists of the following key features aimed at avoiding, preventing, detecting and mitigating certain hazards that are inherent in operating as a participant in the hydraulic fracturing field:

●	Jobs Safety Analysis (JSA) Program
●	Near-Miss Reporting System
●	Accident Reporting System

All programs are designed with the purpose of mitigating the risk of future safety incidents, while also ensuring that when rare instances occur when a safety incident does occur, that the Company has a plan to address in a consistent, formal manner to ensure the utmost safety for its employees and contractors.

To enhance safety, each of our Pinnacle Frac employees and contractors are put through our safety program to meet the needs of our customers while maintaining adequate safety protocols. Through this system, workers gain knowledge of how to maintain optimum work conditions and be prepared for the variety of potential challenges that may arise.

We monitor performance under our HSE program throughout the year to evaluate our goals are being met and to address any concerns in this regard should they arise.

Key Contracts

We enter into certain key contracts in our operations, which can generally be divided into two board categories: (i) contracts with independent contractor owner-operator truck drivers, and (ii) contracts with customers. Each of these categories of contracts and counter parties are summarized as follows:

Truck Driver Agreements

We enter into standard independent contractor agreements with owner-operate truck drivers, which are for-hire interstate motor carrier individuals or entities that employ such individuals. Under these agreements, we procure the driving services from the contractor while simultaneously leasing their vehicles for transporting frac materials in bulk to a specified destination. Under these agreements, we are given inspection rights with respect to the vehicles prior to commencement of the service, as well as the ability to determine whether a particular driver is qualified to perform the service. Thereafter the contractor/driver is responsible for determining the route, stops and other details of delivering the materials in transit at the agreed upon time. We compensate the contractors a percentage of the fees we receive for completion of the delivery. We also provide for the applicable insurance coverage in accordance with applicable law. These agreements generally have a one-year term and are subject to earlier termination and automatic renewal.

Customer Agreements

We enter into master services agreements with our customers which provide the general terms of our provision of transportation and logistics services to them. These agreements often vary in form and terms, but generally provide that we will provide transportation services with respect to moving frac materials (most commonly sand) from one location to another in the furtherance of oil and gas drilling activities. Our customers, the counter parties to these agreements, are either oil and gas drilling companies which we perform the work for directly, or other transportation and logistics services companies who serve the oil and gas industry through which we provide trucking assistance in the provision of services to a third-party oil and gas drill operator by our customer (in essence making us the subcontractor in such project). These agreements provide for us to transport frac materials from ne specified location to another under work orders. We perform our obligations under these agreements using the independent contractor agreements with owner-operator truck drivers described above. We typically submit invoices for customers under these agreements either on a periodic or on a per-project basis. Similar to the independent contractor agreements, we are generally required to maintain insurance under these agreements.

Competition

With respect to our frac sand transportation and logistics business, which constitutes substantially all of our revenue, we compete against other third-party services company as well as owners major global, national and regional oil and gas companies with vertically integrated operations which also provided similar services to other oil and gas companies. These competitors offer the transportation services we do, but also offer additional services we do not, including the equipment and labor needed to complete other steps in the hydraulic fracturing process. Similarly, as oil and gas companies which comprise our prospective market base grow, the often attempt to develop and deploy more of their activities using in-house personnel and assets, which diminishes our prospective market and could result in new sources of competition to us. Many of these competitors possess greater financial, technical, human and other resources than we do, and our financial resources are relatively limited when contrasted with those of many of these competitors.

Sales and Marketing

Through Banner and its subsidiaries, the Company sells and provides services to its customers via blanket master services agreements.

Government Regulations

Set forth below is an overview of the government regulations we presently face or could face as a result of our current and planned operations. As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see “Risk Factors.”

Transportation Regulation

In connection with our operations, particularly the transportation and relocation of hydraulic fracking equipment and shipment of frac sand, the Company and its independent contractors operates trucks and other heavy equipment. As such, we operate as a motor carrier in providing our services and therefore are subject to regulation by the United States Department of Transportation (“DOT”) and by state agencies in the states in which we provide our services. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, driver licensing, insurance requirements, financial reporting and review of certain mergers, consolidations and acquisitions, and transportation of hazardous materials. Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror or supplement federal regulations. Matters such as the weight and dimensions of equipment are also subject to federal and state regulations. Certain motor vehicle operators require registration with the DOT. This registration requires an acceptable operating record. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria that could result in a suspension of operations.

Commonly, our contracts with customers require that we be registered with DOT and/or the Federal Carrier Safety Administration. We in turn impose similar requirements on the owner-operator truck drivers we utilize to provide services pursuant to our contractual arrangements with them.

Occupational Health and Safety; Independent Contractors

We are subject to the requirements of the federal Occupational Safety and Health Act, which is administered and enforced by the Occupational Safety and Health Administration, commonly referred to as OSHA, and of comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. By deploying truck drivers who transport materials used in hydraulic fracturing and related oil and gas exploratory and drilling activities over long distances, we and our personnel (including independent contractors we hire to perform services) are subject to health and safety risks that subject us to relatively high compliance requirements and costs. We believe that our operations are in compliance with the OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances. OSHA continues to evaluate worker safety and to propose new regulations, such as but not limited to, the new rule regarding respirable silica sand, which required the oil and gas industry to implement engineering controls and work practices to limit exposures below the new limits by June 23, 2021. As of the date of this prospectus, the applicability of proposed additions to the current regulatory framework to our operations and those of our current and prospective customers remains uncertain.

We continue to monitor the regulatory landscape with respect to our personnel and operations to maintain compliance with applicable requirements. An additional factor as we continue and attempt to grow our operations will be ensuring we are appropriately categorizing and corresponding with our contractors and government entities in the jurisdictions in which we operate. For example, the tax treatment of independent contractors is unique to that of employees, such that if we fail to successfully react and adapt to regulatory developments and applicable requirements, it will expose us to potential non-compliance and liability. Some states are considering legislation and regulations to expand the scope of the definition of “employee” for these and other purposes. If this trend continues and/or we seek to expand into affected markets or jurisdictions in the future, the resulting laws and regulations could apply in a manner that raises our compliance costs or otherwise adversely impacts us. See the risk factor titled “If owner-operators and drivers that we rely upon in our transportation business were to be classified as employees instead of independent contractors, our business would be materially and adversely affected” for more information regarding the risks and uncertainties surrounding our use and characterization of independent contractors given these past and potential developments.

Oil and Gas Industry

Federal regulation of oil and gas is extensive. The recent increases in gasoline and other fuel costs is at least in part been driven by the Biden Administration’s efforts to reduce oil drilling and transition away from fossil fuels. These efforts, including the regulatory developments described below, impact our operations either directly or by affecting our customers in the oil and gas industry.

Since he took office in January 2021, President Biden has signed a series of executive orders seeking to adopt new regulations to address climate change and to suspend, revise, or rescind certain prior agency actions which were part of the Trump Administration’s de-regulatory push, including oil drilling. The Biden Administration is expected to continue to aggressively seek to regulate the energy industry and has stated its goal to eliminate fossil fuels. The new executive orders include, among other things, orders requiring a review of current federal lands leasing and permitting practices, as well as a temporary halt of new leasing of federal lands and offshore waters available for oil and gas exploration, directing federal agencies to eliminate subsidies for fossil fuels, and to develop a plan to improve climate-related disclosures. Federal agencies including the Environmental Protection Agency (“EPA”) and the SEC have followed suit in pushing ahead with new regulations which will adversely affect our future business, as more particularly described below.

In January 2021, President Biden also issued an executive order calling for methane emissions regulations to be reviewed and for the EPA to establish new standards by September 2021. This resulted in the EPA finalizing what it refers to as “the most ambitious federal greenhouse gas emissions standards for passenger cars and light trucks ever” in December 2021. The EPA has also adopted regulations under existing provisions of the Clean Air Act that, among other things, establish Prevention of Significant Deterioration (the “PSD”), construction and Title V operating permit reviews for certain large stationary sources. Facilities required to obtain PSD permits for their greenhouse gas emissions also will be required to meet “best available control technology” standards that will be established on a case-by-case basis. The EPA also has adopted rules requiring the monitoring and reporting of greenhouse gas emissions from specified onshore and offshore natural gas and oil production sources in the United States on an annual basis, which include certain of our operations.

In November 2021, the EPA released new proposed methane rules which would impose regulations on methane release at existing wells nationwide, although methane primarily affects gas production rather than oil which is our focus. These new rules, among other things, would implement a comprehensive monitoring program to require companies to find and fix leaks. Additionally, the new rules would require well operators to place gas that is produced in a pipeline to be sold, when possible, to prevent wasting the gas, which could force us or well operators on which we rely to sell the gas at lower prices and thereby reduce our revenues. As with most regulations, smaller participants like us will face more burdens due to the compliance and other costs and the limited revenue to absorb such costs. In November 2022, the EPA announced it intends to strengthen its proposed methane standards and cut methane and other harmful air pollution.

While a recent U.S. Supreme Court case imposed limitations on the EPA’s authority under the Clean Air Act, including by holding that the EPA’s attempted energy generation shifting entailed an overly broad interpretation of the statute’s delegation of authority, if the EPA adopts the above or other regulations and such regulations are held to be valid, the resulting new regulatory framework could impose additional restrictions and costs on our operations which could materially adversely affect our business. The regulations at issue in the recent case pertained to an attempt to shift a portion of U.S. energy production from coal to natural gas by an enumerated percentage by 2030. In February 2022, a federal judge blocked a Biden Administration executive order which used the “social cost of carbon.” The Interior Department responded by suspending permits for oil and gas drilling.

Although Congress from time-to-time has considered legislation to reduce emissions of greenhouse gases, there has not been significant activity in the form of adopted legislation to reduce greenhouse gas emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of states, including states in which we operate, have enacted or passed measures to track and reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and regional greenhouse gas cap-and-trade programs. Most of these cap-and-trade programs require major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall greenhouse gas emission reduction goal is achieved. These reductions may cause the cost of allowances to escalate significantly over time.

Additionally, the United States re-joined, effective February 19, 2021, the non-binding international treaty to reduce global greenhouse gas emissions (the “Paris Agreement”), adopted by over 190 countries in December 2015. The Paris Agreement entered into force in November 2016 after more than 70 nations, including the United States, ratified or otherwise indicated their intent to be bound by the agreement. The United States had previously withdrawn from the Paris Agreement effective November 4, 2020. Following the United States re-joining the Paris Agreement, President Biden announced in April 2021 the United States’ pledge to achieve an approximately 50% reduction from 2005 levels in “economy-wide” net greenhouse gas emissions by 2030. To the extent that the United States implements this agreement or imposes other climate change regulations on the oil and natural gas industry, or that investors insist on compliance regardless of legal requirements, it could have an adverse effect on our business, operating results and future growth.

Independent Contractors

Because we deploy independent contractor owner-operate truck drivers for our transportation operations, we depend on the classification of those individuals as independent contractors under applicable federal and state laws and regulations to conduct our business. While we strive to operate in a manner consistent with these requirements, these laws or regulations may be altered, supplemented or interpreted in a manner that is inconsistent with our present understanding of their applicability or scope. For more information about the regulations impacting our truck drivers and transportation operations, see “Risk Factors” and specifically the risk factor titled “If owner-operators and drivers that we rely upon in our transportation business were to be classified as employees instead of independent contractors, our business would be materially and adversely affected.”

Environmental Compliance

Our operations are or may become subject to numerous laws and regulations relating to environmental protection and climate change. These laws and regulations change frequently, and the effect of these changes is often to impose additional costs or other restrictions on our operations. We cannot predict the occurrence, timing, nature or effect of these changes. We also operate under a number of environmental permits and authorizations. The issuing agencies may take the position that some or all of these permits and authorizations are subject to modification, suspension, or revocation under certain circumstances, but any such action would have to comply with applicable procedures and requirements.

While we are currently not experiencing any material expenses related to the environmental compliance, we may become subject to requirements of environmental or other related laws and regulations in the future, which may result from a number of causes, including potentially new regulations being considered. Please review the Risk Factors in this prospectus and the paragraph that follows with regard to potential environmental and other compliance expenses.

On March 21, 2022, the SEC released proposed rule changes on climate-related disclosure. The proposed rule changes would require registrants including the Company to include certain climate-related disclosures in registration statements and periodic reports, including information about climate-related risks that are reasonably likely to have a material impact on the registrant’s business, results of operations, or financial condition, and certain climate-related financial statement metrics in a note to their audited financial statements. The required information about climate-related risks also would include disclosure of a registrant’s greenhouse gas emissions, information about climate-related targets and goals, and transition plan, if any, and requires extensive attestation requirements. The proposed new rules would also require companies to disclose multiple levels of climate impact, including primary direct impacts from the registrant’s own operations, as well as secondary and tertiary effects of the operations and uses by contractors that the registrant utilizes and end-users of the registrant’s products and/or services. If adopted as proposed, the rule changes will result in material additional compliance and reporting costs, including monitoring, collecting, analyzing and reporting the new metrics and implementing systems and procuring additional internal and external personnel with the requisite skills and expertise to serve those functions. We expect that the rules will be adopted in large part at least, and our compliance costs will be material. However, following a June 2022 U.S. Supreme Court administrative decision, we expect a court challenge to any SEC Rule. We cannot predict the outcome of any challenge.

Seasonality

Our business experiences a certain level of seasonality due to our transportation and logistics business which is dependent upon the oil and gas drilling operations of our customers. Demand for oil, on which our operations largely depend through our services to oil and gas company customers, is typically higher in the third and fourth quarters resulting in higher prices. But higher fuel costs may adversely affect our transportations business.

Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis. Seasonal weather conditions, including the annual flooding of coastal properties, and lease stipulations can limit our trucking business. These seasonal anomalies can pose challenges for our customers and drivers and can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay operations, thus, lowering the demand for trucking services. Also, the volatility of commodities prices and supply chain issues can potentially delay customers’ drilling projects and in turn our provision of services to and receipt of revenue from those customers.

Dependence on Major Customers

From time-to-time we have had and may continue to have customers generating 10 percent or more of the Company’s consolidated revenues, and loss of such customers could have a material adverse effect on the Company.

In the fiscal year ended March 31, 2022, in our continuing operations, two of our customers accounted for a total of 88% of our accounts receivable, and two customers accounted for 96% of our total revenues. In the nine months ended December 31, 2022, in our continuing operations, two customers accounted for a total of 97% of our accounts receivable, and two customers accounted for 80% of our total revenues.

Human Capital Resources

As of the date of this prospectus, we have 13 full-time employees, 0 part-time employees and 62 owner-operator independent contractor truck drivers.

Our ability to successfully execute our strategic initiatives is highly dependent on recruiting and retaining skilled personnel and qualified drivers. Our compensation philosophy is based on incentivizing and rewarding performance, with alignment of individual, corporate, and stockholder interests. Compensation includes salaries, benefits, and equity participation. Our owner operator drivers are not salaried employees.

We believe our relations with our employees and drivers are satisfactory.

PROPERTIES

The Company’s leases approximately 14,300 square feet of office and shop space in Kilgore, Texas commencing August 1, 2022, for a term of 5 years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Banner Midstream has two operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”) and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors.

Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Its transportation services entail using third party drivers who assist in transporting sand and related materials to customers’ locations for the customers’ hydraulic fracturing, or fracking. The logistics services Pinnacle Frac provides for its customers’ fracking and drilling enterprises, include the operation of a 24/7 dispatch service center based in Texas through which Banner Midstream dispatches the trucks for hauling frac sand and related equipment. Pinnacle Frac uses independent third-party owner-operators of trucks to service its customers in their fracking operations by transporting materials, mainly frac sand. Its transportation and logistics services operations are primarily centered in the Southern United States, although Banner Midstream also occasionally services fracking operations in the Northeastern United States.

Pinnacle Frac uses a third party’s licensed software known as “Sandbox” to monitor and execute its transportation and logistics operations. Use of this service offers the following benefits for customers and other industry participants: reduced road traffic; reduced personnel on frac site; and eliminate silica dust particles.

By operating a call center and using specialized licensed software to meet customers’ demand for timely delivery and movement of fracking materials, Pinnacle Frac facilitates customers’ fracking operations through the life cycle of the drilling process.

Hydraulic fracturing, or fracking, is a process that creates fractures extending from the well bore into the rock formation to enable natural gas or oil contained in the rock to move more easily from the rock pores to a production conduit, or an opening at the surface designed to allow for extraction of the energy resource. The hydraulic fracturing technique is used to enable the extraction of natural gas or oil from shale and other forms of “tight” rock, or in other words, impermeable rock formations that lock in oil and gas and make fossil fuel production difficult. The process entails blasting water, chemicals, and sand into these formations at pressures high enough to crack the rock in which the targeted resources are embedded, allowing the once-trapped gas and oil to flow to the surface.

Because the process is highly reliant on an ample supply of sand and other materials, Pinnacle Frac capitalizes on this demand by helping its customers timely supply the materials to the drilling site in sufficient quantities to complete the process. Banner Midstream’s customers consist of oil and gas drilling to which Banner Midstream may be the prime contractor, and third-party contractors assisting with another party’s drilling operation for which Banner Midstream serves as the subcontractor.

Due to concerns surrounding health, safety and environmental, or HSE, impacts of hydraulic fracturing, Pinnacle Frac takes an active role in assessing occupational risk and finding methods to better manage these issues. To further these efforts, Banner Midstream has implemented an HSE program which consists of the following key features aimed at avoiding, preventing, detecting and mitigating certain hazards that are inherent in operating as a participant in the hydraulic fracturing field: Jobs Safety Analysis (JSA) Program; Near-Miss Reporting System; and Accident Reporting System.

All programs are designed with the purpose of mitigating the risk of future safety incidents, while also ensuring that when rare instances occur when a safety incident does occur, that Banner Midstream has a plan to address in a consistent, formal manner to ensure the utmost safety for its employees and contractors. To enhance safety, each of Pinnacle Frac employee and contractor are put through a safety program to meet the needs of its customers while maintaining adequate safety protocols. Through this system, workers gain knowledge of how to maintain optimum work conditions and be prepared for the variety of potential challenges that may arise. Pinnacle Frac monitors performance under its HSE program throughout the year to evaluate its goals are being met or address any concerns in this regard should they arise.

Going Concern

For the year ended March 31, 2022 and 2021, the Company had a net (loss) income from operations (not including the provision for income taxes) of $4,891,042 and ($7,558,472), respectively, has a working capital deficit of $1,607,004 and $5,496,522, and has an accumulated deficit as of March 31, 2022 of ($2,758,773). The report of our independent registered public accounting firm on our consolidated financial statements for the year ended March 31, 2022, filed as an exhibit to this registration statement, contains an explanatory paragraph regarding our ability to continue as a going concern based upon our working capital deficit, accumulated deficit and negative cash flows from operations. For the nine months ended December 31, 2022 and 2021, the Company had a net (loss) income from continuing operations (not including the provision for income taxes) of ($6,224,455) and $4,060,056, respectively, has a working capital deficit of $1,537,872 and $1,607,004 as of December 31, 2022 and March 31, 2022, and has an accumulated deficit as of December 31, 2022 of ($9,050,437).  These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances the Company will be successful in our efforts to raise capital, develop a source of revenues, report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

Results of Operations

The Company has included in its historical consolidated financial statements certain operating expenses and other income (expense) from Ecoark that have been allocated to them in the years ended March 31, 2022 and 2021, and for the nine months ended December 31, 2022 (prior to the sale to the Company on September 7, 2022) and 2021, which are part of the Condensed Consolidated Statements of Operations for each of these periods. The allocations represented charges incurred by Ecoark for certain corporate, infrastructure and shared services expenses, including legal, human resources, payroll, finance and accounting, employee benefits, insurance, information technology, telecommunications, treasury, and other expenses. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

RESULTS OF OPERATIONS FOR CONTINUING OPERATIONS FOR THE YEAR ENDED MARCH 31, 2022 AND 2021

Revenue

The following table shows the Company’s revenues for the year ended March 31:

	2022	2021
Revenue:
Transportation Services	$18,457,567	$12,318,309
Fuel Rebate	251,877	243,961
Equipment Rental and other	40,609	148,780
	$18,750,053	$12,711,050

Revenues for the year ended March 31, 2022 (FY 2022) were $18,750,053 as compared to $12,711,050 year ended March 31, 2021 (FY 2021).  The increase of 48% was primarily due to an increase in load counts and higher fuel surcharges as fuel costs increased.

Cost of Revenues and Gross Profit

The following table shows the costs of revenues for the year ended March 31:

	2022	2021
Total	$13,447,203	$9,173,850

Cost of revenues for FY 2022 were $13,447,203 as compared to $9,173,850 for FY 2021. Costs were higher primarily due to costs related to independent third-party owner-operator trucks, insurance, and higher fuel costs. Gross margins remained constant at 28% year over year.

Operating Expenses

The following table shows operating expenses for the year ended March 31:

	2022	2021
Operating Expenses:
Salaries and salary related costs	$2,494,942	$3,039,661
Professional and consulting fees	309,825	794,462
Selling, general and administrative	7,471,525	4,337,823
Depreciation, amortization, and impairment	783,324	694,703
Total	$11,059,616	$8,866,649

Total operating costs increased by approximately 25% for the year ended March 31, 2022 compared to prior year. The increase was primarily due to $3,133,702 higher selling, general and administrative expenses (“SG&A”), offset by $544,719 lower salary and salary related costs and $484,637 professional and consulting fees expenses.

Selling, General and Administrative

The following table shows SG&A expenses for the year ended March 31:

	2022	2021
Selling, General and Administrative Expenses:
Insurance	$2,559,116	$1,096,441
Capital raising expense	1,603,346	455,760
Repairs and maintenance	663,920	366,503
Legal and professional	634,757	812,384
Equipment rental	600,432	73,597
Factoring expense	417,338	317,609
Rents	221,872	218,606
Taxes and licenses	207,302	107,975
Research and development	-	445,280
Other	563,442	443,668
Total	$7,471,525	$4,337,823

Total SG&A costs increased $3,133,702 from the year ended March 31, 2022 primarily due to higher insurance, capital raising expense related to a registered direct offering in August 2021, and equipment rental expenses due to increased load counts in current year as compared to prior year, offset by lower research and development and legal and professional costs.

Depreciation and Amortization

The following table shows depreciation and amortization expenses for the year ended March 31:

	2022	2021
Depreciation and Amortization Expense:
Depreciation of frac sand transportation equipment	$434,510	$409,848
Amortization of intangible assets	348,814	284,855
Total	$783,324	$694,703

Total depreciation and amortization expense was $783,324 for the year ended March 31, 2022, compared to $694,703 for the same period last year. The change was primarily due to higher amortization of the customer relationship intangible assets.

Other Income (Expense)

The following table shows other income (expense) for the year ended March 31:

	2022	2021
Change in fair value of derivative liabilities	$10,975,737	$(10,923,265)
Gain on exchange of warrants for common stock	-	12,436,594
Loss on conversion of long-term debt and accrued expenses and forgiveness of debt	-	(1,984,425)
Loss on disposal of fixed assets	(6,770)	(104,938)
Interest expense, net of interest income	(321,159)	(1,652,989)
Total	$10,647,808	$(2,229,023)

Total other income was $10,647,808 for the year ended March 31, 2022, compared to total other (expense) of ($2,229,023) in same period of prior year. Change in fair value of derivative liabilities for the year ended March 31, 2022 was a non-cash income of $10,975,737 as compared to a non-cash expense of ($10,923,265) for prior year. As noted, the changes in the derivative liability in 2022 and 2021 were for a derivative liability recognized on Ecoark’s books as it was indexed to their common stock. The Company recorded the advances received from their former parent, Ecoark Holdings as additional paid in capital in the share exchange with Wolf Energy.

For the year ended March 31, 2021 there was a non-cash gain from the exchange of warrants when converted to shares of common stock of Ecoark of $12,436,594. In additions there was a loss of ($1,984,425) on the conversion of debt and other liabilities to shares of common stock. There were no such items in year ended March 31, 2022.

For the year ended March 31, 2022 there was a (loss) on disposal of fixed assets of $(6,770), compared to a loss of ($104,938) in prior year as a result of a disposal of assets worth $188,000 that had a net value of $147,938 for cash proceeds of $43,000.

Interest expense, net of interest income, for the year ended March 31, 2022 was ($321,159) as compared to ($1,652,989) for prior year. The decrease in interest expense was the result of the expense incurred on the debt assumed in the Banner Midstream acquisition as well as the value related to the granting of warrants for interest in the prior year.

LIQUIDITY AND CAPITAL RESOURCES:

Cash at March 31, 2022 was $99,452 as compared to $295,416 at March 31, 2021. Our working capital deficit at March 31, 2022 was $1,607,004 as compared to a working capital deficit at March 31, 2021 of $5,496,522. At March 31, 2022, the Company had an accumulated deficit of $2,758,773. Our current assets decreased by 39% at March 31, 2022 as compared to March 31, 2021, which reflects decreases in prepaid expenses, accounts receivable, and cash. Our current liabilities decreased by 66% at March 31, 2022 as compared to March 31, 2021, which reflects $3,743,435 reduction in accrued liabilities, primarily allocated costs, and current portion of long-term debt, offset by higher accounts payable.

The Company does not have any external sources of liquidity and does not have any capital commitments.

Summary of cash flows

The following table summarizes our cash flows:

	2022	2021
Cash flow data:
Cash provided by operating activities	$1,562,371	$7,245,365
Cash provided by investing activities	-	22,550
Cash used in financing activities	1,758,335	7,158,528

Net cash provided in operating activities in the year ended March 31, 2022 was primarily attributable to our net income for the period and an increase in home office allocation expense offset in part by change in derivative liabilities and lower accounts payable and accrued expenses.

Net cash provided in operating activities in the year ended March 31, 2021 was primarily attributable to the change in the derivative liabilities, an increase in home office allocation expenses, and an increase in due to parent liabilities, offset by our net loss for the period and the loss on conversion of debt and liabilities to common stock and forgiveness of debt.

Net cash provided in investing activities during the year ended March 31, 2022 was zero. Net cash provided in investing activities during the year ended March 31, 2021 was due to the next proceeds from the sale of fixed assets compared to purchase of fixed assets.

Net cash used in financing activities during the year ended March 31, 2022 was primarily due to repayments of long-term debt on equipment and payments made to reduce lease liabilities. Net cash used in financing activities during the year ended March 31, 2021 was primarily attributable to the repayment of the equipment note payable and repayment of related party debt.

Our ability to generate future revenues, generate sufficient cash flow to pay our operating expenses and report profitable operations in future periods will depend on several factors, many of which are beyond our control. Our independent auditors have included in their audit report an explanatory paragraph that states that our working capital deficits and accumulated deficit raises substantial doubt about our ability to continue as a going concern. If the Company fails to achieve profitability on a quarterly or annual basis, or to raise additional funds when needed, or does not have sufficient cash flows from sales, we may be required to scale back operations. As a result of the above, there is substantial doubt about the ability of the Company to continue as a going concern and the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

RESULTS OF OPERATIONS FOR CONTINUING OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2022 AND 2021

Revenue

The following table shows revenues for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
Revenue from continuing operations:	2022	2021
Transportation Services	$15,401,105	$13,754,732
Fuel Rebate	175,819	195,944
Equipment Rental and Other	17,500	40,812
Total	$15,594,424	$13,991,488

Revenues for the nine months ended December 31, 2022 were $15,594,424 as compared to $13,991,488 for the nine months ended December 31, 2021.  The increase of 11% was primarily due to an increase in load counts and higher fuel surcharges.

Cost of Revenues and Gross Profit

The following table shows the costs of revenues for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
	2022	2021
Total	$12,380,959	$10,043,981

Cost of revenues for nine months ended December 31, 2022 were $12,380,959 as compared to $10,043,981 for same period in prior year. Costs were higher primarily due to costs related to independent third-party owner-operator trucks, insurance, and higher fuel costs. These increased costs drove a decrease in gross profit margins to 21% in the nine months ended December 31, 2022 compared to 28% in the nine months ended December 31, 2021.

Operating Expenses

The following table shows operating expenses for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
	2022	2021
Operating Expenses:
Salaries and salary related costs	$812,148	$1,801,027
Professional and consulting fees	9,060	$314,841
Selling, general and administrative	3,510,124	4,488,967
Depreciation, amortization, and impairment	3,950,513	588,789
Total	$8,281,845	$7,193,624

Total operating costs increased by approximately 15% for the nine months ended December 31, 2022 compared to same period of prior year. The increase was primarily due to $3,613,144 impairment costs of goodwill on the effective date of the Exchange on September 7, 2022, offset by $978,843 lower selling, general and administrative expenses ("SG&A") primarily related to the home office allocations in prior year and none in current year and $988,879 lower salary and salary related costs.

Selling, General and Administrative

The following table shows SG&A expenses for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
	2022	2021
Selling, General and Administrative Expenses:
Insurance	$1,753,674	$1,362,725
Equipment rental	413,627	270,326
Factoring expense	273,608	318,817
Repairs and maintenance	217,424	535,201
Rents	129,129	163,410
Taxes and licenses	72,665	187,919
Legal and professional	205,928	16,251
Home office allocation	-	1,107,535
Other	444,069	526,783
Total	$3,510,124	$4,488,967

Total SG&A costs decreased $978,843 from nine months ended December 2021 primarily due to lower home office allocations in current year as compared to prior year, offset by higher insurance costs.

Depreciation, Amortization, and Impairment

The following table shows depreciation, amortization, and impairment expenses for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
	2022	2021
Depreciation of frac sand transportation equipment	$144,640	$327,178
Amortization of intangible assets	192,729	261,611
Impairment of Goodwill	3,613,144	-
Total	$3,950,513	$588,789

Total depreciation, amortization, and impairment expense was $3,950,513 for the nine months ended December 31, 2022, compared to $588,789 for the same period last year. The change was primarily due to the sale of several trucks and trailers in our sand frac transportation business in the period ended June 30, 2022 and the impairment of goodwill on the effective date of the Exchange on September 7, 2022.

Other Income (Expense)

The following table shows other income (expense) for the nine months ended December 31, 2022 and 2021:

	Nine Months Ended
	December 31,
	2022	2021
Change in fair value of derivative liabilities	$-	$7,647,407
Loss on disposal of fixed assets	(971,251)	-
Interest expense, net of interest income	(28,776)	(341,234)
Total	$(1,000,027)	$7,306,173

Total other (expense) was ($1,000,027) for the nine months ended December 31, 2022, compared to total other income of $7,306,173 in same period of prior year. Change in fair value of derivative liabilities for nine months ended December 31, 2021 was a non-cash income of $7,647,407 as compared to zero for same period of current year. As noted, the changes in the derivative liability in 2021 was for a derivative liability recognized on Ecoark’s books as it was indexed to their common stock. The Company recorded the advances received from their former parent, Ecoark Holdings as additional paid in capital in the share exchange with Wolf Energy.

For the nine months ended December 31, 2022 there was a (loss) on disposal of fixed assets of $(971,251) as a result of the sale of multiple company owned tractors and trailers. Proceeds from the sales of fixed assets were $580,000. Many of the trucks/trailers were non-operating. There was no corresponding gain or loss in the prior year.

Interest expense, net of interest income, for the nine months ended December 31, 2022 was ($28,776) as compared to ($341,234) for same period of prior year. The decrease in interest expense was the result of the expense related to the granting of warrants for interest in the prior year.

MANAGEMENT

The table below sets forth certain information concerning our executive officers and directors, including their names, ages, and positions with us.

Name	Age	Position(s)

Jimmy R. Galla	55	Chief Executive Officer, Chief Financial Officer and Director
Jimmy “JD” Reedy	53	Director and Chief Operating Officer of Banner Midstream

The following information pertains to the members of our Board and executive officers, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

Jimmy R. Galla. He has served as our Chief Executive Officer, Chief Financial Officer and director since September 2022. He has served as Ecoark’s Chief Accounting Officer since October 22, 2020. He had previously served as Ecoark’s Director of Financial Reporting since July 20, 2020, and prior to that he served as an accounting consultant to Ecoark from January 2017 to March 2020. From October 2017 to July 2020, Mr. Galla served as VP, Financial Accounting Lead Analyst, Deputy Controller Department of Citibank, Inc.

JD Reedy has served as our director since September 2022. He has served as Chief Operating Officer of Banner Midstream since April 2019. During the two years prior to that he was GM of Pinnacle Frac since April 2017.

Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the shareholders.

CORPORATE GOVERNANCE

Appointment of Officers

Each executive officer serves at the discretion of our Board and holds office until his successor is duly elected and qualified or until his earlier resignation or removal.

Code of Business Conduct and Ethics

During the year ended December 31, 2003 we adopted a code of ethics. The code of ethics was filed with the Company’s Form 10-KSB annual report for the year ended December 31, 2003. The code of ethics may be obtained by contacting the Company’s executive offices. The code applies to our officers and directors. The code provides written standards that are designed to deter wrongdoing and promote: (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable disclosure; (iii) compliance with applicable laws and regulations; (iv) promote reporting of internal violations of the code; and (v) accountability for the adherence to the code.

Board of Directors

Our business and affairs are managed under the direction of our Board. We currently have two directors.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is not “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Board leadership structure and board’s role in risk oversight

The board of directors is comprised of two members of our management. Given the size of our company, our Board believes the current leadership structure is appropriate for our company. As our company grows, we expect to expand our board of directors through the appointment of independent directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face and have responsibility for the oversight of risk management in their dual roles as directors.

Committees of the board of directors; stockholder nominations; audit committee financial expert

We have not established any committees comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing similar functions. The functions of those committees are being undertaken by our board of directors as a whole.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. While there have been no nominations of additional directors proposed by our shareholders, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Jim Galla, a member of our board of directors, is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

●	understands generally accepted accounting principles and financial statements;
●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;
●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;
●	understands internal controls over financial reporting; and
●	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and	Year	Salary	Bonus	Stock	Option	Non-Equity Inventive Plan Compensation		All Other	Total
Principal Position	(b)	($)(c)	($)(d)	Awards	Awards	($)(g)	Non-Qualified Deferred Compensation Earnings	Compensation	($)(j)
(a)				($)(e)	($)(f)		($)(h)	($)(i)

Jimmy Galla (1)	2022	-	-						-
Chief Executive Officer Banner Midstream	2021	-	-						-

John A. DiBella	2022	210,000	-					17,291	227,291
Former Chief Executive Officer, President and Chief Financial Officer (2)	2021	210,000	-					25,936	235,936

Jimmy “JD” Reedy	2022	118,000	-						118,000
Chief Operating Officer Banner Midstream	2021	118,000	-	389,000					507,000

Jay Puchir	2022	-	-	-	-	-	-	-	-
Former Chief Executive Officer of Banner Midstream (1) (3)	2021	-	-	-	-	-	-	-	-

(1)  For amounts paid, earned or accrued for services provided to Ecoark and paid or payable by Ecoark, see below under “Ecoark Compensation Information.”

(2)  Mr. DiBella resigned as officer of the Company effective September 6, 2022 and as a director of the Company on October 10, 2022.

(3)  Mr. Puchir resigned as an officer of Banner Midstream on September 20, 2022.

Ecoark Compensation Information

Until September 2022, the Named Executive Officers below were solely compensated by Ecoark. Beginning November 15, 2022, the additional compensation for Mr. Galla over his Ecoark salary has been allocated to Wolf Energy. The following is an overview of amounts paid to or accrued or earned by each of the Named Executive Officers as of March 31, 2022 by Ecoark:

Jimmy Galla:

2022: $120,000 in salary and $40,000 in bonuses for a total of $160,000.

2021: $84,167 in salary and $30,000 in bonuses for a total of $114,167.

Jay Puchir:

2022: $238,333 in salary and $625,000 in stock awards.

2021: $183,750 in salary.

Outstanding Equity Awards at Fiscal Year End

As of March 31, 2022, we did not have outstanding any unexercised options, stock or other equity incentive plan awards that were held by our Named Executive Officers.

Equity Compensation Plan Information

The following table contains information about the Company's outstanding equity awards as of March 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
	-	-	-
	-	-	-
Equity compensation not approved by stockholders (1)	40,000	$0.25	-
Total	40,000	$0.25	-

(1)  Represents stock options not granted under any existing equity compensation plans.

Agreements with Executive Officers

On November 15, 2022 the Company entered into a five year Employment Agreement with Jimmy Galla, the Company’s Chief Executive Officer and Chief Financial Officer. Mr. Galla will receive an annual base salary of $250,000, or $210,000 for services as only the Chief Financial Officer of the Company. In addition to the annual base salary, Mr. Galla shall be eligible to earn an annual bonus of up to 100% of the annual base salary based on terms and conditions, including the financial performance of the Company, as well as individual performance goals, as set forth in a bonus plan that is to be determined by the Company’s Board of Directors. Pursuant to the Employment Agreement, Mr. Galla also received a grant of 10,000,000 shares of restricted common stock pursuant to Restricted Stock Units. The shares of restricted stock shall vest in 20 equal quarterly increments based on 5% or 500,000 shares vesting each fiscal quarter, beginning on the first fiscal quarter anniversary on December 31, 2022, subject to continued employment on each applicable vesting date. In addition, in the event the Employment Agreement is terminated by Mr. Galla for “Good Reason” or upon a “Change of Control” (as such terms are defined under the agreement) or at the end of the term after the Company provides notice of non-renewal, the grant shall fully vest.  The Employment Agreement contains customary non-compete and confidentiality provisions. In addition, pursuant to the Employment Agreement the Company and Mr. Galla entered into an Indemnification Agreement.

The Company compensates JD Reedy, the Chief Operating Officer of Banner Midstream under an oral agreement whereby Mr. Reedy receives an annual base salary of $118,000 for services as the Chief Operating Officer of Banner Midstream Corp.

Director Compensation

Our Board compensation plan effective for non-management directors prior to the Exchange consisted of a $1,000 monthly cash payment. The Company currently does not compensate its directors.

Equity Incentive Plans

The Company has not adopted any equity incentive plan.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

Our common stock issued is quoted on the OTCQB under the symbol “WOEN.” On March 8, 2023, the last reported sale price of our common stock on the OTCQB was $0.02.

Stockholders

As of March 10, 2023, there were an estimated 795 holders of record of our common stock. A total of 8,459,072 shares of common stock are held in street name and are held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

RELATED PARTY TRANSACTIONS

Set forth below is a brief description of the Banner Midstream (and us since September 7, 2022) transactions since April 1, 2020 in excess of the lesser of $120,000 and one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, in which we or Banner Midstream was a participant and in which any director or executive officer of the Company, any known 5% or greater stockholder of the Company or any immediate family member of any of the foregoing persons, had a direct or indirect material interest as defined in Item 404(a) of Regulation S-K. As permitted by the SEC rules, discussion of employment relationships or transactions involving the Company’s executive officers and directors, and compensation solely resulting from such employment relationships or transactions, or service as a director of the Company, as the case may be, has been omitted to the extent disclosed in the sections of this Prospectus titled “Executive Compensation” or “Director Compensation”, as applicable.

Pursuant to the Exchange on August 23, 2022, Wolf Energy Services Inc. (formerly Enviro) issued John A. DiBella and Raynard Veldman 6% unsecured convertible promissory notes in the principal amount of $815,565 and $90,000, respectively, convertible at the option of the holder at $0.015 per share, with a maturity date of 12 months from the Exchange in satisfaction of all of their accrued payroll and consulting fees and Mr. Veldman’s advances to the Company prior to the Exchange.  On December 29, 2022, $60,000 of Mr. DiBella’s note has been converted into 4,000,000 shares of common stock. In addition, at the closing of the Exchange the Company issued John A. DiBella a 6% unsecured promissory note in the principal amount of $139,000, as amended, in satisfaction of Mr. DiBella’s advances to the Company prior to the Exchange.

Jimmy R. Galla, our chief executive officer and chief financial officer, currently serves as Chief Accounting Officer of Ecoark, our largest shareholder.

Banner Midstream historically relied upon advances from Ecoark which totaled $ 8,777,545 and $ 6,614,217 respectively, on March 31, 2022, and 2021. There was no interest charged on this amount. The sum due on September 7, 2022 was reclassified to additional paid in capital as a contribution upon entering into the share exchange agreement with Wolf Energy.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this Prospectus for:

●	each of our directors;
●	each of our executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

For the pre-Offering and post-Offering columns, we have based our calculations of the percentage of beneficial ownership on 78,268,332 shares of our common stock outstanding as of March 10, 2023. This amount does not give effect to any exercises, conversions or delivery under any options, warrants, notes, restricted sock units or other derivative instruments (“Derivative Securities”). We have deemed shares of our common stock subject to Derivative Securities that are currently exercisable, convertible or deliverable into shares of common stock within 60 days of the date of this Prospectus to be outstanding and to be beneficially owned by the person holding the Derivative Securities for the purpose of computing the percentage ownership of that person. Unless otherwise indicated, the principal business address for each of the individuals and entities listed below is our offices in 408 State Hwy 135N, Kilgore, Texas 75662.

The information provided in the table is based on our records, and information provided to us, except where otherwise noted. The post-Offering shares beneficially owned and percentages give effect to the distribution of Spin-Off Shares to the extent disclosed in this Prospectus.

Name	Shares of Common Stock Beneficially Owned	Pre-Offering Percentage of Common Stock Beneficially Owned	Post- Offering Beneficial Ownership of Common Stock	Post-Offering Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers:
Jimmy R. Galla (1)	1,000,000	1.3%	1,000,000	1.3%
Jimmy “JD” Reedy (2)	0	---	0	---
All directors and executive officers as a group (2 persons) (1)	1,000,000	1.3%	1,000,000	1.3%

5% Stockholders:
John A. DiBella (3)	60,876,848	47.3%	60,876,848	47.3%
Raynard Veldman (4)	8,156,576	9.7%	8,156,576	9.7%
Ecoark Holdings, Inc. (5)	51,987,832	66.4%	0	---

(1)

Jimmy R. Galla, our Chief Executive Officer, also currently serves as Chief Accounting Officer of Ecoark. Mr. Galla disclaims any beneficial ownership in the shares held by Ecoark. Includes 500,000 shares of unissued restricted common stock which vested on December 31, 2022 and 500,000 shares of restricted common stock which vest on March 31, 2023 issued pursuant to Restricted Stock Units Agreement dated December 8, 2022 (the “RSUs”). Excludes 9,000,000 restricted shares subject to vesting under the RSUs, which vest in equal quarterly increments on the last day of each calendar quarter, subject to Mr. Galla’s continued employment with the Company.

(2)	Mr. Reedy is a director of the Company and Chief Operating Officer of Banner Midstream Corp., a wholly owned subsidiary of the Company.

(3)

Mr. DiBella is the sole officer of Florida Precision Aerospace, Inc., a wholly owned subsidiary of the Company. Includes 60,000 shares held by his minor children. Also includes up to 50,371,000 shares of common stock issuable upon conversion of a 6% unsecured convertible promissory note in the principal amount of $755,656.  Address is 1543 Deer Path, Mountainside, NJ 07092.

(4)

Includes up to 6,000,000 shares of common stock issuable upon conversion of a 6% unsecured convertible promissory note in the principal amount of $90,000. Also includes shares of common stock held by Veldman Consulting Group, an entity in which Mr. Veldman services as sole officer and is the sole shareholder.  Address is P.O. Box 841, Bellaire, TX 77402

(5)	Randy May is the Chief Executive Officer of Ecoark and may be deemed to beneficially own the shares held by Ecoark.

DESCRIPTION OF OUR SECURITIES

Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of the date of this Prospectus, 78,268,332 shares of our common stock and no shares of preferred stock were issued and outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to our Articles of Incorporation, as amended, and our Bylaws, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Florida law, including Chapter 607 of the Florida Business Corporation Act (the “FBCA”).

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. Our Articles of Incorporation do not provide for cumulative voting with respect to the election of directors. The directors are elected by a plurality of the votes cast at the election.

Dividend Rights

Subject to applicable law and to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Liquidation Rights

If the Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Rights and Preferences

The holders of the common stock have no preemptive, conversion or subscription rights, and there is no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that the Board may designate and issue in the future.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Options

The Company has issued and outstanding options to purchase up to 40,000 shares of common stock, exercisable at $0.25 per share.  The options expire November 2023.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board and management. Set forth below is a summary of certain of these provisions.

“Blank Check” Preferred Stock

Under our Articles of Incorporation, the Board may authorize the issuance of one or more series of preferred stock with such rights, preferences and limitations as the Board may determine, including voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

Special Meeting Limitations

Under our Bylaws, special meetings of the stockholders may be called only by the board of directors or holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Transfer Agent and Registrar

Worldwide Stock Transfer, LLC, with an address of One University Plaza, Suite 505, Hackensack, NJ 07601, acts as the transfer agent with respect to our common stock.

LEGAL MATTERS

The validity of the securities being offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A.

EXPERTS

The financial statements included in this Prospectus have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus, which constitutes a part of the Registration Statement that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this Prospectus, you should refer to the Registration Statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

We will be subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the Registration Statement, are publicly available through the SEC’s website at www.sec.gov. The information contained in, or that can be accessed through, our website is not part of this Prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Banner Midstream Corp.

Consolidated Financial Statements

Wolf Energy Services Inc.

(formerly Enviro Technologies U.S., Inc.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Banner Midstream Corp.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Banner Midstream Corp. (the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations, stockholders deficit and cash flows for each of the two years in the period ended March 31, 2022 and 2021, and the related notes and schedule (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s Ability to Continue as a Going Concern

The accompanying combined consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and had an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The combined consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2020.

New York, NY

October 28, 2022 except for Note 1, as to which the date is March 9, 2023.

BANNER MIDSTREAM CORP.

BALANCE SHEET
MARCH 31, 2022 AND 2021

	MARCH 31,	MARCH 31,
	2022	2021
ASSETS

CURRENT ASSETS:

Cash	$99,452	$295,416
Accounts receivable	164,388	263,573
Due from related party	-	10,511
Prepaid expenses and other current assets	382,373	489,928

Total current assets	646,213	1,059,428

NON-CURRENT ASSETS:
Property and equipment, net	2,506,738	2,790,517
Right of use assets - operating leases	64,094	116,697
Right of use assets - financing leases	301,126	444,852
Intangible assets, net	1,716,331	2,065,145
Goodwill	4,900,873	4,900,873
Non-current assets held for discontinued operations	-	193,904

Total non-current assets	9,489,162	10,511,988

TOTAL ASSETS	$10,135,375	$11,571,416

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$373,697	$218,178
Accrued liabilities	1,116,698	4,860,133
Due to Ecoark Holdings	-	-
Current portion of long-term debt	572,644	1,035,052
Note payable - related parties	-	250,000
Current portion of lease liability - operating leases	45,004	42,447
Current portion of lease liability - financing leases	145,174	140,914
Current liabilities of discontinued operations	-	9,226

Total current liabilities	2,253,217	6,555,950

NON-CURRENT LIABILITIES
Lease liability - financing leases, net of current portion	149,884	295,058
Lease liability - operating leases, net of current portion	22,519	84,600
Asset retirement obligations	67,511	1,008,492

Total non-current liabilities	239,914	1,388,150

Total Liabilities	2,493,131	7,944,100

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 5,000,000 shares authorized and no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 45,000,000 shares authorized and 5,565,976 shares issued and outstanding (*)	51,988	51,988
Additional paid in capital (*)	10,349,029	11,140,143
Accumulated deficit	(2,758,773)	(7,564,815)
Total stockholders’ equity	7,642,244	3,627,316

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$10,135,375	$11,571,416

*   On September 7, 2022, Banner Midstream Corp merged with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) in a reverse merger. Banner Midstream's parent, Ecoark Holdings, Inc., was issued 51,987,832 shares of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of Banner that were outstanding at the time of the reverse merger. The Company has reflected this transaction retroactively in these interim financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

BANNER MIDSTREAM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

	MARCH 31,
	2022	2021

REVENUES	$18,750,053	$12,711,050
COST OF REVENUES	13,447,203	9,173,850
GROSS PROFIT	5,302,850	3,537,200

OPERATING EXPENSES
Salaries and salaries related costs	2,494,942	3,039,661
Professional and consulting fees	309,825	794,462
Selling, general and administrative costs	7,471,525	4,337,823
Depreciation and amortization	783,324	694,703

Total operating expenses	11,059,616	8,866,649

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)	(5,756,766)	(5,329,449)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	10,975,737	(10,923,265)
Gain (loss) on exchange of warrants for common stock	-	12,436,594
Loss on conversion of long-term debt and accrued expenses and forgiveness of debt	-	(1,984,425)
Gain (loss) on disposal of fixed assets	(6,770)	(104,938)
Interest expense, net of interest income	(321,159)	(1,652,989)
Total other income (expense)	10,647,808	(2,229,023)

INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	4,891,042	(7,558,472)

PROVISION FOR INCOME TAXES	85,000	58,000

NET INCOME (LOSS)	$4,806,042	$(7,616,472)

NET LOSS PER SHARE	$0.88	$(1.35)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,565,976	5,565,976

The accompanying notes are an integral part of these consolidated financial statements.

BANNER MIDSTREAM CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

			Additional
	Common Stock		Paid-In	Accumulated
	Shares (*)	Amount	Capital	Deficit	Total

Balance - March 31, 2020 (*)	51,987,832	$51,988	$3,354,346	$51,657	$3,457,991

Advances by Ecoark Holdings, Inc. (*)	-	-	6,614,217	-	6,614,217
Cost allocations from Ecoark Holdings, Inc.	-	-	1,171,580	-	1,171,580
Net loss for the year	-	-	-	(7,616,472)	(7,616,472)

Balance - March 31, 2021 (*)	51,987,832	51,988	11,140,143	(7,564,815)	3,627,316

Stock based compensation	-	-
Advances by Ecoark Holdings, Inc. (*)	-	-	2,163,328	-	2,163,328
Cost allocations from Ecoark Holdings, Inc.	-	-	(2,954,442)	-	(2,954,442)
Net income for the period	-	-	-	4,806,042	4,806,042

Balance - March 31, 2022	51,987,832	$51,988	$10,349,029	$(2,758,773)	$7,642,244

*   On September 7, 2022, Banner Midstream Corp merged with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) in a reverse merger. Banner Midstream's parent, Ecoark Holdings, Inc., was issued 51,987,832 shares of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of Banner that were outstanding at the time of the reverse merger. The Company has reflected this transaction retroactively in these interim financial statements along with amounts due to Ecoark Holdings that were exchanged for the capital stock.

The accompanying notes are an integral part of these consolidated financial statements.

BANNER MIDSTREAM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2022 AND 2021

	MARCH 31,
	2022	2021

CASH FLOW FROM OPERATING ACTIVITIES FROM OPERATIONS
Net income (loss)	$4,806,042	$(7,616,472)
Adjustments to reconcile net loss to net cash provided by operating activities
Home office allocation	8,483,042	249,544
Changes in derivative liabilities	(10,975,737)	10,923,265
Depreciation and amortization	783,325	694,703
Loss on disposal of fixed assets	6,770	130,020
Loss on conversion of debt and liabilities to common stock and forgiveness of debt	-	(10,452,169)
Changes in assets and liabilities
Accounts receivable	109,696	(144,753)
Prepaid expenses and other assets	107,556	(169,787)
Amortization of right of use asset - financing leases	143,726	125,043
Amortization of right of use asset - operating leases	52,603	43,927
Due to parent	2,163,328	6,614,217
Interest on lease liability - financing leases	(10,373)	(14,481)
Operating lease expense	(59,524)	(52,980)
Accrued payable and accrued liabilities	(4,048,083)	7,078,798
Total adjustments	(3,243,671)	15,025,347
Net cash provided by operating activities of continuing operations	1,562,371	7,408,875
Net cash provided by operating activities of discontinued operations	-	(163,510)
Net cash provided by operating activities	1,562,371	7,245,365

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of fixed assets	-	43,000
Purchase of fixed assets	-	(20,450)
Net cash provided by investing activities	-	22,550

CASH FLOWS FROM FINANCING ACTIVITIES
Reduction of finance lease liability	(130,541)	(101,692)
Repayments of notes payable - related parties	(250,000)	(1,009,569)
Repayment of long-term debt	(1,377,794)	(6,047,267)
Net cash used in financing activities	(1,758,335)	(7,158,528)

NET (DECREASE) INCREASE IN CASH	(195,964)	109,387

CASH - BEGINNING OF YEAR	295,416	186,029

CASH - END OF YEAR	$99,452	$295,416

SUPPLEMENTAL DISCLOSURES
Cash paid for interest expense	$161,225	$768,870
Cash paid for income taxes	$-	$-

SUMMARY OF NON-CASH ACTIVITIES:

Reclassification of assets of discontinued operations to current operations in fixed assets	$193,904	$-
Trade in of vehicle for ROU asset	$-	$55,525

The accompanying notes are an integral part of these consolidated financial statements.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022 AND 2021

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pinnacle Frac Holdings Corp is a corporation established pursuant to the laws of the State of Delaware on April 2, 2018. Pinnacle Frac Holdings Corp was renamed Banner Midstream Corp (the “Company” or “Banner Midstream”) by the Delaware Division of Corporations on December 6, 2018.

Banner Midstream acquired one hundred percent of the issued and outstanding membership interests of Pinnacle Frac Transport LLC (“Pinnacle Frac”) for 3,000,000 shares on May 24, 2018. Pinnacle Frac is a limited liability company pursuant to the laws of the State of Arkansas established on January 15, 2018. Pinnacle Frac is currently structured as a wholly owned subsidiary of the Company. Pinnacle Frac has three wholly owned subsidiaries, LAH Lease Service LLC (“LAH”), LSQL Truck & Trailer Sales LLC (“LSQL”), and Triumph Energy Services, LLC (“Triumph”) which are limited liability companies pursuant to the laws of the State of Texas. Pinnacle Frac acquired one hundred percent of the issued and outstanding membership interests of LAH and LSQL on April 30, 2018, and subsequently transferred selected operations, employees, equipment, and contracts into Pinnacle Frac. Neither LAH nor LSQL currently have active operations or any assets. Pinnacle Frac acquired one hundred percent of the issued and outstanding membership interests of Triumph on November 6, 2018, and subsequently transferred selected contracts into Pinnacle Frac. Triumph currently has an active bank account and Department of Transportation (“DOT”) Motor Carrier Number (“MC Number”) but no active employees or operations. Pinnacle Frac commenced operations in May 2018 and is engaged in the business of providing transportation of frac sand and logistics services to major hydraulic fracturing and drilling operators in the domestic United States.

Banner Midstream established Pinnacle Frac Sales & Service LLC dba Capstone Equipment Leasing (“Capstone”) as a limited liability company pursuant to the laws of the State of Texas on May 23, 2018, with the Company having ownership of one hundred percent of the issued and outstanding membership interests of Capstone. Capstone is currently structured as a wholly owned subsidiary of the Company. Pinnacle Frac Sales & Service LLC was renamed Capstone Equipment Leasing, LLC by the Office of the Secretary of State of Texas on October 4, 2018. Capstone commenced operations in October 2018 and is engaged in the business of procuring and financing equipment to various oilfield transportation services contractors (“owner-operators”).

On March 27, 2020, Ecoark Holdings, Inc. (“Ecoark Holdings”) and Banner Energy Services Corp., a Nevada corporation (“Banner Parent”), entered into a Stock Purchase and Sale Agreement (the “Banner Purchase Agreement”) to acquire Banner Midstream Corp., a Delaware corporation (“Banner Midstream”). Pursuant to the acquisition, Banner Midstream became a wholly owned subsidiary of the Company and Banner Parent received shares of the Company’s common stock in exchange for all of the issued and outstanding shares of Banner Midstream.

Banner Midstream has two active operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”), and Capstone Equipment Leasing LLC (“Capstone”). The Company assigned the ownership interests of White River Holdings Corp. (“White River”), and Shamrock Upstream Energy LLC (“Shamrock”) to Ecoark Holdings during June, 2022. These consolidated financial statements do not include the operations of White River and Shamrock.

Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors. These two operating subsidiaries of Banner Midstream are revenue producing entities.

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all of which have a year end of March 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for uncollectible accounts receivable, impaired value of equipment and intangible assets, including goodwill, liabilities to accrue, cost incurred in the satisfaction of performance obligations, permanent and temporary differences related to income taxes, cost allocations from Ecoark Holdings to present these consolidated financial statements on a standalone basis and determination of the fair value of stock awards.

Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer
•	Step 2: Identify the performance obligations in the contract
•	Step 3: Determine the transaction price
•	Step 4: Allocate the transaction price to the performance obligations in the contract
•	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration
•	Constraining estimates of variable consideration
•	The existence of a significant financing component in the contract
•	Noncash consideration
•	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. The relative selling price for each performance obligation is estimated using observable objective evidence if it is available. If observable objective evidence is not available, the Company uses its best estimate of the selling price for the promised service. In instances where the Company does not sell a service separately, establishing standalone selling price requires significant judgment. The Company estimates the standalone selling price by considering available information, prioritizing observable inputs such as historical sales, internally approved pricing guidelines and objectives, and the underlying cost of delivering the performance obligation. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Management judgment is required when determining the following: when variable consideration is no longer probable of significant reversal (and hence can be included in revenue); whether certain revenue should be presented gross or net of certain related costs; when a promised service transfers to the customer; and the applicable method of measuring progress for services transferred to the customer over time.

The Company recognizes revenue upon satisfaction of its performance obligation at either a point in time or over time in accordance with ASC 606-10-25.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

The Company accounts for incremental costs of obtaining a contract with a customer and contract fulfillment costs in accordance with ASC 340-40, Other Assets and Deferred Costs. These costs should be capitalized and amortized as the performance obligation is satisfied, if certain criteria are met. The Company elected the practical expedient, to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would otherwise have been recognized is one year or less, and expenses certain costs to obtain contracts when applicable. The Company recognizes an asset from the costs to fulfill a contract only if the costs relate directly to a contract, the costs generate or enhance resources that will be used in satisfying a performance obligation in the future and the costs are expected to be recovered. The Company recognizes the cost of sales of a contract as expense when incurred or when a performance obligation is satisfied. The incremental costs of obtaining a contract are capitalized unless the costs would have been incurred regardless of whether the contract was obtained, are not considered recoverable, or the practical expedient applies.

The Company recognizes revenue for their proportionate share of revenue when: (i) the Company receives notification of the successful sale of a load of crude oil to a buyer; (ii) the buyer will provide a price based on the average monthly price of crude oil in the most recent month; and (iii) cash is received the following month from the crude oil buyer.

Cost of sales for Pinnacle Frac includes all direct expenses incurred to produce the revenue for the period. This includes, but is not limited to, direct employee labor, direct contract labor and fuel.

Revenue under master service agreements is recorded upon the performance obligation being satisfied. Typically, the satisfaction of the performance obligation occurs upon the frac sand load being delivered to the customer site and this load being successfully invoiced and accepted by the Company’s factoring agent.

Accounts Receivable and Concentration of Credit Risk

The Company considers accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms.

For Pinnacle Frac, accounts receivable is comprised of unsecured amounts due from customers that have been conveyed to a factoring agent for both with and without recourse. Pinnacle Frac receives an advance from the factoring agent of 98% of the amount invoiced to the customer within one business day. The Company recognizes revenue for 100% of the gross amount invoiced, records an expense for the 2% finance charge by the factoring agent, and realizes cash for the 98% net proceeds received.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Impairment of Long-lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings (loss) per share (“EPS”) include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants. The Company as of and for the years ended March 31, 2022 and 2021 had no common stock equivalents.

Cost Allocations

The accompanying consolidated financial statements and footnotes of the Company have been prepared in connection with the expected separation and have been derived from the consolidated financial statements and accounting records of Ecoark Holdings, Inc. operated on a standalone basis during the periods presented and were prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements reflect allocations of certain Ecoark Holdings corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other income and expenses for interest expense on debt that portions were used for Banner Midstream, changes in derivative liabilities on the books of Ecoark Holdings for warrants granted in offerings of which proceeds went towards the operations of Banner Midstream, and conversions of debt. As noted, the derivative liabilities are included in Ecoark’s books however, the advances made by Ecoark related to the proceeds received that were recognized as a derivative liability are included in the March 31, 2022 balance sheet as “Due to Ecoark Holdings, Inc.” which was reclassified to additional paid in capital. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

Management believes the assumptions underlying our financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent are reasonable. Nevertheless, our financial statements may not include all of the actual expenses and income that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented.

Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not included in our historical results of operations, financial position and cash flows.

Correction of Immaterial Misstatement

During the quarter ended December 31, 2022, the Company became aware of an adjustment to correct an error in our previously issued financial statements regarding the reclassification of previous intercompany advances from Ecoark Holdings, Inc. (the former parent of Banner Midstream Corp) to additional paid in capital in the amounts of $8,777,545 and $6,614,217 as of March 31, 2022 and 2021, respectively, effective with the issuance of the 51,987,832 shares of Company common to Ecoark Holdings, Inc. in the reverse merger. During the same quarter, the Company became aware of an adjustment to correct and error in our previously issued financial statements regarding the reclassifications of cost allocations form Ecoark Holdings, Inc. to accrued liabilities in the amount of $3,487,284 as of March 31, 2021.

Based on an analysis of ASC 250 “Accounting Changes and Error Corrections”, Staff Accounting Bulletin 99 “Materiality” and Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, we have determined that these errors were immaterial to the previously issued consolidated financial statements for the years ended March 31, 2022 and 2021. The errors had no impact on the consolidated statements of operations, earnings (loss) per share or cash flows for either of the two-year periods.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Liquidity

For the years ended March 31, 2022 and 2021, the Company had a net income (loss) of $4,806,042 and ($7,616,472), respectively, has a working capital deficit of $1,607,004 and $5,496,522 as of March 31, 2022 and 2021, and has an accumulated deficit as of March 31, 2022 of $(2,758,773). As of March 31, 2022, the Company has $99,452 in cash and cash equivalents.

The Company has relied on Ecoark Holdings to provide the necessary capital to sustain their operations. The Company has included cost allocations as noted herein to reflect the operations as if they were a standalone entity.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period. The financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

The Company plans include the raising of capital through a potential offering once they are an SEC reporting company.

Impact of COVID-19

The COVID-19 pandemic has had a profound effect on the U.S. and global economy and may continue to affect the economy and the industries in which we operate, depending on the vaccine and booster rollouts and the emergence of virus mutations including Omicron.

COVID-19 did not have a material effect on the Statements of Operations or the Balance Sheets for the years ended March 31, 2022 and 2021.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

COVID-19 has contributed to the supply chain disruptions which have not yet had a material effect for the Company. The Company will continue to monitor the supply chain shortages affecting the world.

Because the federal government and some state and local authorities are reacting to the current Omicron variant of COVID-19, it is creating uncertainty on whether these actions could disrupt the operation of the Company’s business and have an adverse effect on the Company. The extent to which the COVID-19 outbreak may impact the Company’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

NOTE 2: REVENUE

The Company recognizes revenue when it transfers promised services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

The following table disaggregates the Company’s revenue by major source for the years ended March 31:

	2022	2021
Revenue:
Transportation Services	$18,457,567	$12,318,309
Fuel Rebate	251,877	243,961
Equipment Rental and other	40,609	148,780
	$18,750,053	$12,711,050

There were no significant contract asset or contract liability balances for all periods presented. The Company elected the practical expedients in paragraphs 606-10-50-14 and 50-14A and does not disclose the amount of transaction price allocated to remaining performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed, or variable consideration related to future service periods.

Collections of the amounts billed are typically paid by the customers within 30 to 60 days.

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021

Leasehold improvements	$18,052	$18,052
Machinery and equipment	3,333,045	3,182,313
Total property and equipment	3,351,097	3,200,365
Accumulated depreciation and impairment	(844,359)	(409,848)
Property and equipment, net	$2,506,738	$2,790,517

As of March 31, 2022 and 2021, the Company performed an evaluation of the recoverability of these long-lived assets. The analysis resulted in no impairment as of related to these assets.

On April 1, 2021, the Company placed back in service equipment of $201,388 with accumulated depreciation of $7,484 which were part of discontinued operations related to Pinnacle Vac. These assets are equipment related to Capstone who is servicing the debt related to the assets.

In February 2022, the Company traded in a vehicle valued at $51,806 for a new vehicle valued at $91,132.

Depreciation expense for the years ended March 31, 2022 and 2021 was $434,511 and $409,848, respectively.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

NOTE 4: INTANGIBLE ASSETS AND GOODWILL

Intangible assets consisted of the following as of March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021

Customer relationships	$2,100,000	$2,100,000
Non-compete agreements	250,000	250,000
Total intangible assets	2,350,000	2,350,000
Accumulated amortization and impairment	(633,669)	(284,855)
Intangible assets, net	$1,716,331	$2,065,145

In the acquisition of Banner Midstream, by Ecoark Holdings, the intangible assets acquired consisted of the customer relationships and non-compete agreements valued at $2,350,000. The estimated useful lives of the customer relationships are ten years based on the estimated cash flows from those customer contracts, and the estimated useful lives of the non-compete agreement is five years amortized over a straight-line method.

Amortization expense for the years ended March 31, 2022 and 2021 was $348,814 and $284,855, respectively.

The following is the future amortization of the intangibles as of March 31:

2023	$256,973
2024	265,493
2025	261,568
2026	219,813
2027	200,255
Thereafter	512,229
$1,716,331

In addition to the statutory based intangible assets noted above, Ecoark Holdings recorded a total of $4,900,873 of goodwill in connection with the purchase of Banner Midstream.

The Company assessed the criteria for impairment, and there were no indicators of impairment present as of March 31, 2022, and therefore no impairment is necessary.

NOTE 5: ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	March 31, 2022	March 31, 2021

Professional fees and consulting costs (including allocated costs)	$442,793	$3,799,795
Compensation	245,179	733,521
Interest	-	56,746
Taxes	85,000	58,697
Insurance	343,726	211,374
Total	$1,116,698	$4,860,133

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

NOTE 6: LONG-TERM DEBT

Long-term debt consisted of the following as of March 31, 2022 and 2021. All debt instruments repaid during the year ended March 31, 2021 are not included in the below chart and the chart only reflects those instruments that had a balance owed as of these dates.

	March 31, 2022	March 31, 2021

Note payable – Alliance Bank (a)	$236,755	$1,033,117
Commercial loan – Firstar Bank (b)	245,217	625,687
Auto loan 1 – Firstar Bank (c)	16,839	28,547
Auto loan 2 – Firstar Bank (d)	-	38,054
Auto loan 3 – Ally Bank (e)	-	34,319
Auto loan 4 – Ally Bank (f)	23,012	35,392
Auto loan 7 – Ally Bank (g)	-	68,901
Tractor loan 6 – Tab Bank (h)	118,332	179,527
Total long-term debt	640,155	2,043,544
Less: current portion	(572,644)	(1,035,052)
Long-term debt, net of current portion	$67,511	$1,008,492

(a)

Original loan date of June 14, 2019 with an original maturity date of April 14, 2020. The Company extended this loan for $1,238,500 at 4.95% with a new maturity date of April 14, 2025. On September 24, 2021, the Company repaid $550,000 of this amount as a condition of the underlying guarantee of the note.

(b)	Original loan date of February 28, 2018, due December 31, 2022 at 4.75%.

(c)

On July 20, 2018, entered into a long-term secured note payable for $56,300 for a service truck maturing July 20, 2023. The note is secured by the collateral purchased and accrued interest annually at 6.50% with principal and interest payments due monthly. There is no accrued interest as of March 31, 2022.

(d)

On August 3, 2018, entered into a long-term secured note payable for $72,669 for a service truck maturing August 3, 2023. The note is secured by the collateral purchased and accrued interest annually at 6.50% with principal and interest payments due monthly. The collateral underlying the loan was stolen in March 2021, and the Company received an insurance settlement in May 2021 and promptly used those proceeds to pay off the remainder of the loan balance.

(e)

On July 18, 2018, entered into a long-term secured note payable for $53,593 for a service truck maturing August 17, 2024. The note is secured by the collateral purchased and accrued interest annually at 9.00% with principal and interest payments due monthly. This automobile was traded in during February 2022 for a new truck.

(f)

On July 26, 2018, entered into a long-term secured note payable for $55,268 for a service truck maturing September 9, 2024. The note is secured by the collateral purchased and accrued interest annually at 7.99% with principal and interest payments due monthly. There is no accrued interest as of March 31, 2022.

(g)

On November 5, 2018, entered into four long-term secured notes payable for $140,218 maturing on November 5, 2021. The notes are secured by the collateral purchased and accrued interest annually at rates ranging between 6.89% and 7.87% with principal and interest payments due monthly. These loans were paid in full on the maturity date.

(h)

On November 7, 2018, entered into a long-term secured note payable for $301,148 maturing on November 22, 2023. The note is secured by the collateral purchased and accrued interest annually at 10.25% with principal and interest payments due monthly. There is no accrued interest as of March 31, 2022.

The following is a list of maturities as of March 31:

2023	$572,644
2024	65,085
2025	2,426
$640,155

Interest expense on long-term debt during the years ended March 31, 2022 and 2021 are $70,914 and $170,576, respectively.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

NOTE 7: DUE TO RELATED PARTIES

The Company receives its support from Ecoark Holdings and other subsidiaries of Ecoark Holdings. As of March 31, 2022 and 2021, the intercompany advances balance with Ecoark Holdings was $8,777,545 and $6,614,217, respectively. There is no interest charged on this amount and the amount is due on demand and reflected as a current liability. The balance is comprised of expenses paid on behalf of the Company by Ecoark Holdings.

Prior to July 1, 2021, the financial statements reflect allocations of certain Ecoark Holdings corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other income and expenses for interest expense on debt that portions were used for Banner Midstream, changes in derivative liabilities on the books of Ecoark Holdings for warrants granted in offerings of which proceeds went towards the operations of Banner Midstream, and conversions of debt. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

In addition, as of March 31, 2021, the Company had $10,511 outstanding with Zest Labs, Inc. another subsidiary of Ecoark Holdings. This was repaid to Banner Midstream in the year ended March 31, 2022.

A board member of Ecoark Holdings advanced $250,000 to the Company through August 8, 2021, under the terms of notes payable that bears interest at rates ranging between 10% and 15% interest per annum. On August 9, 2021, the Company repaid the entire $250,000 plus accrued interest of $22,705 to the board member. Interest expense on the note for the years ended March 31, 2022 and 2021 was $13,459 and $83,276, respectively.

During the year ended March 31, 2021, the Company received proceeds of $603,553 in notes payable – related parties, repaid $1,622,566 in existing notes payable – related parties, and converted $575,000 in existing notes payable – related parties that resulted in a loss on conversion of $1,239,441. In addition, the Company converted $15,000 of accrued interest during this period.

An officer of the Company advanced $116,000 and was repaid this amount during the year ended March 31, 2022.

NOTE 8: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company prior to the share exchange with Wolf Energy Services, Inc. had 45,000,000 shares of common stock authorized at $0.0001 par value per share, and there were 5,565,976 and 5,565,976 common shares issued and outstanding at March 31, 2022 and 2021, respectively, all owned by Ecoark Holdings, Inc. The Company has 5,000,000 shares of preferred stock authorized at $0.0001 par value per share, and there are no shares issued and outstanding.

On September 7, 2022, Banner Midstream Corp acquired Wolf Energy Services, Inc. then known as Enviro Technologies US, Inc. in a share exchange. Banner Midstream Corp’s parent, Ecoark Holdings, Inc, was issued 51,987,832 shares of common stock in exchange for the 5,565,976 common shares that were recorded. The Company has reflected this transaction retroactively in these audited financial statements.

There were no equity transactions for the years ended March 31, 2022 and 2021.

NOTE 9: CONCENTRATIONS

Customer Concentration. Two and two customers, accounted for more than 10% of the accounts receivable balance at March 31, 2022 and 2021 for a total of 88% and 94% of accounts receivable, respectively. In addition, two and two customers represent approximately 96% and 83% of total revenues for the Company for the years ended March 31, 2022 and 2021, respectively.

Supplier Concentration. Certain of the raw materials, components and equipment used by the Company in the manufacture of its products are available from single-sourced vendors. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components or equipment at acceptable prices, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations. In addition, the Company may make prepayments to certain suppliers or enter into minimum volume commitment agreements. Should these suppliers be unable to deliver on their obligations or experience financial difficulty, the Company may not be able to recover these prepayments.

The Company occasionally maintains cash balances in excess of the FDIC insured limit. The Company does not consider this risk to be material.

Commodity price risk

We are exposed to fluctuations in commodity prices for oil and natural gas. Commodity prices are affected by many factors, including but not limited to, supply and demand.

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

NOTE 10: LEASES

The Company has adopted ASU No. 2016-02, Leases (Topic 842), as of April 1, 2019 and will account for their leases in terms of the right of use assets and offsetting lease liability obligations under this pronouncement. The Company recorded these leases at present value, in accordance with the standard, using discount rates ranging between 2.5% and 11.36%. The right of use asset is composed of the sum of all lease payments, at present value, and is amortized straight line over the life of the expected lease term. For the expected term of the lease the Company used the initial terms ranging between 42 and 60 months. Upon the election by the Company to extend the lease for additional years, that election will be treated as a lease modification and the lease will be reviewed for re-measurement.

The Company has chosen to implement this standard using the modified retrospective model approach with a cumulative-effect adjustment, which does not require the Company to adjust the comparative periods presented when transitioning to the new guidance. The Company has also elected to utilize the transition related practical expedients permitted by the new standard. The modified retrospective approach provides a method for recording existing leases at adoption and in comparative periods that approximates the results of a modified retrospective approach. Adoption of the new standard did not result in an adjustment to retained earnings for the Company.

The Company’s portfolio of leases contains both finance and operating leases. As of March 31, 2022, the value of the unamortized lease right of use asset is $365,220, of which $301,126 is from financing leases (through maturity at June 30, 2024) and $64,094 is from operating leases (through maturity at June 30, 2024). As of March 31, 2022, the Company’s lease liability was $379,658, of which $295,058 is from financing leases and $67,523 is from operating leases.

Maturity of lease liability for the operating leases for the period ended March 31,
2023	$49,067
2024	$23,279
2025	$601
Imputed interest	$(5,424)
Total lease liability	$67,523

Disclosed as:
Current portion	$45,004
Non-current portion	$22,519

Maturity of lease liability for the financing leases for the period ended March 31,
2023	$151,287
2024	$134,067
2025	$18,127
2026	$-
Imputed interest	$(8,423)
Total lease liability	$295,058

Disclosed as:
Current portion	$145,174
Non-current portion	$149,884

Amortization of the right of use asset for the period ended March 31,
2023	$189,561
2024	$156,762
2025	$18,897

Total	$365,220

Total Lease Cost

Individual components of the total lease cost incurred by the Company is as follows:

	Year ended March 31, 2022	Year ended March 31, 2021

Operating lease expense	$65,606	$82,959

Finance lease expense
Depreciation of capitalized finance lease assets	161,603	136,804
Interest expense on finance lease liabilities	10,372	14,482
Total lease cost	$237,581	$234,245

BANNER MIDSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022 AND 2021

NOTE 11: RELATED PARTY TRANSACTIONS

In the acquisition of Banner Midstream to Ecoark Holdings, Randy S. May, Chief Executive Officer and Chairman of Ecoark Holdings, was the holder of approximately $1,242,000 in notes payable by Banner Midstream and its subsidiaries, which were assumed by Ecoark Holdings in the transaction. Additionally, Mr. May held a note payable by Banner Energy in the amount of $2,000,000 in principal and accrued interest, which was converted into 2,740,000 shares of common stock of Ecoark Holdings (on a pre-reverse stock split basis) as a result of the transaction. Neither of these amounts remain outstanding.

NOTE 12: INCOME TAXES

The Company has been included as a subsidiary of Ecoark Holding’s consolidated income tax return filed with the Internal Revenue Service and State tax authorities. The effective tax rate for the years ended March 31, 2022 and 2021 varied from the expected statutory tax rate due to the Company continuing to provide a 100% valuation allowance on net deferred tax assets. The Company determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as March 31, 2022, primarily because of the Company’s history of operating losses. The Company has incurred operating losses in recent years, and it continues to be in a three-year cumulative loss position at March 31, 2022. Accordingly, the Company determined that there was not sufficient positive evidence regarding its potential for future profits to outweigh the negative evidence of the three-year cumulative loss position under the guidance provided in ASC 740. Therefore, it determined to continue to provide a 100% valuation allowance on its net deferred tax assets. To the extent the Company determines that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Based on Ecoark Holding’s consolidated income tax return, the Company has approximately $128 million in Federal and $87 million in State net operating loss carryforwards to offset future taxable income as of March 31, 2022.

NOTE 13: SUBSEQUENT EVENTS

Subsequent to March 31, 2022, the Company had the following transactions:

On August 23, 2022 Ecoark Holdings, Inc., a Nevada corporation (“Ecoark”) entered into a Share Exchange Agreement (the “Agreement”) with Wolf Energy Services Inc. formerly known as Enviro Technologies U.S., Inc., a Florida corporation (“Wolf Energy”) and the Company. The Agreement provides that, upon the terms and subject to the conditions set forth therein, Ecoark shall acquire 51,987,832 shares of the Wolf Energy common stock in exchange for all of the capital stock of the Company owned by Ecoark, which represents 100% of the issued and outstanding shares of the Company (the “Exchange”). Upon closing of the Agreement, the Company will continue as a wholly-owned subsidiary of Wolf Energy. On September 7, 2022, the Exchange was completed, and the Company was merged into Enviro via a reverse merger.

WOLF ENERGY SERVICES INC.

(FORMERLY ENVIRO TECHNOLOGIES U.S., INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 (UNAUDITED) AND MARCH 31, 2022

	DECEMBER 31,	MARCH 31,
	2022	2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$342,705	$99,452
Accounts receivable	53,038	164,388
Prepaid expenses and other current assets	999,500	382,373
Current assets of discontinued operations	114,049	-

Total current assets	1,509,292	646,213

NON-CURRENT ASSETS:
Property and equipment, net	1,071,938	2,506,738
Right of use asset - operating lease	316,271	64,094
Right of use asset - financing lease	-	301,126
Intangible assets, net	1,523,601	1,716,331
Goodwill	4,900,873	4,900,873
Non-current assets of discontinued operations	16,913	-

Total non-current assets	7,829,596	9,489,162

TOTAL ASSETS	$9,338,888	$10,135,375

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$169,105	$373,697
Accrued liabilities	1,553,408	1,116,698
Due to Ecoark Holdings (*)	-	-
Notes payable	938,232	-
Current portion of long-term debt	-	572,644
Current portion of lease liability - operating lease	72,319	45,004
Current portion of lease liability - financing lease	-	145,174
Current liabilities of discontinued operations	314,100	-

Total current liabilities	3,047,164	2,253,217

NON-CURRENT LIABILITIES
Lease liability - operating lease, net of current portion	244,852	22,519
Lease liability - financing lease, net of current portion	-	149,884
Long-term debt, net of current portion	-	67,511
Non-current liabilities of discontinued operations	150,000	-

Total non-current liabilities	394,852	239,914

Total Liabilities	3,442,016	2,493,131

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized and 78,268,332 and 51,987,832 shares
issued and outstanding (*)	78,268	51,988
Additional paid in capital (*)	14,869,041	10,349,029
Accumulated deficit	(9,050,437	(2,758,773)

Total stockholders' equity (deficit)	5,896,872	7,642,244

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$9,338,888	$10,135,375

(*)

On September 7, 2022, Banner Midstream Corp merged with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) in a reverse merger. Banner Midstream's parent, Ecoark Holdings, Inc., was issued 51,987,832 shares of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of Banner that were outstanding at the time of the reverse merger. The Company has reflected this transaction retroactively in these interim financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOLF ENERGY SERVICES INC.

(FORMERLY ENVIRO TECHNOLOGIES U.S., INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE AND THREE MONTHS ENDED DECEMBER 31, 2022 AND 2021

	NINE MONTHS ENDED		THREE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2022	2021	2022	2021

REVENUES	$15,594,424	$13,991,488	$5,323,311	$4,193,444
COST OF REVENUES	12,380,959	10,043,981	4,093,343	3,344,656
GROSS PROFIT	3,213,465	3,947,507	1,229,968	848,788

OPERATING EXPENSES
Salaries and salaries related costs	812,148	1,801,027	273,279	442,417
Professional and consulting fees	9,060	314,841	-	143,164
Selling, general and administrative costs	3,510,124	4,488,967	1,147,960	1,208,920
Depreciation, amortization, and impairment	3,950,513	588,789	114,104	196,263

Total operating expenses	8,281,845	7,193,624	1,535,343	1,990,764

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)	(5,068,380)	(3,246,117)	(305,375)	(1,141,976)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liabilities	-	7,647,407	-	5,489,568
Loss on disposal of fixed assets	(971,251)	-	(21,227)	-
Interest expense, net of interest income	(28,776)	(341,234)	(13,352)	(2,109)
Total other income	(1,000,027)	7,306,173	(34,579)	5,487,459

(LOSS) INCOME FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6,068,407)	4,060,056	(339,954)	4,345,483

DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations	(156,048)	-	(106,577)	-
Gain on disposal of discontinued operations	-	-	-	-
Total discontinued operations	(156,048)	-	(106,577)	-

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6,224,455)	4,060,056	(446,531)	4,345,483

PROVISION FOR INCOME TAXES	(67,207)	-	(21,679)

NET (LOSS) INCOME	$(6,291,662)	$4,060,056	$(468,210)	$4,345,483

NET LOSS (INCOME) PER SHARE - BASIC
Continuing operations	$(0.10)	$0.08	$(0.01)	$0.08
Discontinued operations	-	-	-
NET (LOSS) INCOME PER SHARE	$(0.10)	$0.08	$(0.01)	$0.08

WEIGHTED AVERAGE SHARES OUTSTANDING	61,253,204	51,987,832	74,355,288	51,987,832

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOLF ENERGY SERVICES INC.

(FORMERLY ENVIRO TECHNOLOGIES U.S., INC.)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2022 AND 2021

					Additional
	Preferred Stock		Common Stock (*)		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital (*)	Deficit	Total

Balance - March 31, 2021 (*)	-	$-	51,987,832	$51,988	$11,140,143	$(7,564,815)	$3,627,316

Cost allocations from Ecoark Holdings	-	-	-	-	(974,485)	-	(974,485)
Advances from Ecoark Holdings to Banner Midstream Corp	-	-	-	-	(19,110)	-	(19,110)
Net income for the period	-	-	-	-	-	939,927	939,927

Balance - June 30, 2021	-	-	51,987,832	51,988	10,146,548	(6,624,888)	3,573,648

Cost allocations from Ecoark Holdings	-	-	-	-	863,562	-	863,562
Advances from Ecoark Holdings to Banner Midstream Corp	-	-	-	-	2,610,261	-	2,610,261
Net loss for the period	-	-	-	-	-	(1,225,354)	(1,225,354)

Balance - September 30, 2021	-	$-	51,987,832	$51,988	$13,620,371	$(7,850,242)	$5,822,117

Cost allocations from Ecoark Holdings	-	-	-	-	(5,075,832)	-	(5,075,832)
Advances from Ecoark Holdings to Banner Midstream Corp	-	-	-	-	(219,284)	-	(219,284)
Net income for the period	-	-	-	-	-	4,345,483	4,345,483

Balance - December 31, 2021	-	$-	51,987,832	$51,988	$8,325,255	$(3,504,759)	$4,872,484

Balance - March 31, 2022	-	$-	51,987,832	$51,988	$10,349,029	$(2,758,773)	$7,642,244

Advances from Ecoark Holdings to Banner Midstream Corp	-	-	-	-	392,484	-	392,484
Net loss for the period	-	-	-	-	-	(1,636,771)	(1,636,771)

Balance - June 30, 2022	-	-	51,987,832	51,988	10,741,513	(4,395,544)	6,397,957

To reflect the reverse merger of Banner Midstream Corp.	-	-	22,280,500	22,280	2,611,235	(349,764)	2,283,751
Advances from Ecoark Holdings to Banner Midstream Corp	-	-	-	-	1,441,543	-	1,441,543
Net loss for the period	-	-	-	-	-	(3,836,919)	(3,836,919)

Balance - September 30, 2022	-	$-	74,268,332	$74,268	$14,794,291	$(8,582,227)	$6,286,332

Common shares issued for conversion of note payable	-	-	4,000,000	4,000	56,000	-	60,000
Share-based compensation	-	-	-	-	18,750	-	18,750
Net loss for the period	-	-	-	-	-	(468,210)	(468,210)

Balance - December 31, 2022	-	$-	78,268,332	$78,268	$14,869,041	$(9,050,437)	$5,896,872

* On September 7, 2022, Banner Midstream Corp merged with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) in a reverse merger. Banner Midstream's parent, Ecoark Holdings, Inc., was issued 51,987,832 shares of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of Banner that were outstanding at the time of the reverse merger. The Company has reflected this transaction retroactively in these interim financial statements along with amounts due to Ecoark Holdings that were exchanged for the capital stock.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOLF ENERGY SERVICES INC.

(FORMERLY ENVIRO TECHNOLOGIES U.S., INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED DECEMBER 31, 2022 AND 2021

	DECEMBER 31,
	2022	2021

CASH FLOW FROM OPERATING ACTIVITIES
Net (loss) income	$(6,291,662)	$4,060,056
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Home office allocation	-	(5,186,755)
Depreciation and amortization	3,950,513	588,789
Loss on disposal of fixed assets	971,251	-
Stock based compensation - RSU	18,750	-
Changes in assets and liabilities
Accounts receivable	111,350	128,276
Prepaid expenses and other current assets	(617,127)	(289,776)
Amortization of right of use asset - operating leases	54,370	66,635
Amortization of right of use asset - financing leases	40,036	107,401
Due to Ecoark Holdings	2,183,791	2,382,612
Due to related party	-	10,511
Interest on lease liability - financing leases	(3,073)	(8,952)
Operating lease expense	(56,899)	(71,842)
Accrued payable and accrued liabilities	232,118	(331,989)
Total adjustments	6,885,080	(2,605,090)
Net cash provided by operating activities of continuing operations	593,418	1,454,966
Net cash provided by operating activities of discontinued operations	298,446	-
Net cash provided by operating activities	891,864	1,454,966

CASH FLOWS FROM INVESTING ACTIVITES
Proceeds from the sale of fixed assets	580,000	-
Purchase of fixed assets	(261,090)	-
Net cash provided by investing activities of continuing operations	318,910	-
Net cash provided by investing activities of discontinued operations	140,000	-
Net cash provided by investing activities	458,910	-

CASH FLOWS FROM FINANCING ACTIVITES
Reduction of finance lease liability	(30,895)	(96,340)
Repayments of long-term debt	(640,155)	(1,198,711)
Repayment of note payable	(46,333)	-
Repayment of related party debt	-	(250,000)
Net cash (used in) financing activities of continuing operations	(717,383)	(1,545,051)
Net cash (used in) financing activities of discontinued operations	(390,138)	-
Net cash (used in) financing activities	(1,107,521)	(1,545,051)

NET INCREASE (DECREASE) IN CASH	243,253	(90,085)

CASH - BEGINNING OF PERIOD	99,452	295,416

CASH - END OF PERIOD	$342,705	$205,331

SUPPLEMENTAL DISCLOSURES
Cash paid for interest expense	$8,685	$-
Cash paid for income taxes	$-	$-

SUMMARY OF NON-CASH ACTIVITIES:
Conversion of notes and accrued payroll to notes payable (sellers)	$1,044,565	$-
Conversion of notes payable	$60,000	$-
Contribution by Ecoark Holdings	$10,961,335	$-
Net liabilities acquired from Wolf Energy Services (formerly Enviro Technologies US, Inc.)	$1,329,392	$-
Right of use asset incurred for lease liability - operating leases	$306,547	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOLF ENERGY SERVICES INC.

(FORMERLY ENVIRO TECHNOLOGIES U.S., INC.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

DECEMBER 31, 2022 AND 2021

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wolf Energy Services Inc., formerly known as Enviro Technologies U.S., Inc., a Florida corporation (the “Company”), prior to September 7, 2022 was a manufacturer and provider of environmental and industrial operation technology. The Company had developed, manufactured, and sold the V-Inline Separator, a technology that efficiently separates liquid/liquid, liquid/solid or liquid/liquid/solid fluid streams with distinct specific gravities. Current and potential commercial applications and markets included mining, utilities, manufacturing, waste-to-energy among other industries.

The Company had one subsidiary, Florida Precision Aerospace, Inc., a Florida corporation (“FPA”) prior to the closing of the Exchange (defined below).

Effective September 7, 2022, Ecoark Holdings, Inc., a Nevada corporation (“Ecoark” or “Ecoark Holdings”) and Banner Midstream Corp. (“Banner” or “Banner Midstream”) completed a Share Exchange Agreement (the “Agreement”) with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc). Under the Agreement, Ecoark acquired 51,987,832 shares of Wolf Energy Services Inc., (formerly Enviro Technologies U.S., Inc.) common stock in exchange for all the capital stock of Banner owned by Ecoark, which represents 100% of the issued and outstanding shares of Banner (the “Merger”). Upon closing of the Agreement, Banner became a wholly-owned subsidiary of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) via a reverse merger. As a result, the historical financial information of the company is that of Banner. The transaction was accounted for as a reverse merger whereby Banner Midstream is considered the accounting acquirer. Since the reverse merger occurred with a non-shell public company, the transaction included the purchase of the non-controlling interest of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc).

Banner was organized under the name Pinnacle Frac Holdings Corp, under the laws of the State of Delaware on April 2, 2018. Pinnacle Frac Holdings Corp was renamed Banner Midstream Corp on December 6, 2018.

Banner Midstream established Pinnacle Frac Sales & Service LLC dba Capstone Equipment Leasing (“Capstone”) as a limited liability company pursuant to the laws of the State of Texas on May 23, 2018, with the Company having ownership of one hundred percent of the issued and outstanding membership interests of Capstone. Capstone is currently structured as a wholly owned subsidiary of the Company. Pinnacle Frac Sales & Service LLC was renamed Capstone Equipment Leasing, LLC by the Office of the Secretary of State of Texas on October 4, 2018. Capstone commenced operations in October 2018 and is engaged in the business of procuring and financing equipment to various oilfield transportation services contractors (“owner-operators”).

Banner Midstream has two active operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”), and Capstone Equipment Leasing LLC (“Capstone”).

Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors. These two operating subsidiaries of Banner Midstream are revenue producing entities.

In September 2022, the Company’s Board of Directors and management determined that the FPA business will be sold. As this determination represents a strategic shift that will have a major effect on the Company’s operations and financial results, in accordance with ASC 205-20-45-1E, the Company has reclassified FPA’s assets and liabilities as held for sale and presented the results of operations of FPA as discontinued operations, and when FPA is sold, will recognize a gain or loss on disposal.

On September 22, 2022, the Board of Directors approved a change to the Wolf Energy Services Inc. (former Enviro Technologies U.S. Inc.) fiscal year from December 31 to March 31, as a result of the Merger to conform to Banner's year end.

Forward Split and Corporate Name Change

On January 13, 2023, Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) completed a 4-for-1 forward stock split of its issued and outstanding shares of its common stock to shareholders of record as of the close of business on December 30, 2022. The Company filed articles of amendment to its articles of incorporation with the Secretary of State of the State of Florida effective January 17, 2023. Pursuant to a unanimous written consent of the Company’s board of directors, the only change reflected in the articles of amendment is an increase in the authorized number of shares of common stock of the Company from 250,00,000 shares to 1,000,000,000 shares in connection with the Company’s 4-for-1 forward stock split. Throughout this Quarterly Report on Form 10-Q, common stock share and per share information, including stock award units, options and the Company's convertible note conversion ratio in common stock shares have been revised for all periods presented to give effect to the forward stock split.

On December 30, 2022 the Company’s board of directors and majority shareholder approved a name change of the Company to “Wolf Energy Services Inc.”, as the new name will better reflect the Company’s business and operations. On January 30, 2023, the Company filed articles of amendment to its articles of incorporation with the Secretary of State of Florida and after processing by FINRA, the Company has formally changed its name to Wolf Energy Services Inc. effective February 1, 2023. Additionally, effective February 1, 2023, Wolf Energy Services Inc. will begin trading under its new ticker symbol, WOEN.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB)

All adjustments considered necessary for a fair presentation have been included. These adjustments consist of normal and recurring accruals, as well as non-recurring charges.

As the reverse merger transaction resulted in the owner of Banner gaining control over the combined entity after the transaction, and the shareholders of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) continuing only as passive investors, the transaction was not considered a business combination under the ASC. Instead, this transaction was considered to be a capital transaction of the legal acquiree (Banner) and was equivalent to the issuance of shares by Banner for the net monetary assets of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) accompanied by a recapitalization, except for the purchase of the 22,280,500 shares of issued and outstanding common shares of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) which were considered as purchase consideration resulting in $3,613,144 of goodwill that was impaired immediately. As a result, the historical balances represent Banner. See Note 2, “Reverse Merger” for full details on the accounting for the reverse merger.

The condensed consolidated financial statements, and the accompanying notes, are prepared in accordance with GAAP and do not contain certain information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as the Banner audited financial statements that are reflected in Form 8-K/A filed by the Company on October 31, 2022. Therefore, the interim condensed consolidated financial statements should be read in conjunction with those reports. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year due to various factors.

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all of which have a year end of March 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for uncollectible accounts receivable, impaired value of equipment and intangible assets, liabilities to accrue, cost incurred in the satisfaction of performance obligations, permanent and temporary differences related to income taxes, to present these consolidated financial statements on a standalone basis and determination of the fair value of stock awards.

Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

●	Variable consideration

●	Constraining estimates of variable consideration

●	The existence of a significant financing component in the contract

●	Noncash consideration

●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. The relative selling price for each performance obligation is estimated using observable objective evidence if it is available. If observable objective evidence is not available, the Company uses its best estimate of the selling price for the promised service. In instances where the Company does not sell a service separately, establishing standalone selling price requires significant judgment. The Company estimates the standalone selling price by considering available information, prioritizing observable inputs such as historical sales, internally approved pricing guidelines and objectives, and the underlying cost of delivering the performance obligation. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Management judgment is required when determining the following: when variable consideration is no longer probable of significant reversal (and hence can be included in revenue); whether certain revenue should be presented gross or net of certain related costs; when a promised service transfers to the customer; and the applicable method of measuring progress for services transferred to the customer over time.

The Company recognizes revenue upon satisfaction of its performance obligation at a point in time or over time in accordance with ASC 606-10-25.

The Company accounts for incremental costs of obtaining a contract with a customer and contract fulfilment costs in accordance with ASC 340-40, Other Assets and Deferred Costs. These costs should be capitalized and amortized as the performance obligation is satisfied if certain criteria are met. The Company elected the practical expedient, to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would otherwise have been recognized is one year or less, and expenses certain costs to obtain contracts when applicable. The Company recognizes an asset from the costs to fulfill a contract only if the costs relate directly to a contract, the costs generate or enhance resources that will be used in satisfying a performance obligation in the future and the costs are expected to be recovered. The Company recognizes the cost of sales of a contract as expense when incurred or when a performance obligation is satisfied. The incremental costs of obtaining a contract are capitalized unless the costs would have been incurred regardless of whether the contract was obtained, are not considered recoverable, or the practical expedient applies.

The Company recognizes revenue for their proportionate share of revenue when: (i) the Company receives notification of the successful delivery of a load of frac sand or other material to a buyer; (ii) the buyer will provide a fixed price based on distance between origination and destination point; and (iii) cash is received within one business day from the factoring agent.

Cost of sales for the Company includes all direct expenses incurred to produce the revenue for the period. This includes, but is not limited to, direct employee labor, direct contract labor and fuel.

Revenue under master service agreements is recorded upon the performance obligation being satisfied. Typically, the satisfaction of the performance obligation occurs upon the frac sand load being delivered to the customer site and this load being successfully invoiced and accepted by the Company’s factoring agent.

Accounts Receivable and Concentration of Credit Risk

The Company considers accounts receivable, net of allowance for doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized, however credit insurance is obtained for some customers. Past-due status is based on contractual terms.

For the Company, accounts receivable is comprised of unsecured amounts due from customers that have been conveyed to a factoring agent for both with and without recourse. The Company receives an advance from the factoring agent of 98% of the amount invoiced to the customer within one business day. The Company recognizes revenue for 100% of the gross amount invoiced, records an expense for the 2% finance charge by the factoring agent, and realizes cash for the 98% net proceeds received.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The carrying values of the Company’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Impairment of Long-lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings (loss) per share (“EPS”) include additional dilution from common stock equivalents, such as convertible notes. The Company as of and for the nine months ended December 31, 2022 and 2021 had no common stock equivalents.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Liquidity

For the nine months ended December 31, 2022 and 2021, the Company had a net (loss) income from continuing operations (not including the provisions for income taxes) of ($6,068,407) and $4,060,056, respectively, has a working capital deficit of $1,537,872 and $1,607,004 as of December 31, 2022 and March 31, 2022, and has an accumulated deficit as of December 31, 2022 of ($9,050,437). As of December 31, 2022, the Company has $342,705 in cash and cash equivalents.

Banner has historically relied on Ecoark to provide the necessary capital to sustain its operations. The Company has included cost allocations as noted herein to reflect the operations as if they were a standalone entity.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period. The financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

The Company plans include the raising of capital through a private placement of its securities, although there are no assurances the Company will be successful at raising any capital.

Impact of COVID-19

COVID-19 may continue to affect the economy and the industries in which the Company operates, depending on the vaccine and booster rollouts and the emergence of virus mutations.

COVID-19 did not have a material effect on the Statements of Operations or the Balance Sheets for the nine months ended December 31, 2022 and 2021.

COVID-19 has contributed to the supply chain disruptions, which have not yet had a material effect for the Company. The Company will continue to monitor the supply chain shortages affecting the world.

Because the federal government and some state and local authorities are reacting to the variants of COVID-19, it is creating uncertainty on whether these actions could disrupt the operation of the Company’s business and have an adverse effect on the Company. The extent to which the COVID-19 outbreak may impact the Company’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

Correction of Immaterial Misstatement

During the quarter ended September 30, 2022, the Company, in its previously issued condensed consolidated financial statements for the three months ended September 30, 2022, classified $4,900,873 of goodwill in additional paid in capital upon the September 7, 2022 reverse merger between Banner Midstream Corp. and Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc). The goodwill was the result of the Banner Midstream Corp.'s reporting unit from the previous parent of Banner Midstream Corp., Ecoark Holdings, Inc.

During the quarter ended December 31, 2022, the Company became aware of the reclassification and has adjusted both goodwill and additional paid in capital by $4,900,873. The Company has determined that there is no impairment of this goodwill as of December 31, 2022 or September 30, 2022.

Based on an analysis of ASC 250 “Accounting Changes and Error Corrections”, Staff Accounting Bulletin 99 “Materiality” and Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, the Company has determined that this error was immaterial to the previously issued consolidated financial statements for the six months ended September 30, 2022.

NOTE 2: REVERSE MERGER

In accordance with ASC 805-40-45-1, the consolidated financial statements prepared following a reverse acquisition are issued under the name of the legal parent (Wolf Energy Services Inc.) but described in the notes to the financial statements as a continuation of the financial statements of the legal subsidiary (Banner), with one adjustment, which is to retroactively adjust the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree. That adjustment is required to reflect the capital of the legal parent. Comparative information presented in the consolidated financial statements also is retroactively adjusted to reflect the legal capital of the legal parent.

Under ASC 805-40-45-2, the consolidated financial statements represent the continuation of the legal subsidiary except for the capital structure, as follows:

a.	The assets and liabilities of the legal subsidiary recognized and measured at their precombination carrying amounts;

b.	The assets and liabilities of the legal parent recognized and measured in accordance with the guidance in this topic applicable to business combinations (ASC 805);

c.	The retained earnings and other equity balances of the legal subsidiary before the business combination;

d.

The amount recognized as issued equity interests in the consolidated financial statements determined by adding the issued equity interest of the legal subsidiary outstanding immediately before the business combination to the fair value of the legal parent determined in accordance with the guidance in ASC 805 applicable to business combinations. However, the equity structure reflects the equity structure of the legal parent, including the equity interests the legal parent issued to affect the combination. Accordingly, the equity structure of the legal subsidiary is restated using the exchange ratio established in the acquisition agreement to reflect the number of shares of the legal parent issued in the reverse acquisition.

Wolf Energy Services Inc, (formerly Enviro Technologies U.S., Inc.) issued Ecoark Holdings, Inc. 51,987,832 shares of common stock valued at $5,328,753 in the reverse merger transaction.

On September 7, 2022, the Company completed the reverse merger transaction of Banner Midstream. As a result of this transaction, which is accounted for as a reverse merger, Banner is a wholly owned subsidiary of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc). In accordance with the terms of the Merger, at the effective time of the Merger, each outstanding share of the common stock of Banner was acquired by the Company in consideration of 51,987,832 shares of Common Stock of the Company. This exchange of shares and the resulting controlling ownership of Banner constitutes a reverse acquisition resulting in a recapitalization of Banner and purchase accounting being applied to Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) under ASC 805 due to Banner being the accounting acquirer and Wolf Energy Services, Inc. (formerly Enviro Technologies U.S., Inc.) being deemed an acquired business as they were not a shell corporation. This requires financial reporting from the Merger close date forward to reflect only the historic consolidated results of Banner and to include the consolidated results for Wolf Energy Services (formerly Enviro Technologies U.S., Inc.) from September 7, 2022, forward.

The primary reason Banner consummated the Merger with Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) was the opportunity for the Banner subsidiary previously wholly owned by Ecoark to immediately become a standalone public company without the process of doing its own initial public offering, affording it the opportunity to raise capital more quickly. Following the closing of the Merger, management of the Company determined to discontinue the historical and existing business of Wolf Energy Services (formerly Enviro Technologies U.S., Inc.)

The estimated allocation of the purchase price of the assets acquired and liabilities assumed for the acquisition by Banner of Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) via the reverse acquisition are set forth below in accordance with the guidance under ASC 805:

Purchase Price Allocation of Wolf Energy Services, Inc. (formerly Enviro Technologies U.S., Inc.)

Current assets	$124,760
Fixed assets	6,912
Right of use assets	128,755
Other non-current assets	10,000
Notes payable	(436,471)
Lease liabilities	(128,755)
Accounts payable and accrued expenses	(1,034,594)
Goodwill	3,613,144

Purchase price	$2,283,751

This allocation is based on management’s estimated fair value of the Wolf Energy Services (formerly Enviro Technologies U.S., Inc.) assets and liabilities as of September 7, 2022, utilizing the guidance in ASC 820-10-35 which included the measurement based on a known level one input regarding the applicable share price as well as the level of activity in the Company. Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) net liabilities were derived from a total value of $2,283,751, based on 22,280,500 shares of common stock on September 7, 2022, and the price of $0.10 per share which was a price on September 6, 2022. The Company impaired the goodwill effective with the Exchange on September 7, 2022, as they had decided at that time to sell the FPA business.

The following pro forma balance sheet reflects the details of the March 31, 2022 consolidated balance sheet as presented in the Company’s financial statements as a result of the reverse merger.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2022

	Historical
	Wolf	Banner	Other	Other
	Energy	Midstream	Transaction	Transaction
ASSETS	Services Inc.	Corp.	Adjustments	Adjustments	Pro Forma
			(1)	(2)

CURRENT ASSETS
Cash	$10,879	$99,452	$-	$(10,879)	$99,452
Accounts receivable	6,397	164,388	-	(6,397)	164,388
Prepaid expenses and other current assets	2,679	382,373	-	(2,679)	382,373
Inventory	114,614	-	-	(114,614)	-
Current assets held for sale	-	-	-	-	-
Total current assets	134,569	646,213	-	(134,569)	646,213

NON-CURRENT ASSETS

Property and equipment, net	7,119	2,506,738	-	(7,119)	2,506,738
Intangible assets, net	-	1,716,331	-	-	1,716,331
Right of use asset - financing leases	-	301,126	-	-	301,126
Right of use asset - operating leases	141,388	64,094	-	(141,388)	64,094
Other assets	10,143	-	-	(10,143)	-
Goodwill	-	4,900,873	-	-	4,900,873
Non-current assets held for sale	-	-	-	-	-
Total non-current assets	158,650	9,489,162	-	(158,650)	9,489,162

TOTAL ASSETS	$293,219	$10,135,375	$-	$(293,219)	$10,135,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$358,859	$373,697	$-	$(358,859)	$373,697
Accrued expenses - related party	840,565	1,116,698	-	(840,565)	1,116,698
Current portion of lease liability - financing leases	-	145,174	-	-	145,174
Current portion of lease liability - operating leases	51,835	45,004	-	(51,835)	45,004
Current portion of long-term debt	-	572,644	-	-	572,644
Due to Ecoark Holdings	-	-	-	-	-
Loans payable, current portion	114,155	-	-	(114,155)	-
Loans payable - related parties	53,000	-	-	(53,000)	-
Current liabilities held for sale	-	-	-	-	-
Total current liabilities	1,418,414	2,253,217	-	(1,418,414)	2,253,217

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	-	67,511	-	-	67,511
Loan payable, net of current portion	147,816	-	-	(147,816)	-
Lease liability - financing leases, net of current portion	-	149,884	-	-	149,884
Lease liability - operating leases, net of current portion	89,553	22,519	-	(89,553)	22,519
Non-current liabilities held for sale	-	-	-	-	-
	237,369	239,914	-	(237,369)	239,914

Total liabilities	1,655,783	2,493,131	-	(1,655,783)	2,493,131

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, $0.001 par value	-	-	-	-	-
Common stock, $0.001 par value	22,288	2,228	27,472	-	51,988
Additional paid-in capital	15,373,836	10,398,789	(16,786,160)	1,362,564	10,349,029
Accumulated deficit	(16,758,688)	(2,758,773)	16,758,688	-	(2,758,773)
Total stockholders’ equity (deficit)	(1,362,564)	7,642,244	-	1,362,564	7,642,244

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$293,219	$10,135,375	$-	$(293,219)	$10,135,375

Adjustments:   (1)  To reflect the retained earnings and other equity balances of Banner Midstream Corp., recombination with Wolf Energy Services Inc.

   (2)  To reclassify assets held for sale of FPA.

The consolidated statements of operations and cash flows represent the operations of Banner for the nine months ended December 31, 2022 and 2021 and include cost allocations from Banner’s former parent Ecoark as discussed below.

Cost Allocations

The accompanying consolidated financial statements and footnotes of Banner have been prepared in connection with the closing of the Exchange and have been derived from the consolidated financial statements and accounting records of Ecoark operated on a standalone basis during the periods presented and were prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements reflect allocations of certain Ecoark corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other income and expenses for interest expense on debt that portions were used for Banner Midstream, changes in derivative liabilities on the books of Ecoark for warrants granted in offerings of which proceeds went towards the operations of Banner Midstream, and conversions of debt. As noted, the derivative liabilities are included in Ecoark's financial statement however, the advances made by Ecoark related to the proceeds received that were recognized as a derivative liability are included in the March 31, 2022 balance sheet as "Due to Ecoark Holding". Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, asset, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented pursuant to SAB Topic 1.B.1. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

Management believes the assumptions underlying our financial statements, including the assumptions regarding the allocation of general corporate expenses from Ecoark are reasonable. Nevertheless, our financial statements may not include all actual expenses and income that would have been incurred had the Company operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented.

Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

NOTE 3: REVENUE

The Company recognizes revenue when it transfers promised services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

The following table disaggregates the Company’s revenue by major source for the nine months ended December 31:

	2022	2021
Revenue:
Transportation Services	$15,401,105	$13,754,732
Fuel Rebate	175,819	195,944
Equipment Rental and other	17,500	40,812
	$15,594,424	$13,991,488

There were no significant contract asset or contract liability balances for all periods presented. The Company elected the practical expedients in paragraphs 606-10-50-14 and 50-14A and does not disclose the amount of transaction price allocated to remaining performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed, or variable consideration related to future service periods.

Collections of the amounts billed are typically paid by the customers within 30 to 60 days.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2022 and March 31, 2022:

	December 31,	March 31,
	2022	2022
	(unaudited)
Leasehold improvements	$-	$18,052
Machinery and equipment	2,409,345	3,333,045
Total property and equipment	2,409,345	3,351,097
Accumulated depreciation and impairment	(1,337,407)	(844,359)
Property and equipment, net	$1,071,938	$2,506,738

As of December 31, 2022, the Company performed an evaluation of the recoverability of these long-lived assets. The analysis resulted in no impairment as of related to these assets.

On April 1, 2021, the Company placed back in service equipment of $201,388 with accumulated depreciation of $7,484, which were part of discontinued operations related to Pinnacle Vac. These assets are equipment related to Capstone who is servicing the debt related to the assets.

In February 2022, the Company traded in a vehicle valued at $51,806 for a new vehicle valued at $91,132.

In May 2022, the Company sold $1,530,024 of fixed assets for $580,000.

In October 2022, the Company sold equipment and incurred a loss of $21,227.

Depreciation expense for the nine and three months ended December 31, 2022 and 2021:

	Nine Months Ended December 31,
	2022	2021
	(unaudited)	(unaudited)

Depreciation expense	$144,640	$327,178

	Three Months Ended December 31,
	2022	2021
	(unaudited)	(unaudited)

Depreciation expense	$49,861	$109,060

NOTE 5: INTANGIBLE ASSETS AND GOODWILL

Intangible assets consisted of the following as of December 31, 2022 and March 31, 2022:

	December 31,	March 31,
	2022	2022
	(unaudited)
Customer relationships	$2,100,000	$2,100,000
Non-compete agreements	250,000	250,000
Total intangible assets	2,350,000	2,350,000
Accumulated amortization and impairment	(826,399)	(633,669)
Intangible assets, net	$1,523,601	$1,716,331

In the acquisition of Banner Midstream by Ecoark Holdings, the intangible assets acquired consisted of customer relationships and non-compete agreements valued at $2,350,000. The estimated useful lives of the customer relationships are ten years based on the estimated cash flows from those customer contracts, and the estimated useful lives of the non-compete agreement is five years amortized over a straight-line method. These assets continue to be amortized as there have been no changes or evidence of impairment.

In addition to the statutory based intangible assets noted above, the Company recorded a total of $4,900,873 of goodwill in connection with the acquisition of Banner Midstream by Ecoark Holdings.

The Company assessed the criteria for impairment, and there were no indicators of impairment present as of December 31, 2022 and therefore no impairment is necessary.

	Nine Months Ended December 31,
	2022	2021
	(unaudited)	(unaudited)

Amortization expense	$192,729	$261,611

	Three Months Ended December 31,
	2022	2021
	(unaudited)	(unaudited)

Amortization expense	$64,243	$87,203

The following is the future amortization of the intangibles as of December 31:

2023	$263,363
2024	262,549
2025	230,252
2026	205,144
2027	202,825
Thereafter	359,468
$1,523,601

 NOTE 6: ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2022 and March 31, 2022:

	December 31,	March 31,
	2022	2022
	(unaudited)
Insurance	$917,407	$343,726
Compensation	499,730	245,179
Taxes	67,207	85,000
Interest	19,727	-
Repairs and Maintenance	30,000	-
Professional fees and consulting costs	19,337	442,793
Total	$1,553,408	$1,116,698

NOTE 7: LONG-TERM DEBT

Long-term debt consisted of the following as of December 31, 2022 and March 31, 2022. All of the long-term debt (a – e) in the chart below was repaid prior to the Merger on September 7, 2022. For a full description of the debt, see the Ecoark Holdings SEC Form 10-K filed on July 7, 2022.

	December 31,	March 31,
	2022	2022
	(unaudited)

Note payable – Alliance Bank (a)	$-	$236,755
Commercial loan – Firstar Bank (b)	-	245,217
Auto loan 1 – Firstar Bank (c)	-	16,839
Auto loan 4 – Ally Bank (d)	-	23,012
Tractor loan 6 – Tab Bank (e)	-	118,332
Total long-term debt	-	640,155
Less: current portion	-	(572,644)
Long-term debt, net of current portion	$-	$67,511

Interest expense on long-term debt during the nine months ended December 31, 2022 and 2021 are $15,424 and $65,248, respectively.

FPA entered into a Payroll Protection Plan (PPP) loan with Bank of America and an EIDL loan with the Small Business Administration dated May 4, 2020 and June 23, 2020, respectively in the amounts of $111,971 and $150,000, respectively.

These loans are reflected in current and long-term liabilities held for sale as of December 31, 2022.

NOTE 8: NOTES PAYABLE

During the period ended December 31, 2022, Wolf Energy Services Inc. (formerly Enviro Technologies U.S., Inc.) had been advanced certain amounts by the former directors/management and the former directors/management had converted accrued compensation to both convertible and non-convertible promissory notes as reflected below.

	December 31,	March 31,
	2022	2022
	(unaudited)

Unsecured Convertible Promissory Note (a)	$755,565	$-
Unsecured Convertible Promissory Note (b)	90,000	-
Unsecured Promissory Note (c)	92,667	-
Total notes payable	938,232	-
Less: current portion	(938,232)	-
Notes payable, net of current portion	$-	$-

a.

Unsecured Convertible Promissory Note entered into on August 23, 2022 accruing interest at the rate of 6% per annum payable monthly, maturing August 23, 2023. The note is convertible into shares of the Company’s common stock at a price of $0.015 per share, which was the closing price of the common stock on the date the note was entered into. The note is with the former CEO of the Company. On December 29, 2022, the Company issued 4,000,000 shares of common stock in conversion of $60,000.

b.

Unsecured Convertible Promissory Note entered into on August 23, 2022 accruing interest at the rate of 6% per annum payable monthly, maturing August 23, 2023. The note is convertible into shares of the Company’s common stock at a price of $0.015 per share, which was the closing price of the common stock on the date the note was entered into. The note is with a former director of the Company.

c.

Unsecured Promissory Note entered into on August 23, 2022 accruing interest at the rate of 6% per annum payable monthly, maturing August 23, 2023. The note is with the former CEO of the Company. In the three and nine months ended December 31, 2022, the Company repaid $46,333.

Interest expense on the notes payable during the nine months ended December 31, 2022 and 2021 are $19,727 and $0, respectively, and $13,202 and $0 for the three months ended December 31, 2022 and 2021, respectively.

NOTE 9: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has 5,000,000 shares of preferred stock and 1,000,000,000 shares of common stock authorized at $0.001 par value per share, and there were 78,268,332 and 51,987,832 common shares issued and outstanding at December 31, 2022 and March 31, 2022, respectively, and no shares of preferred stock issued and outstanding, respectively.

In September 2022, the Company issued 51,987,832 shares of common stock in a Share Exchange Agreement with Ecoark Holdings and Banner Midstream Corp. The shares were valued at $0.10 per share ($5,328,753) as that was the value per share of the common stock at closing.

On December 19, 2022, the Company's Board of Directors approved a four-for-one forward stock split for shareholders of record as of December 30, 2022.

On December 29, 2022, the Company issued 4,000,000 shares of common stock in conversion of convertible promissory notes in the amount of $60,000.

There were no equity transactions for the nine months ended December 31, 2021.

Stock Options

As of December 31, 2022, there remains 40,000 fully vested stock options that expire November 2023 at a $0.025 strike price. There is no stock-based compensation for the nine-month and three-month periods ended December 31, 2022 and 2021. The intrinsic value of these options at December 31, 2022 is $2,300.

Restricted Stock Units

Pursuant to the Employment Agreement with the Company's CEO, Jimmy Galla dated November 15, 2022, the Company granted 10,000,000 restricted stock units that vest quarterly for 20 consecutive quarters (500,000 per quarter). The Company has expensed $18,750 in these restricted stock units for the nine months ended December 31, 2022. There was no expense for the nine months ended December 31, 2021.

NOTE 10: CONCENTRATIONS

Customer Concentration. Two and one customers accounted for more than 10% of the accounts receivable balance at each of December 31, 2022 and March 31, 2022, respectively for a total of 97% and 98% of accounts receivable, respectively. In addition, two and two customers represent approximately 80% and 98% of total revenues for the Company for the nine months ended December 31, 2022 and 2021, respectively.

The Company occasionally maintains cash balances in excess of the FDIC insured limit. The Company does not consider this risk to be material.

NOTE 11: LEASES

The Company has adopted ASU No. 2016-02, Leases (Topic 842) and accounts for their leases in terms of the right of use assets and offsetting lease liability obligations under this pronouncement. The Company recorded these leases at present value, in accordance with the standard, using a discount rate between 2.5% and 11.36%. The right of use asset is composed of the sum of all lease payments, at present value, and is amortized straight line over the life of the expected lease term. For the expected term of the lease the Company used the initial terms ranging between 42 and 60 months.

Upon the election by the Company to extend the lease for additional years, that election will be treated as a lease modification and the lease will be reviewed for re-measurement.

The Company has chosen to implement this standard using the modified retrospective model approach with a cumulative-effect adjustment, which does not require the Company to adjust the comparative periods presented when transitioning to the new guidance. The Company has also elected to utilize the transition related practical expedients permitted by the new standard. The modified retrospective approach provides a method for recording existing leases at adoption and in comparative periods that approximates the results of a modified retrospective approach. Adoption of the new standard did not result in an adjustment to retained earnings for the Company.

As of December 31, 2022, the value of the unamortized lease right of use asset for the operating leases is $316,271 (through maturity in September 2027).

As of December 31, 2022, the Company’s lease liability was $317,171 from operating leases.

Maturity of lease liability for the operating leases for the period ended December 31,
2023	$87,461
2024	71,077
2025	72,000
2026	72,000
2027	54,000
Imputed interest	(39,367)
Total lease liability	$317,171

Disclosed as:
Current portion	$72,319
Non-current portion	$244,852

Amortization of the right of use asset for the period ended December 31,

2023	$75,920
2024	62,320
2025	61,827
2026	65,113
2027	51,091

Total	$316,271

Total Lease Cost

Individual components of the total lease cost incurred by the Company is as follows:

	Nine Months	Nine Months
	ended	ended
	December 31,	December 31,
	2022	2021
	(unaudited)	(unaudited)
Operating lease expense	$55,568	$49,055

	Three Months	Three Months
	ended	ended
	December 31,	December 31,
	2022	2021
	(unaudited)	(unaudited)
Operating lease expense	$22,765	$16,552

NOTE 12: DISCONTINUED OPERATIONS

In September, 2022, the Company’s Board of Directors and management after the Share Exchange Agreement, determined that the FPA business will be sold. As this determination represents a strategic shift that will have a major effect on the Company’s operations and financial results, in accordance with ASC 205-20-45-1E, the Company has reclassified FPA’s assets and liabilities as held for sale and presented the results of operations of FPA as discontinued operations, and when FPA is sold, will recognize a gain or loss on disposal.

Current assets as of December 31, 2022 and March 31, 2022 – Discontinued Operations:

	December 31,	March 31,
	2022	2022
Cash	$7,700	$-
Accounts receivable	10,332	-
Inventory	82,090	-
Prepaid expenses	13,927	-
	$114,049	$—

Non-current assets as of December 31, 2022 and March 31, 2022 Discontinued Operations:

	December 31,	March 31,
	2022	2022
Other assets	$10,000	$-
Property and equipment, net	6,913	-
	$16,913	$—

Current liabilities as of December 31, 2022 and March 31, 2022 –Discontinued Operations:

	December 31,	March 31,
	2022	2022
Accounts payable and accrued expenses	$202,129	$-
Current portion of long-term debt	111,971	-
	$314,100	$-

Non-current liabilities as of December 31, 2022 and March 31, 2022 –Discontinued Operations:

	December 31,	March 31,
	2022	2022
Long-term debt	$150,000	$-

	$150,000	$-

The Company reclassified the following operations to discontinued operations for the nine months ended December 31, 2022 and 2021, respectively.

	2022	2021
Revenue	$26,895	$-
Operating expenses	175,413	-
Other (income) loss	7,530	-
Net loss from discontinued operations	$(156,048)	$-

The Company reclassified the following operations to discontinued operations for the three months ended December 31, 2022 and 2021, respectively.

	2022	2021
Revenue	$20,895	$-
Operating expenses	121,806	-
Other (income) loss	5,666	-
Net loss from discontinued operations	$(106,577)	$-

NOTE 13: COMMITMENT

On November 15, 2022, the Company entered into a five-year Employment Agreement with its CEO, Jimmy Galla. Under the terms of the Employment Agreement, the Company agreed to compensate its CEO at a rate of $250,000 annually (“Base Pay”). In addition to the Base Pay, Mr. Galla shall be eligible to earn an annual bonus of up to 100% of the Base Pay based on terms and conditions, including the financial performance of the Company, as well as individual performance goals, as set forth in a bonus plan that is to be determined by the Company’s Board of Directors. The Company also granted Mr. Galla 10,000,000 restricted stock units that vest quarterly for 20 consecutive quarters (500,000 per quarter).

NOTE 14: SUBSEQUENT EVENTS

On January 13, 2023, the Company completed a 4-for-1 forward stock split of its issued and outstanding shares of its common stock to shareholders of record as of the close of business on December 30, 2022. The Company filed articles of amendment to its articles of incorporation with the Secretary of State of the State of Florida effective January 17, 2023. Pursuant to a unanimous written consent of the Company’s board of directors, the only change reflected in the articles of amendment is an increase in the authorized number of shares of common stock of the Company from 250,00,000 shares to 1,000,000,000 shares in connection with the Company’s 4-for-1 forward stock split.

On December 30, 2022, the Company's board of directors and majority shareholder approved a name change of the Company to "Wolf Energy Services Inc.", as the new name will better reflect the Company's business and operations. On January 30, 2023, the Company filed articles of amendment to its articles of incorporation with the Secretary of State of Florida and after processing by FINRA on January 31, 2023, the Company has formally charged its name to Wolf Energy Services Inc. Additionally, effective February 1, 2023, Wolf Energy Services began trading under its new OTCQB ticker symbol, WOEN.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC registration fee	$200
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Transfer agent fees and expenses	$10,000
Miscellaneous	$1,000
Total	$51,200

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation, as amended, and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

● violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

● deriving an improper personal benefit from a transaction,

● voting for or assenting to an unlawful distribution, and

● willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder.

The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below, we did not sell any equity securities within the past three years that were not registered under the Securities Act of 1933, as amended (the “Act”).

On June 9, 2020, the holders of outstanding options to purchase 13,365,000 shares of common stock of the Company exercised such options in accordance with their terms. Exercising option holders included John A. DiBella, our former Chief Executive Officer and former member of the Board of Directors, Raynard Veldman, a former member of the Board of Directors and Adele DiBella, a principal shareholder, among other option holders. The total exercise price of $133,650 was offset by a reduction in the amounts owed to certain of the exercising option holders. The option holders were either accredited or sophisticated investors who had access to business and financial information on our Company, and the issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 3(a)(9) of the Act.

On December 30, 2021, Mr. DiBella and Mr. Veldman entered into conversion agreements with the Company and agreed to accept a portion of their accrued salary and consulting fees, respectively, in shares common stock of the Company at a price of $0.25 per share, which reflects a price per share of 127% above the December 29, 2021 closing stock price of $0.11. Pursuant to the conversion agreements the Company issued an aggregate of 620,000 shares of restricted common stock in satisfaction of an aggregate of $155,000 of accrued salary and consulting fees payable to Mr. DiBella and Mr. Veldman. The issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(a)(2) of the Act.

Effective September 6, 2022, the Company completed a Share Exchange Agreement with Banner Midstream Corp., a Delaware corporation (“Banner Midstream”) and Ecoark Holdings, Inc., a Nevada corporation, and the sole shareholder of Banner Midstream. The Company acquired 100% of the issued and outstanding shares of Banner Midstream in exchange for 51,987,832 shares of the Company’s common stock. The issuance of the 51,987,832 shares of the Company’s common stock described above is exempt from registration under Section 4(a)(2) of the Act.

On August 23, 2022, the Company issued Mr. DiBella and Mr. Veldman 6% unsecured convertible promissory notes in the principal amount of $815,565 and $90,000, respectively, convertible at the option of the holder at $0.015 per share, with a maturity date of September 6, 2023 in satisfaction all of their accrued payroll and Mr. Veldman’s advances to the Company (the “Payroll Notes”). The issuances of the Payroll Notes are exempt from registration under Section 4(a)(2) of the Act.

In addition, on September 6, 2022 the Company issued Mr. DiBella a 6% unsecured promissory note in the principal amount of $139,000, in satisfaction of Mr. DiBella’s advances to the Company with a maturity date of December 6, 2022 (the “Short Term Note”). The issuance of the Short-Term Note was exempt from registration under Section 4(a)(2) of the Act.

Effective December 29, 2022 Mr. DiBella converted $60,000 of the principal amount of the Payroll Note for 1,000,000 shares of restricted common stock pursuant to the conversion terms of the Payroll Note (the “Conversion Shares”), reducing the principal amount under the Payroll Note to $755,565. The issuance of the Conversion Shares was not registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Conversion Shares are being issued in connection with the partial conversion of the Payroll Note; (b) there was no additional consideration of value being delivered by Mr. DiBella in connection with the conversion; and (c) there are no commissions or other remuneration being paid by the Company in connection with the conversion. The Conversion Shares contain a legend restricting their transferability absent registration or applicable exemption.

On November 15, 2022 the Company granted Jimmy Galla, the Company’s Chief Executive Officer and Chief Financial Officer 10,000,000 shares of restricted common stock pursuant to a Restricted Stock Award pursuant to his Employment Agreement dated November 15, 2022. The restricted Stock Award was issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Act. On December 8, 2022, the Company and Jimmy Galla, the Company’s Chief Executive Officer and Chief Financial Officer, agreed to cancel the Restricted Stock Awards dated November 15, 2022 granting Mr. Galla 10,000,000 shares of restricted common stock in exchange of an equal amount of Restricted Stock Units (“RSUs”) under a Restricted Stock Unit Agreement dated December 8, 2022. The RSUs are issued pursuant to the Employment Agreement by and between the Company and Mr. Galla dated November 15, 2022. The RSUs vest in 20 equal quarterly increments on the last day of each calendar quarter, beginning with December 31, 2022, subject to continued employment on each applicable vesting date. The RSUs were issued pursuant to the exemption from registration provided under Section 3(a)(9) of the Act and contain a legend restricting their transferability absent registration or applicable exemption.

EXHIBITS

Item 6. Exhibits

		Incorporated by Reference			Filed or
No.	Exhibit Description	Form	Date Filed	Exhibit Number	Furnished Herewith

2.1	Share Exchange Agreement dated August 23, 2022 by and among Enviro Technologies U.S., Inc., Banner Midstream Corp. and Ecoark Holdings, Inc.*	8-K	8/29/2022	2.1
3.1	Certificate of Domestication and Articles of Incorporation filed in the State of Florida	8-K	12/28/20	3(v)
3.1(a)	Articles of Amendment to Articles of Incorporation effective January 17, 2023 – forward stock split	8-K	1/17/23	3.1
3.1(b)	Articles of Amendment to Articles of Incorporation – name change	8-K	2/1/23	3.1
3.2	Bylaws	10-K	3/31/21	3(ii)
5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.				Filed
10.1	Restricted Stock Unit Agreement by and between the Company and Jimmy Galla dated December 8, 2022+	8-K	12/12/22	10.1
10.2	Employment Agreement by and between the Company and Jimmy Galla dated November 15, 2022+	8-K	11/17/22	10.1
10.3	Indemnification Agreement by and between the Company and Jimmy Galla dated November 15, 2022+	8-K	11/17/22	10.2
10.4	6% Unsecured Convertible Promissory Note dated August 23, 2022 payable to John A. DiBella	8-K	8/29/22	10.1
10.5	6% Unsecured Convertible Promissory Note dated August 23, 2022 payable to Raynard Veldman	8-K	8/29/22	10.2
10.6	6% Unsecured Promissory Note effective September 6, 2022 payable to John A. DiBella	8-K/A	9/12/22	10.3
10.7	Lease Agreement effective August 1, 2022				Filed
16.1	Letter from Liggett & Webb P.A. dated September 23, 2022	8-K	9/23/22	16.1
21.1	List of Subsidiaries				Filed
23.1	Consent of RBSM LLP				Filed
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.	(1)			Furnished (1)
101.INS	Inline XBRL Instance Document.				Filed
101.SCH	Inline XBRL Taxonomy Extension Schema Document.				Filed

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Filed
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Filed
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	Filed
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Filed
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	Filed

107	Exhibit filing fees	Filed

(1)  Contained in Exhibit 5.1

*	Certain schedules and other attachments have been omitted. The Company undertakes to furnish the omitted schedules and attachments to the Securities and Exchange Commission upon request.

+	Management contract or compensatory plan or arrangement.

UNDERTAKINGS

(9)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kilgore, State of Texas, on March 10, 2023.

Wolf Energy Services Inc.

By:	/s/ Jimmy Galla
Name:	Jimmy Galla
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jimmy Galla	March 10, 2023
Jimmy Galla, Director

/s/ Jimmy J.D. Reedy	March 10, 2023
Jimmy J.D. Reedy, Director